Exhibit 2.1

ARRANGEMENT AGREEMENT

by and among

ADENYO INC.

- and -

7761520 CANADA INC.

- and -

MOTRICITY, INC.

- and -

MICHAEL ORR, AS SHAREHOLDER REPRESENTATIVE

January 30, 2011

		Page

ARTICLE 1 INTERPRETATION		1

1.1	Definitions	1
1.2	Interpretation Not Affected by Headings	22
1.3	Article References	22
1.4	Number and Gender	22
1.5	Date for Any Action	22
1.6	Currency	22
1.7	Accounting Matters	22
1.8	Certain Expressions	22
1.9	Statutory References	23
1.10	Calculation of Time Periods	23
1.11	Exhibits and Schedules***	23

***     The schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The descriptions of the omitted schedules are contained within the Agreement. Motricity, Inc. hereby agrees to furnish a copy of any omitted schedule to the Securities and Exchange Commission upon request.

ARTICLE 2 THE TRANSACTION		24

2.1	Arrangement	24
2.2	Interim Order	24
2.3	Special Meeting	25
2.4	Circular	26
2.5	Dissent Rights	28
2.6	Final Order	28
2.7	Court Proceedings	28
2.8	Payment of Consideration	29
2.9	Consideration per Share	29
2.10	Earn-out Amount	31
2.11	Earn-Out Report	31
2.12	Objections to Earn-Out Report; Arbitrating Accountants	32
2.13	Additional Purchase Price	33
2.14	Calculation of Earn-out Amount	33
2.15	Timing and Payment of Earn-out Amount	35
2.16	Withholding Rights	36
2.17	Preparation of Filings; Shareholder Communications and Public Announcements	36
2.18	Articles of Arrangement and Effective Date	38
2.19	United States Section 3(a)(10) Exemption	38
2.20	Effective Date Net Working Capital	40
2.21	Adjustment to Consideration	42
2.22	Additional Understanding	44

-i-

(continued)

(continued)

ARRANGEMENT AGREEMENT

THIS AGREEMENT made this 30th day of January, 2011

BY AND AMONG:

ADENYO INC., a corporation incorporated pursuant to the federal laws of Canada (“Target”)

- and -

7761520 CANADA INC., a corporation incorporated pursuant to the federal laws of Canada (“Acquisition Sub”)

- and -

MOTRICITY, INC., a corporation incorporated pursuant to the laws of the State of Delaware (“Parent”)

- and -

MICHAEL ORR (the “Shareholder Representative”)

WHEREAS upon the terms and subject to the conditions of this Agreement, the Parties intend to complete the Arrangement;

AND WHEREAS Target wishes to support and facilitate the Arrangement on the terms and subject to the conditions set forth in this Agreement and the Board has concluded that it is in the best interests of Target to consummate the Arrangement, on the terms and subject to the conditions set forth in this Agreement, pursuant to which, inter alia, Parent will acquire through Acquisition Sub all of the outstanding common shares of Target, and the Board has unanimously approved this Agreement and intends to recommend that the Arrangement Resolution be approved by the Shareholders, on the terms and subject to the conditions of this Agreement;

AND WHEREAS the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Arrangement and also to prescribe various conditions to the Arrangement;

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth herein, the Parties hereto and the Shareholder Representative agree as follows:

ARTICLE 1

INTERPRETATION

1.1	Definitions

In this Agreement, unless the context otherwise specifies:

“Accounting Records” means, with respect to a Person, the Person’s books of account, accounting records and other financial data and information, including copies of filed Tax Returns and Tax assessment and reassessment notices, and all other correspondence from or with any Governmental Authority in respect of Taxes;

“Accounting Referee” means a nationally or regionally recognized U.S. accounting firm which is reasonably acceptable to Acquisition Sub and the Shareholder Representative;

“Accounts Receivable” means, with respect to a Person, all accounts receivable of the Person, as determined in accordance with IFRS;

“Acquisition Proposal” means any merger, amalgamation, take-over bid, tender offer, arrangement, recapitalization, liquidation, dissolution, share exchange, material sale of assets (or any lease, license agreement, technology partnering arrangement or other arrangement having the same economic effect as a material sale of assets), any material sale of securities of Target or rights or interests therein or thereto, or similar transactions involving Target and/or its Subsidiaries, or a proposal or offer to do so, or any modification or proposed modification of any of the foregoing, excluding the Arrangement or any transaction to which Parent or Acquisition Sub is a party;

“Acquisition Sub” means 7761520 Canada Inc., a corporation incorporated pursuant to the federal laws of Canada;

“Additional Aggregate Initial Consideration” has the meaning ascribed thereto in Section 2.21(c);

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly controls, is controlled by, or is under direct or indirect common control with, the first Person, and includes any Person in like relation to an Affiliate;

“Aggregate Cash Consideration” means an amount of the Aggregate Initial Consideration equal to a minimum of (when taken together with the Escrow Amounts and the Representative Escrow Amount) one-half of the amount in clause (1) of the definition of Aggregate Initial Consideration and a maximum of the entire amount in clause (1) of the definition of Aggregate Initial Consideration, as determined by Acquisition Sub (by written notice to Target delivered at least one Business Day prior to the Special Meeting and, if no such election is delivered, then the Aggregate Cash Consideration, when taken together with the Escrow Amounts and the Representative Escrow Amount, shall equal one-half of the amount in clause (1) of the definition of Aggregate Initial Consideration);

“Aggregate Initial Consideration” means (1)(a) $100,000,000, as adjusted pursuant to Section 2.21(a), multiplied by (b) the Dissent Fraction, minus (2) the Escrow Amounts and the Representative Escrow Amount;

“Aggregate Share Consideration” means a number of shares of Common Stock equal to (a) an amount equal to the Aggregate Initial Consideration minus the Aggregate Cash Consideration, divided by (b) the Effective Price;

“Agreement” means this Arrangement Agreement, including (unless the context otherwise requires) the Exhibits and Schedules attached hereto;

“Annual Financial Statements” means the audited consolidated financial statements of Target as at and for each of the years ended December 31, 2007, December 31, 2008 and December 31, 2009;

“Applicable Law” means, with respect to any Person, property, transaction, event or other matter, any domestic or foreign federal, national, state, provincial or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to the Person, property, transaction, event or other matter;

“Arbitrating Accountants” means a nationally or regionally recognized U.S. accounting firm which is reasonably acceptable to Acquisition Sub and the Shareholder Representative; provided, however, if such parties are unable to agree upon the Arbitrating Accountants each of Acquisition Sub and the Shareholder Representative shall select a qualified Arbitrating Accountant and those two firms shall select a third Arbitrating Accountant to act as the Arbitrating Accountants pursuant to the terms of this Agreement;

“Arrangement” means the arrangement under section 192 of the CBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with Section 9.4 hereof or the Plan of Arrangement or made at the direction of the Court in the Final Order with the consent of Target and Acquisition Sub, each acting reasonably and in good faith;

“Arrangement Resolution” means the special resolution of the Shareholders to approve this Agreement and the Plan of Arrangement to be considered at the Special Meeting, to be substantially in the form and content of Exhibit A hereto;

“Articles” means the articles of incorporation of Target and any amendments thereto;

“Articles of Arrangement” means the articles of arrangement of Target in respect of the Arrangement, required by the CBCA to be sent to the Director after the Final Order is made by the Court, which shall be in form and content satisfactory to Target and Acquisition Sub, each acting reasonably and in good faith;

“Assessments” has the meaning ascribed thereto in Section 4.1(hh);

“Assets” means, with respect to a Person, all of the assets of the Person, whether real, personal or mixed and whether tangible or intangible;

“Average Price” means the average of the closing prices per share of Common Stock on The NASDAQ Global Select Market (as reported in The Wall Street Journal or, if not reported thereby, any other authoritative source), on the 10 consecutive trading days ending on the second trading day prior to the date of issuance of the applicable shares of Common Stock;

“Basket Amount” has the meaning ascribed thereto in Section 10.2;

“Board” means the board of directors of Target as the same is constituted from time to time;

“Books and Records” means, with respect to a Person, the Accounting Records and all books, records, books of account, sales and purchase records, lists of suppliers and customers, credit and pricing information, business and consulting reports and plans and projections of or relating to the Person or that Person’s business and all other documents, files, records, correspondence, and other data and information, financial or otherwise, relating to that Person or its business, including all data and information stored electronically or on computer related media and including any of the foregoing in the possession of third parties;

“Business” means the business carried on by Target which includes (i) marketing via mobile devices, including but not limited to distributing advertising imbedded in mobile content (sms, text, applications, video, websites), facilitating messaging through mobile devices (alerts, notifications, contests, coupons, polls), and creating and modifying marketing content for the mobile medium and (ii) predictive analytics to segment and target mobile consumers;

“Business Day” means any day other than a Saturday, a Sunday or any other day on which commercial banks in New York City, New York are authorized or required to close on which Schedule I Canadian chartered banks are open for business in Toronto;

“Capital Expenditures” means amounts that are expended on property, plant and equipment and intangible assets which are recorded as assets under IFRS;

“Cash Consideration” means an amount of cash equal to the Aggregate Cash Consideration divided by the aggregate number of Target Shares immediately prior to the Effective Time (not including any Target Shares in respect of which Dissent Rights have been validly exercised in accordance with the Interim Order and the Plan of Arrangement);

“Cash Earn-out Amount” means the portion of the Earn-out Amount that is elected by Acquisition Sub to be paid in cash;

“CBCA” means the Canada Business Corporations Act;

“Certificate of Arrangement” means the certificate of arrangement to be issued by the Director pursuant to subsection 192(7) of the CBCA in respect of the Articles of Arrangement;

“Certifications” has the meaning ascribed thereto in Section 3.2(j);

“Circular” means the proxy, notice of the Special Meeting and accompanying management proxy circular, including all schedules, appendices and exhibits thereto, to be sent to the Shareholders in connection with the Special Meeting, as amended, supplemented or otherwise modified from time to time;

“Claim” means any demand, action, suit, proceeding, investigation or claim, and any grievance, arbitration, assessment, reassessment, judgment, order or settlement or compromise relating thereto;

“Closing Price” means the average of the closing prices per share of Common Stock on The NASDAQ Global Select Market (as reported in The Wall Street Journal or, if not reported thereby, any other mutually agreed authoritative source), on the ten (10) consecutive trading days ending on the second trading day prior to the Effective Date;

“Code” means the United States Internal Revenue Code of 1986, as amended;

“Collective Agreement” means each contract, agreement, letter of understanding, letter of interest or other written agreement with any trade union, council of trade unions or employee association, employee bargaining agent or affiliated bargaining agent in respect of any Target Company or applicable to any Employee;

“Common Stock” means the Common Stock of Parent, par value $0.001 per share;

“Competition Act” means the Competition Act (Canada), as amended, and the Notifiable Transactions Regulations thereto;

“Condition of the Business” or “Condition of its Business” means, in relation to any Target Company, the condition of such Target Company, including its Assets, liabilities, operations, activities, earnings, affairs and financial position;

“Consents” means collectively, the Contractual Consents, the Regulatory Approvals and the Shareholder Approval;

“Contracts” means all pending and executory contracts, agreements, leases and arrangements (whether oral or written) to which Target or a Target Subsidiary is a party or by which Target or a Target Subsidiary or any of their respective properties or assets or the Business is bound or under which Target or a Target Subsidiary has rights;

“Contractual Consents” means those consents of third Persons required under Contracts to which any of the Target Companies is a party in order to complete the transactions contemplated by this Agreement, a complete and accurate list of which is set forth in Schedule 1.1-A;

“Copyleft License” means any license that requires, as a condition of use, modification and/or distribution of Copyleft Materials, that such Copyleft Materials, as modified by a Target Company, or other software or content incorporated into, derived from, used, or distributed with such Copyleft Materials (or Target Company modifications thereto): (i) in the case of Software, be made available or distributed in a form other than binary form

(e.g., source code form), (ii) be licensed for the purpose of preparing derivative works, (iii) be licensed under terms that allow the products or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of law), or (iv) be redistributable at no license fee. Copyleft licenses include the GNU General Public License, the GNU Lesser General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License, and all Creative Commons “sharealike” licenses;

“Copyleft Materials” means any Software or content subject to a Copyleft License;

“Corporate Records” means (i) all constating documents and by-laws; (ii) all shareholders agreements, including unanimous shareholders agreements; (iii) all minutes of meetings and resolutions of shareholders, policyholders (if applicable) and directors (and any committees thereof); (iv) the register of directors and shareholders; and (v) all other records that are required by applicable corporate legislation to be maintained;

“Court” means the Ontario Superior Court of Justice (Commercial List);

“Damages” has the meaning ascribed thereto in Section 10.2;

“Depositary” means Computershare Investor Services Inc. (or an affiliate thereof located in Canada), or such other Person located in Canada as the Parties and the Shareholder Representative may mutually agree, in its capacity as depositary for the Arrangement;

“Depositary Agreement” means a depositary agreement, in form and substance reasonably acceptable to Target and Acquisition Sub, by and among Acquisition Sub, Target and the Depositary;

“Director” means the Director appointed pursuant to Section 260 of the CBCA;

“Dissent Fraction” means a fraction, the numerator of which is the aggregate number of Target Shares immediately prior to the Effective Time (not including any Target Shares in respect of which Dissent Rights have been validly exercised in accordance with the Interim Order and the Plan of Arrangement) and the denominator of which is the aggregate number of Target Shares (including any Target Shares in respect of which Dissent Rights have been validly exercised in accordance with the Interim Order and the Plan of Arrangement) immediately prior to the Effective Time;

“Dissent Rights” means the right to dissent in respect of the Arrangement described in the Plan of Arrangement;

“Dissenting Shareholder” means a Shareholder that, in connection with the Arrangement Resolution, has duly exercised its Dissent Rights and has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights, but only in respect of Target Shares in respect of which Dissents Rights are validly exercised by such Shareholder;

“Earn-out Amount” means the amount determined by Section 2.14; provided, that such amount may be reduced by the amount of Damages, if any, incurred or suffered by any Parent Indemnitee pursuant to the terms and conditions set forth in Article 10;

“Earn-out Period” means the twelve-month period commencing with the first full calendar month after the Effective Date;

“Earn-out Period Income Statement” means the unaudited consolidated income statement of Target for the Earn-out Period prepared in accordance with US GAAP;

“Earn-out Provisions” has the meaning ascribed thereto in Section 2.10;

“Earn-out Report” means a report, setting forth, in reasonable detail, a computation of Revenue and EBITDA for Target (which shall be computed in accordance with the definitions set forth herein) during the Earn-out Period, and includes a copy of the Earn-out Period Income Statement;

“Earn-out Targets” means, collectively, the Revenue Targets and the EBITDA Targets;

“EBITDA” means the net income (loss) of Target, determined in accordance with US GAAP and subject to the adjustments set forth on Exhibit C attached hereto, before interest expense, provision for income taxes, depreciation and amortization, and shall be calculated based on the operations of the Target during the Earn-out Period as follows:

(a)	“EBITDA” shall equal the sum (without duplication) of the following:

(i)	Net income;

(ii)	plus, the provision for income taxes of Target (whether accrued or paid in cash or deferred) deducted in determining net income;

(iii)	plus, the amount of interest expense deducted in determining net income;

(iv)	plus, the amount of depreciation and amortization deducted in determining net income;

(v)	plus, the amount of any foreign currency losses deducted in determining net income;

(vi)	minus, the amount of any foreign currency gains added in determining net income;

(vii)	minus, all amounts of either non-cash gains or gains outside the ordinary course of business, including without limitation any gains or profits realized from the sale of any assets not in the ordinary course of business, included in determining net income;

(viii)	plus, cash and non-cash losses outside the ordinary course of business included in determining net income and other losses included in determining net income to the extent Parent Indemnitees have received indemnification payments pursuant to Section 10.2(a) in respect of such losses;

(ix)	plus, the amount of integration/restructuring costs set forth on Schedule 1.1-D attached hereto (to the extent included in determining net income) and the amount of other integration/restructuring charges included in determining net income solely to the extent Acquisition Sub consents in writing to their inclusion in this (ix); and

(x)	plus, the amounts, if any, by which any intercompany charges against the Target Companies from Parent or its Subsidiaries (other than the Target Companies) or intercompany revenues from the Target Companies to Parent or its Subsidiaries (other than the Target Companies), in each case to the extent included in determining net income, exceed the actual documented costs or revenues, as applicable.

(b)	Notwithstanding the foregoing, in determining EBITDA:

(i)	EBITDA shall not include any gain, loss, income or expense resulting from an adjustment or write-off to any goodwill or intangibles related to the acquisition of Target;

(ii)	EBITDA shall not include any gain, loss, income or expense related to any new line of business added to the Target Companies after the Effective Date; and

(iii)	EBITDA shall not include any charge for a general overhead allocation from Parent, but shall include expenses incurred by the Target Companies for services and goods provided by Parent and its Subsidiaries (other than the Target Companies), subject to (a)(x) above;

“EBITDA Targets” means the EBITDA targets listed in Section 2.14;

“Effective Date” means the date upon which the Arrangement becomes effective as provided in the Plan of Arrangement;

“Effective Date Indebtedness” has the meaning ascribed thereto in Section 2.20;

“Effective Date Net Working Capital” means, as of the Effective Date, the current assets of Target on a consolidated basis determined in accordance with US GAAP, minus all liabilities of Target on a consolidated basis determined in accordance with US GAAP (but excluding the Final Effective Date Indebtedness);

“Effective Price” means the Closing Price if the Closing Price is between $14.98 and $22.48 per share. If the Closing Price is above $22.48 per share, then the Effective Price shall be fixed at $22.48 per share. If the Effective Price is below $14.98 per share, then the Effective Price shall be fixed at $14.98 per share;

“Effective Time” means 12:01 a.m. Eastern Time on the Effective Date;

“Employee Plans” means all plans, arrangements, agreements, programs and policies, other than statutory plans, with respect to the Employees or former Employees or any director or officer or former director or officer of any Target Company or to which any Target Company makes or is required to make any contribution, provide, make available or is in any way liable for any benefit which provides for or relates to employee benefits, including without limitation:

(a)	bonus, profit sharing or deferred profit sharing, long-term incentive, short term incentive, performance compensation, deferred or incentive compensation, share compensation, share purchase, share option, share appreciation, phantom stock, employee loans, supplemental employee retirement plan, supplemental retirement income plans, change of control agreements, retention agreements or any other compensation in addition to salary;

(b)	registered or unregistered, qualified or nonqualified, pension plans, pensions, supplemental pensions, registered retirement savings plans, defined contribution plans including group registered retirement savings plans and deferred profit sharing plans, multiemployer plans, defined benefit plans and retirement compensation arrangements; or

(c)	hospitalization, health and other medical benefits, life and other insurance, dental, vision, legal, long-term and short-term disability, salary continuation, vacation, supplemental unemployment benefits, education assistance, profit-sharing, mortgage assistance, employee loan, employee assistance;

“Employees” means all employees of the Target Companies and “Employee” means any one of them;

“Encumbrance” means any mortgage, trust, lien, pledge, charge, security interest, restriction, claim, easement, encroachment, leasehold estate, defect of title, trust or deemed trust, encumbrance, right to use or acquire, ownership interest, action, charge or right of claim, demand, restriction or other right of a third party or other encumbrance of any nature or any right or privilege capable of becoming any of the foregoing, in each case whether registered or unregistered;

“Environment” includes the air, surface water, groundwater, body of water, any land, soil or underground space even if submerged under water or covered by a structure, all living organisms and the interacting natural systems that include components of air, land, water, organic and inorganic matters and living organisms and the environment or natural environment as defined in any Environmental Law and “Environmental” will have a similar extended meaning;

“Environmental Claims” has the meaning ascribed thereto in Section 4.1(ll);

“Environmental Laws” means all Applicable Laws relating in whole or in part to the Environment including those relating to the storage, generation, use, handling,

manufacture, processing, transportation, import, export, treatment, release or disposal of any Hazardous Substance and any laws relating to asbestos or asbestos containing materials in the Environment, in the workplace or in any building or elsewhere;

“Equipment Leases” means the leases of personal property to which any of the Target Companies is a party;

“ERISA” means the United States Employee Retirement Income Security Act of 1986, as amended;

“ERISA Affiliate” has the meaning ascribed thereto in Section 4.1(ii)(x);

“Escrow Account” and “Escrow Accounts” have the meanings ascribed thereto in Section 2.9(c);

“Escrow Agent” means JPMorgan Chase Bank, National Association, Toronto Branch, or such other Person located in Canada as the Parties may mutually agree, as escrow agent;

“Escrow Agreement” means an escrow agreement, in form and substance reasonably acceptable to Target and Acquisition Sub, for the Escrow Agent to hold in escrow the Escrow Indemnity Amount, the Escrow Tax Amount and the Representative Escrow Amount;

“Escrow Amounts” means, collectively, the Escrow Indemnity Amount and the Escrow Tax Amount, and “Escrow Amount” means any of them individually;

“Escrow Indemnity Amount” means $5,500,000; provided, that such amount may be increased to $7,500,000 at the Effective Date in accordance with Schedule 5.3(e);

“Escrow Tax Amount” means $14,000,000; provided, that such amount may be reduced to $0 at the Effective Date in accordance with Section 5.3(f);

“Estimated Effective Date Statement of Indebtedness” has the meaning ascribed thereto in Section 2.20;

“Estimated Effective Date Statement of Net Working Capital” has the meaning ascribed thereto in Section 2.20;

“Estimated Effective Date Statements” has the meaning ascribed thereto in Section 2.20;

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended;

“Final Effective Date Indebtedness” has the meaning ascribed thereto in Section 2.20;

“Final Effective Date Net Working Capital” has the meaning ascribed thereto in Section 2.20;

“Final Order” means the final order of the Court to be made in accordance with Section 2.6, in a form acceptable to Target and Acquisition Sub, each acting reasonably and in good faith, approving the Arrangement as such order may be amended by the Court (with the consent of both Target and Acquisition Sub, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is acceptable to both Target and Acquisition Sub, each acting reasonably) on appeal;

“Financial Statements” means (a) the Annual Financial Statements; and (b) the Interim Financial Statements;

“Governmental Authority” means (a) any national, multinational, federal, provincial, territorial, regional, state, municipal or local government or governmental or public department; (b) any central bank, court, tribunal, arbitrator or board of arbitration, commission, commissioner, board, bureau, agency, ministry or instrumentality, domestic or foreign; (c) any subdivision or authority of any of the foregoing; or (d) any quasi-governmental or private body duly authorized under Applicable Law to exercise any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

“Hazardous Substance” means any pollutant, contaminant, waste, hazardous substance, hazardous material, storage tank, toxic substance, dangerous substance or dangerous good as defined, judicially interpreted or identified in any Environmental Law;

“IFRS” means the International Financial Reporting Standards (IFRS) developed by the International Accounting Standards Board (IASB), applied on a basis consistent with the basis on which the applicable financial statements were prepared;

“Indebtedness” of any Target Company means: (a) any liability for borrowed money, or any monetary liability evidenced by an instrument for the payment of money, or any monetary liability incurred in connection with the acquisition of any property, services or assets (including securities), whether contingent or otherwise, any indebtedness of another Person guaranteed in any manner by a Target Company (including guarantees in the form of an agreement to repurchase or reimburse), any indebtedness or liabilities secured by an Encumbrance (other than Permitted Encumbrances arising by operation of law) on any Assets of a Target Company, any amounts owed by a Target Company to any Person under any noncompetition or consulting arrangements, any amounts owed to Affiliates of a Target Company (including intercompany trade and accounts payable) other than to another Target Company, all issued but uncleared checks issued by any Target Company that are outstanding as of the Effective Date, or any monetary liability relating to a capitalized lease obligation, other than accounts payable or any other indebtedness to trade creditors created or assumed in the ordinary course of business in connection with the obtaining of materials, services or portfolio investments; (b) any obligations to reimburse the issuer of any letter of credit, surety bond, performance bond or other guarantee of contractual performance, in each case whether drawn or contingent; (c) any payments, fines, fees, penalties or other amounts applicable to or otherwise incurred in connection with or as a result of any prepayment or early satisfaction of any obligation described in clauses (a) and (b) above and in each case without duplication; and (d) all Relevant Costs;

“Indemnified Party” has the meaning ascribed thereto in Section 10.3;

“Indemnifying Party” has the meaning ascribed thereto in Section 10.3;

“Information Systems” means the Software, applications, hardware, telecommunications, network connections, peripherals and related communication and technology infrastructure (excluding communication infrastructure that is generally accessible by the public) used by the Target Companies;

“Intellectual Property” means all rights to and interests in any of the following in any jurisdiction throughout the world:

(a)	all business names, trade names, corporate names, Internet domain names, domain name registrations, website names and worldwide web addresses;

(b)	all patents, patent applications and patent disclosures filed with a Governmental Authority (including all re-examinations, reissues, divisionals, revisions, continuations, continuations-in-part and extensions of any patent or patent application);

(c)	all registered industrial designs (including utility model rights, design rights and industrial property rights) and applications for and registration of industrial designs, and design patents;

(d)	all trade-marks, service marks, designs, trade dress, logos, slogans and all other indicia of origin and registrations, applications for registration and renewals in connection therewith;

(e)	all copyright in all works which are subject to copyright (and including Software, databases and related documentation), other works of authorship (whether or not copyrightable) and database rights and all registrations, applications for registrations and renewals in connection therewith;

(f)

all rights and interests in and to inventions (whether or not patentable or reduced to practice), improvements, processes, lab journals, notebooks, data, trade secrets, designs, logic diagrams, algorithms, know-how, product formulae and information, manufacturing, engineering and other drawings and manuals, technology, blue prints, research and development reports, agency agreements, technical information, technical assistance, engineering data, design and engineering specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, and similar materials recording or evidencing expertise or information, including without limitation all trade secrets, know how and other confidential information (collectively, “trade secrets”); and

(g)	all other proprietary and intellectual property rights throughout the world.

“Interim Financial Statements” means the unaudited consolidated financial statements of Target for the nine-month period ended September 30, 2010;

“Interim Order” means the interim order of the Court to be made in accordance with Section 2.2 and in a form acceptable to the Parties, acting reasonably and in good faith, providing for, among other things, the calling and holding of the Special Meeting, as the same may be amended by the Court with the consent of Target and Acquisition Sub, each acting reasonably and in good faith;

“Interim Period” means the period from and including the date of this Agreement until the earlier of the Effective Time and the date that this Agreement is terminated in accordance with its terms;

“Leased Premises” means the lands and plants, buildings, structures, erections, improvements, appurtenances and fixtures (including fixed machinery and fixed equipment) which are subject to leases or agreements in the nature of a lease of Real Property to which any of the Target Companies is a party and all easements, licenses, rights and appurtenances relating to the foregoing;

“License” means any license, permit, certificate, consent, order, grant, authorization, approval, classification, registration, right, privilege, waiver, concession, franchise or other authorization issued, granted, conferred or otherwise created by a Governmental Authority;

“Lock-up Agreements” has the meaning ascribed thereto in Section 2.8;

“Material Adverse Effect” means any material adverse change, event, circumstance or development with respect to, or material adverse effect on, (a) the Business, Assets, liabilities, capitalization, condition (financial or other) or results of operations of the Target Companies or their Business, except for any such effect attributable to or resulting from (i) changes in general local, domestic, foreign, or international economic conditions, (ii) general changes in the industries or markets in which the Target Companies operate, (iii) acts of war, sabotage, terrorism, military actions or the escalation thereof, or (iv) changes in Applicable Law or accounting rules or principles, including changes in IFRS, in each case, to the extent (i), (ii), (iii) or (iv) do not disproportionately affect any of the Target Companies or their Business in relation to other companies in the industry in which the Target Companies primarily operate, or (b) Target’s ability to consummate the transactions contemplated hereby.

“Material Contract” means, in respect of a Target Company:

(a)	any Contract or group of related contracts with the same party which involves or may reasonably be expected to involve the payment to or by one or more Target Companies of more than $100,000, or the provision to or by one or more Target Companies of some other form of value of an equivalent amount, per year;

(b)	any joint venture or partnership agreement (or any other agreements relating to ownership of or investments in any business or enterprise) or shareholders agreement by which a Target Company is bound;

(c)	any Contract which involves a right of first refusal, warrant, option, call, commitment or plan or agreement of any kind that would enable any other Person to purchase or otherwise acquire any shares in the capital of a Target Company;

(d)	any Contract which involves an exclusivity obligation on the part of a Target Company in favour of any other Person;

(e)	any Contract restricting a Target Company from engaging in any business anywhere in the world, including Canada, during any period of time;

(f)	any Contract with any labor union or any bonus, pension, profit sharing, retirement or any other form of deferred compensation plan or any stock purchase, stock option or similar plan or practice, whether formal or informal, or any severance agreement or arrangement;

(g)	any management agreement, contract for the employment of any officer, manager, partner, individual employee or other person on a full-time, part-time or consulting basis or providing for the payment of any cash or other compensation or benefits upon the sale of the Business or prohibiting competition;

(h)	any Contract relating to Indebtedness or placing an Encumbrance on any of the Assets of a Target Company or letter of credit arrangements;

(i)	any Contract relating to currency exchange, commodities or other hedging arrangements;

(j)

any Contracts which involves or may reasonably be expected to involve the payment to or by one or more Target Companies of more than $100,000, or the provision to or by one or more Target Companies of some other form of value of an equivalent amount, per year (A) pursuant to which a Target Company grants or is granted a license or covenant not to sue under any Intellectual Property, and (B) with respect to the joint development of Intellectual Property by or on behalf of a Target Company and any other Person (or, if material, the development of Intellectual Property for or on behalf of a Target Company by any other Person (other than Contracts with consultants or independent contractors entered into in the ordinary course of business pursuant to which all Intellectual Property arising under such Contracts has been assigned to a Target Company)), or the assignment of Intellectual Property by a Target Company to any other Person, (other than, with respect to each of subsection (A), (x) licenses granted to a Target Company of commercially-available Software with a replacement cost and/or annual license or maintenance fee of less than $25,000 in the aggregate and (y) non-exclusive licenses to use and access Software granted by a Target Company to customers in the ordinary course of business);

(k)	any broker, distributor, vendor or maintenance agreements which involves or may reasonably be expected to involve the payment to or by one or more Target Companies of more than $100,000, or the provision to or by one or more Target Companies of some other form of value of an equivalent amount, per year;

(l)	any Contract, other than an employment agreement, with any officer, former officer, director, former director, employee, former employee, Shareholder, or Affiliate of a Target Company (excluding any solely between Target Companies);

(m)	any Contract with respect to the Leased Premises;

(n)	any power of attorney executed by or on behalf of a Target Company pursuant to which such Target Company has granted another Person authority to act in such Target Company’s name or on such Target Company’s behalf;

(o)	any Contract of guarantee, indemnification, assumption or endorsement of, or a similar commitment with respect to, the obligations, liabilities or indebtedness of any other Person (excluding any made solely between Target Companies and except for indemnification obligations of a Target Company in respect of obligations of that Target Company under Contracts entered into by that Target Company in the ordinary course); and

(p)	any other Contract that is otherwise material to any of the Target Companies;

“Non-Active Employees” means the Employees who are absent from work as of the Effective Time by reason of short or long term disability or by reason of authorized leave of absence, but for greater certainty does not include Employees who are absent from work as of the Effective Time by reason of holiday, vacation or scheduled day off;

“Non-Disclosure Agreement” means the Mutual Non-Disclosure Agreement between Parent and Target dated April 28, 2010, as amended or extended;

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any license approved by the Open Source Initiative, or any Creative Commons License. For the avoidance of doubt, Open Source Licenses include Copyleft Licenses;

“Open Source Materials” means any Software or content subject to an Open Source License;

“Order” means any order (draft or otherwise), judgment, decision, injunction, decree, award or writ of any Governmental Authority, or other Person;

“ordinary course” or “normal course”, when used in relation to the conduct of the Business of a Target Company, means any transaction which constitutes an ordinary business activity of that Target Company conducted in a commercially reasonable and businesslike manner consistent with such Target Company’s past practices;

“Outside Date” means April 30, 2011 or such later date as may be agreed to in writing by Target, Acquisition Sub and Parent;

“Parent Indemnities” has the meaning ascribed thereto in Section 10.2;

“Parties” means Acquisition Sub, Parent and Target, and “Party” means any one of them;

“Pension Plan” means an Employee Plan that is either (a) a “registered pension plan” as that term is defined in subsection 248(1) of the Tax Act or (b) a “pension plan” within the meaning of Section 3(2) of ERISA;

“Permitted Encumbrances” means, as of any particular time, any of the following Encumbrances:

(a)	Encumbrances imposed by Applicable Law, including construction carriers’, warehousemen’s, workers’, repairers’, storers’, mechanics’ and other similar Encumbrances, in each case, incurred in the ordinary course of business for sums not yet due or payable or being contested in good faith by appropriate proceedings if, in each case, adequate reserves with respect thereto are maintained on the books of Target in accordance with IFRS;

(b)	Encumbrances for Taxes and utilities not yet due or payable or which are being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of Target in accordance with IFRS; and in the case of contested Taxes, there is no requirement under Applicable Law that such Taxes be paid or secured notwithstanding such contest;

(c)

survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of Real Property or Encumbrances incidental to the conduct of the business of any Target Company or to the ownership of its tangible properties, in each case, provided that the same are complied with in all material respects and which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business by any Target Company, as applicable;

(d)	leases and subleases granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of any of the Target Companies and do not secure any Indebtedness unless disclosed in the Financial Statements;

(e)	purchase price conditional sales contracts and equipment leases entered into in the ordinary course of business of any Target Company;

(f)	capital leases entered into in the ordinary course of business of any Target Company;

(g)	the contractual rights of the licensor in Intellectual Property licensed to a Target Company and to the extent that a license granted by a Target Company would be an Encumbrance, the rights of a licensee under any Intellectual Property licensed by a Target Company to the licensee; and

(h)	Encumbrances specifically disclosed in the Financial Statements;

“Person” includes any individual, firm, partnership, joint venture, venture capital fund, association, trust, trustee, executor, administrator, legal personal representative, estate, group, company, corporation, limited liability company, unincorporated association or organization, Governmental Authority, syndicate or other entity, whether or not having legal status;

“Personal Information” means any information about an identifiable individual which is protected by any Privacy Law;

“Plan of Arrangement” means the plan of arrangement, substantially in the form of Exhibit B, and any amendments or variations thereto made in accordance with Section 9.4 hereof or the Plan of Arrangement or made at the direction of the Court in the Final Order with the consent of Target and Acquisition Sub, each acting reasonably;

“Privacy Law” means any Applicable Law relating to the protection of Personal Information including the Personal Information Protection and Electronic Documents Act (Canada);

“Privacy Policies” means the practices, policies and procedures of the Target Companies in respect of Personal Information;

“Proposed Effective Date Statement of Indebtedness” has the meaning ascribed thereto in Section 2.20;

“Proposed Effective Date Statement of Net Working Capital” has the meaning ascribed thereto in Section 2.20;

“Proposed Effective Date Statements” has the meaning ascribed thereto in Section 2.20;

“Proprietary Intellectual Property” means all Intellectual Property owned by a Target Company, and for the avoidance of doubt excludes Third Party Intellectual Property;

“Proprietary Software” means all Software owned by a Target Company and for the avoidance of doubt excludes Third Party Software;

“Real Property” means real property leased or owned by one of the Target Companies; and “Real Properties” means all of them;

“Record Date” means the record date fixed pursuant to the Interim Order for purposes of determining those Shareholders entitled to receive notice of, and vote at, the Special Meeting;

“Regulatory Approvals” means those sanctions, rulings, consents, orders, exemptions, permits and other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of Governmental Authorities listed in Schedule 1.1-B;

“Release Date” has the meaning ascribed thereto in Section 2.8;

“Relevant Costs” means an amount equal to (a) all out-of-pocket third costs and expenses incurred by any of the Target Companies in connection with the sale process or the preparation, execution and delivery of this Agreement or any of the Transaction Documents and actions taken at the direction of or on behalf of the Shareholders to permit the Shareholders and the Target Companies to consummate the transactions contemplated by this Agreement which have not been paid prior to the Effective Date, including financial advisory fees, legal fees, regulatory filing fees, the fees payable to the Escrow Agent pursuant to the Escrow Agreement with respect to the Representative Escrow Account and the Tax Escrow Account and the fees and expenses of the Depositary, and including any special closing bonuses, retention bonuses or payments outside of the ordinary course of business paid to any employees or advisors of any Target Company (provided, that Relevant Costs shall not include the incremental cost of Target’s 2010 audit incurred due to Parent’s request for the audit to be completed by March 7, 2011, up to a maximum amount of $165,000) minus (b) $1,500,000 (provided, that Relevant Costs shall not be less than zero in determining Indebtedness);

“Representative Escrow Account” has the meaning ascribed thereto in Section 2.9(d);

“Representative Escrow Amount” means $500,000;

“Representative Expenses” means the out-of-pocket expenses (including attorney’s fees and court costs) incurred by the Shareholder Representative on behalf of the Shareholders in its capacity as the Shareholder Representative;

“Revenue” means the revenue of Target recognized in accordance with US GAAP, subject to the adjustments set forth on Exhibit C attached hereto and excluding any revenue related to any new line of business added to the Target Companies after the Effective Date (other than any new products developed by Target after the Effective Date that are based on Target’s product development plan existing as of the Effective Date). For purposes of determining revenue, it is the intent of the Parties that revenue of Target include any revenue generated by the sale of Target’s products and services using Target’s technology existing as of the Effective Date to the extent it is identifiable;

“Revenue Targets” means the Revenue targets listed in Section 2.14;

“Rights” means any options, rights (including rights of first refusal), warrants, preemptive rights, subscription privileges any similar rights issued or granted by a body corporate (whether or not currently exercisable or exercisable on conditions) to purchase shares or convertible securities of such body corporate;

“SEC” means the United States Securities and Exchange Commission;

“Section 3(a)(10) Exemption” has the meaning ascribed thereto in Section 2.19;

“Securities Act” means the United States Securities Act of 1933, as amended;

“Share Consideration” means a number of shares of Common Stock equal to the Aggregate Share Consideration divided by the aggregate number of Target Shares immediately prior to the Effective Time (not including any Target Shares in respect of which Dissent Rights have been validly exercised in accordance with the Interim Order and the Plan of Arrangement);

“Share Earn-out Amount” means the portion of the Earn-out Amount that is elected by Acquisition Sub to be paid in shares of Common Stock;

“Shareholder Approval” means, in respect of the Arrangement Resolution, (a) the affirmative vote of not less than 66  2/3% of the votes cast by the holders of Target Shares in person or by proxy at the Special Meeting, and (b) the affirmative vote of not less than a majority of the votes cast by the holders of Target Shares, other than any affiliates (as defined in the CBCA) of Target, in person or by proxy at the Special Meeting;

“Shareholder Representative” means Michael Orr, and any replacement appointed in accordance with Section 12.3;

“Shareholders” means all Persons who are registered holders of Target Shares;

“Software” means any computer program, operating system, application, firmware or software of any nature, including all object code, source code, comment code, interfaces, tools and any related documentation;

“Special Meeting” means the special meeting of the Shareholders to be called and held in order to consider and, if thought appropriate, approve the Arrangement Resolution;

“Special Representations” means the representations and warranties set forth in Sections 4.1(b) (Organization), 4.1(d) (Authority Relative to this Agreement), 4.1(e) (Execution and Enforceability), 4.1(q) (Financial Advisors), 4.1(r) (Tax Matters), 4.1(s) (Shares and Voting Rights), 4.1(t) (No Options), 4.1(bb) (Indebtedness), and 4.1(pp) (Related Party Transactions);

“Subsidiary” of any Person means any other Person (a) more than 50% of whose outstanding shares or securities representing the right to vote for the election of directors or other managing authority of such other person are, now or hereafter, owned or controlled, directly or indirectly, by such first person, but such other person shall be deemed to be a Subsidiary only so long as such ownership or control exists, or (b) which does not have outstanding shares or securities with such right to vote, as may be the case in a partnership, joint venture or unincorporated association, but more than 50% of whose ownership interest representing the right to make the decisions for such other person is, now or hereafter, owned or controlled, directly or indirectly, by such first person, but such other person shall be deemed to be a Subsidiary only so long as such ownership or control exists;

“Target Companies” means Target and the Target Subsidiaries and “Target Company” means any of them;

“Target Options” means the options to acquire shares in the capital of Target as required to be set forth in Schedule 4.1(t);

“Target Shares” means all of the issued and outstanding shares in the capital of Target;

“Target Subsidiaries” means Adenyo Inc., Adenyo USA, Inc., Adenyo SAS, Adenyo Telecom Mobile Inc., Adenyo Corp, Adenyo International Ltd., Generation 5 Mathematical Technologies Inc., Silverback Media Limited, Silverback Media Plc and Silverback Wireless, Inc.;

“Target Warrants” means the warrants to acquire shares in the capital of Target as required to be set forth in Schedule 4.1(t);

“Tax” and “Taxes” means, with respect to any Person, all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits) and all capital taxes, premium taxes, gross receipts taxes, environmental taxes, sales taxes, use taxes, goods and services taxes, harmonized sales taxes, customs duties, ad valorem taxes, value added taxes, excise taxes, transfer taxes, franchise taxes, license taxes, withholding taxes, payroll taxes, premiums and charges pursuant to any workplace safety and insurance legislation, employment taxes, Canada or Québec Pension Plan premiums, severance, social security, workers’ compensation, employment insurance or compensation taxes or premiums, stamp taxes, occupation taxes, property taxes, windfall profits taxes, alternative or add-on minimum taxes, or other taxes, duties, rates, fees, imposts, levies, assessments or charges of any kind whatsoever, together with any interest and any fines, penalties or additional amounts imposed by any Governmental Authority (domestic or foreign) on such Person, and any interest, fines, penalties, additional taxes and additions imposed with respect to the foregoing;

“Tax Act” means the Income Tax Act (Canada);

“Tax Return” means a report, return, filing, declaration, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof;

“Third Party Claim” has the meaning ascribed thereto in Section 10.3;

“Third Party Intellectual Property” means all Intellectual Property Used by the Business or in respect of which a Target Company has a right, license or interest to Use pursuant to a Contract, including any Third Party Software;

“Third Party Software” means any Software Used by the Business or in respect of which a Target Company has a right, license or interest to Use, pursuant to a Third Party Software License;

“Third Party Software License” means a Contract, a license, an agreement to license, a sublicense, a license agreement or other agreement under which a Target Company is granted or otherwise obtains a right, license or interest to Use Software;

“Transaction Documents” means the agreements and documents to be executed and delivered pursuant to this Agreement, including the Depositary Agreement, the Escrow Agreement, the Lock-up Agreements and the Voting Agreements;

“Treaty” means the Canada-United Kingdom Tax Convention;

“US GAAP” means generally accepted accounting principles in the United States, consistently applied by Parent;

“Use”, in relation to (i) Software, means access, use, exploit or otherwise enjoy the benefit of, such Software; and (ii) Intellectual Property, means access, make, use, sell, offer to sell, practise, exploit or otherwise enjoy the benefit of, such Intellectual Property; and

“Voting Agreements” means the voting agreements dated the date hereof entered into between Acquisition Sub and the Shareholders listed on Schedule 1.1-C.

1.2	Interpretation Not Affected by Headings

The division of this Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

1.3	Article References

Unless the contrary intention appears, references in this Agreement to an Article, Section, Exhibit or Schedule by number or letter or both refer to the Article, Section, Exhibit or Schedule, respectively, bearing that designation in this Agreement.

1.4	Number and Gender

In this Agreement, unless the contrary intention appears, words importing the singular include the plural and vice versa and words importing gender shall include all genders.

1.5	Date for Any Action

If the date on which any action is required to be taken hereunder by any of the Parties or the Shareholder Representative is not a Business Day, such action shall be required to be taken on the next succeeding day that is a Business Day.

1.6	Currency

Unless otherwise stated, all references in this Agreement to sums of money are expressed in lawful money of the United States.

1.7	Accounting Matters

Unless otherwise stated, all accounting terms used in this Agreement shall have the meanings attributable thereto under IFRS and all determinations of an accounting nature required to be made shall be made in a manner consistent with IFRS.

1.8	Certain Expressions

The terms “including” or “includes” shall, when used in this Agreement, be construed to mean including or includes without limitation. References to “herein”, “hereby”, “hereunder”, “hereof” and similar expressions are references to this Agreement as a whole and not to any particular Article or Section of this Agreement. A Person shall be deemed to “control” another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise; and the term “controlled” shall have a similar meaning.

1.9	Statutory References

Any reference in this Agreement to a statute includes all regulations made thereunder, all amendments to that statute or regulations in force from time to time, and any statute or regulation that supplements or supersedes that statute or regulation.

1.10	Calculation of Time Periods

Whenever in this Agreement a period of time is calculated from the date of a deliverable (e.g., a notice or report), such period of time shall not include the date of delivery of such deliverable.

1.11	Exhibits and Schedules

The following exhibits and schedules are incorporated in and form an integral part of this Agreement:

Exhibit A	Form of Arrangement Resolution

Exhibit B	Form of Plan of Arrangement

Exhibit C	Adjustments to US GAAP

Exhibit D	Form of the Lock-up Agreement

Schedule 1.1-A	Contractual Consents

Schedule 1.1-B	Regulatory Approvals

Schedule 1.1-C	Shareholders entering into Voting Agreements

Schedule 1.1-D	Excluded Integration/Restructuring Costs

Schedule 3.3	List of Individuals for Parent and Acquisition Sub Knowledge

Schedule 4.1(b)	Organization

Schedule 4.1(c)	No Bankruptcy Proceedings

Schedule 4.1(i)	Target Company Officers and Directors

Schedule 4.1(k)	Real Properties

Schedule 4.1(l)	Customers and Suppliers

Schedule 4.1(m)	Banks and Depositories

Schedule 4.1(n)	Equipment Leases

Schedule 4.1(o)	Insurance

Schedule 4.1(q)	Financial Advisors

Schedule 4.1(r)	Tax Matters

Schedule 4.1(s)	Shares and Voting Rights

Schedule 4.1(t)	No Options

Schedule 4.1(u)	Licenses

Schedule 4.1(v)	Absence of Conflicting Agreements

Schedule 4.1(w)	Financial Statements

Schedule 4.1(x)	Undisclosed Liabilities

Schedule 4.1(y)	Books and Records

Schedule 4.1(z)	Absence of Changes

Schedule 4.1(aa)	Absence of Unusual Transactions

Schedule 4.1(bb)	Indebtedness

Schedule 4.1(gg)	Employees

Schedule 4.1(ii)	Employee Plans

Schedule 4.1(jj)	Intellectual Property

Schedule 4.1(kk)	Information Systems

Schedule 4.1(nn)	Material Contracts

Schedule 4.1(oo)	Actual and Anticipated Litigation

Schedule 4.1(pp)	Related Party Transactions

Schedule 4.1(rr)	Notices

Schedule 4.2	List of Individuals for Target Knowledge

Schedule 5.1(a)(xxi)	Conduct by Target of Business - Contracts

Schedule 5.3(e)	Tax Covenants

Schedule 10.2(a)	Indemnification Matters

ARTICLE 2

THE TRANSACTION

2.1	Arrangement

Target, Acquisition Sub and Parent agree that the Arrangement will be implemented in accordance with and subject to the terms and conditions contained in this Agreement and the Plan of Arrangement.

2.2	Interim Order

Target agrees that on or before February 18, 2011, Target shall (subject to the availability of the Court and in any event as soon as reasonably practicable), in a manner reasonably acceptable to Acquisition Sub, acting reasonably, pursuant to section 192 of the CBCA and, in cooperation with Acquisition Sub, prepare, file and diligently pursue an application for the Interim Order, which shall provide, among other things:

(a)	for the class of Persons to whom notice is to be provided in respect of the Arrangement and the Special Meeting and for the manner in which such notice is to be provided;

(b)

that the requisite shareholder approvals for the Arrangement Resolution shall be (i) 66  2/3% of the votes cast by the holders of Target Shares in person or represented by valid proxy at the Special Meeting, and (ii) not less than a majority of the votes cast by the holders of Target Shares, other than any affiliates (as defined in the CBCA) of Target, in person or by proxy at the Special Meeting;

(c)	that, in all other respects, the terms, restrictions and conditions of the Articles and by-laws of Target, including fixing a record date for the determination of the Persons entitled to receive notice of and to vote at the Special Meeting, quorum requirements and all other matters, shall apply in respect of the Special Meeting;

(d)	for the grant of Dissent Rights in accordance with Section 2.5 below;

(e)	for the notice requirements with respect to the presentation of the application to the Court for the Final Order;

(f)	that the representatives and legal counsel of Acquisition Sub and Parent shall be entitled to attend the Special Meeting; and

(g)	that the Special Meeting may be adjourned or postponed from time to time by Target (with the prior written consent of Acquisition Sub, acting reasonably) without the need for additional approval of the Court.

Without limiting the foregoing, Target shall provide the Director with notice of the application in accordance with Section 192(5) of the CBCA and Policy Statement 15.1 - Policy of the Director concerning Arrangements Under Section 192 of the CBCA.

2.3	Special Meeting

(a)	Subject to the terms of this Agreement, Target agrees to convene and hold the Special Meeting in accordance with the Interim Order, the Articles and by-laws of Target and Applicable Law as soon as practicable following the date hereof, with a targeted date of March 23, 2011, and, other than in accordance with this Agreement, shall not propose to adjourn or postpone or cancel or fail to hold the Special Meeting without the prior written consent of Acquisition Sub or Parent except as required for quorum purposes (in which case the Special Meeting shall be adjourned and not cancelled) or by Applicable Law or by a Governmental Authority.

(b)	Subject to the terms of this Agreement, Target will use commercially reasonable efforts to solicit proxies in favour of the approval of the Arrangement Resolution in accordance with the terms of the Circular, and take all other commercially reasonable actions that are reasonably necessary or desirable to seek the approval of the Arrangement by the Shareholders.

(c)	Target will give notice to Acquisition Sub of the Special Meeting and, subject to the terms of the Interim Order, allow the representatives and legal counsel of Acquisition Sub and Parent to attend the Special Meeting. Acquisition Sub and Parent shall provide Target with a list of such attendees within a reasonable period of time prior to the Special Meeting.

(d)	Until such time as sufficient proxies have been received in support of the Arrangement Resolution to ensure Shareholder Approval of the Arrangement Resolution, Target will advise Acquisition Sub promptly following any reasonable request for same (which, prior to the date that is ten (10) days prior to the date of the Special Meeting, shall not be more than once in any 48 hour period), as to the aggregate tally of the proxies received by Target in respect of the Arrangement Resolution.

(e)	Target will promptly advise Acquisition Sub of any written notice of dissent or purported exercise by any Shareholder of Dissent Rights received by Target in relation to the Arrangement Resolution and any withdrawal of Dissent Rights received by Target and, subject to Applicable Law, any written communications sent by or on behalf of Target to any Shareholder exercising or purporting to exercise Dissent Rights in relation to the Arrangement Resolution.

(f)	At least two (2) Business Days’ prior to the Special Meeting, Target shall prepare or cause to be prepared and, at Parent’s request, provide Parent or Acquisition Sub with lists of the holders of all classes and series of securities of Target, including lists of the Shareholders and the holders of any options, warrants or other securities exchangeable for or convertible into, or otherwise evidencing a right to acquire, Target Shares, all such deliveries to be in printed or electronic form.

(g)	Target shall, at the Special Meeting, in accordance with the Articles and by-laws of Target and Applicable Law, including the CBCA, obtain the requisite shareholder approvals to confirm the by-laws of Target and elect directors to the Board.

2.4	Circular

(a)

On or before the date that is four (4) Business Days following the date that Target obtains the Interim Order, Target shall, in compliance with all Applicable Law and in accordance with the requirements of Section 2.4(c) below (i) prepare the Circular, together with any other documents required by Applicable Law to be filed or prepared by Target in connection with the Special Meeting, (ii) convene a meeting of the Board to approve the Circular, and (iii) cause the Circular and other documentation required in connection with the Special Meeting to be sent to Shareholders, the Director, each of the directors of Target and the auditor of Target.

(b)	Target shall ensure that the Circular complies in all material respects with Applicable Law and, without limiting the generality of the foregoing, that the Circular does not contain any “misrepresentation” (as such term is defined in the Securities Act (Ontario), as amended) (a “Misrepresentation”) (other than with respect to any information provided in writing by Parent or its external counsel for the purpose of inclusion in the Circular). Each of Parent and Target agrees to co-operate and to promptly correct any Misrepresentation contained in the Circular, by the preparation of a supplement or amendment to the Circular, press release or such other document, as the case may be, that corrects the Misrepresentation or effects such supplement or amendment, and Target will cause the same to be distributed or disseminated to the Shareholders, the Board, the auditors of Target, and the Director in accordance with Applicable Law and in compliance with the Interim Order. Without limiting the generality of the foregoing, Target shall ensure that the Circular provides Shareholders with information in sufficient detail to permit them to form a reasoned judgment concerning the matters to be placed before them at the Special Meeting. Prior to the Effective Date, Target agrees to indemnify and save harmless Parent, its Subsidiaries, and their respective directors, officers, employees, agents, advisors and representatives from and against any and all liabilities, claims, demands, losses, costs, damages, and expenses to which any of them may be subject or may suffer that results from any Misrepresentation or alleged Misrepresentation in the Circular (other than any such Misrepresentation in any information with respect to Parent or Acquisition Sub included in the Circular and that is provided in writing by or on behalf of Parent or Acquisition Sub for the purpose of inclusion in the Circular). Prior to the Effective Date, Parent agrees to indemnify and save harmless Target, its Subsidiaries, and their respective directors, officers, employees, agents, advisors and representatives from and against any and all liabilities, claims, demands, losses, costs, damages, and expenses to which any of them may be subject or may suffer that results from any Misrepresentation or alleged Misrepresentation in any information with respect to Parent or Acquisition Sub included in the Circular and that is provided in writing by or on behalf of Parent or Acquisition Sub for the purpose of inclusion in the Circular.

(c)

The Circular shall include (i) a statement that the Board has unanimously determined that the Arrangement is in the best interests of Target and the Shareholders, (ii) the unanimous recommendation of the Board that the Shareholders vote in favour of the Arrangement Resolution, and (iii) a statement that each director of Target and each of the officers of Target intends to vote all of such director’s or officer’s Target Shares in favour of the Arrangement Resolution.

(d)	The Parties shall co-operate in the preparation of the Circular. Target shall provide Acquisition Sub and Parent and their legal counsel with a reasonable opportunity to review and comment on the Circular prior to its approval by the Board and mailing to Shareholders, and the Circular shall be in form and content satisfactory to Acquisition Sub and Parent, acting reasonably. Target shall provide Acquisition Sub and Parent with a final copy of the Circular prior to the mailing of such Circular to Shareholders.

2.5	Dissent Rights

The Plan of Arrangement shall provide that Shareholders may exercise Dissent Rights with respect to their Target Shares in connection with the Arrangement pursuant to and in the manner set forth in the Interim Order and the Plan of Arrangement. Unless otherwise agreed by Parent, Acquisition Sub and Target, acting reasonably, neither the Interim Order nor the Plan of Arrangement shall provide holders of Target Options or Target Warrants with the right to exercise Dissent Rights relating to the Arrangement.

2.6	Final Order

If, prior to the Outside Date, the Interim Order is obtained and the Arrangement Resolution receives the requisite Shareholder Approval at the Special Meeting, as provided for in the Interim Order and as required by Applicable Law, then, subject to the terms of this Agreement, Target shall as soon as reasonably practicable thereafter, and in any event within five (5) Business Days thereafter (or prior to the Outside Date, if the Outside Date falls within such five (5) Business Day period), take all steps reasonably necessary or desirable to submit the Arrangement to the Court and diligently pursue an application for the Final Order pursuant to section 192 of the CBCA.

2.7	Court Proceedings

Subject to the terms of this Agreement, Acquisition Sub and Parent will cooperate with, assist and consent to Target seeking the Interim Order and the Final Order. To the extent allowed under Applicable Law, and subject to the terms of the Interim Order, Target will also provide legal counsel to Acquisition Sub and Parent immediately upon receipt with copies of any notice of appearance or notice of intent to oppose and any evidence served on Target or its legal counsel in respect of the application for the Interim Order or the Final Order or any appeal therefrom. Subject to Applicable Law, Target will not file any material with the Court in connection with the Arrangement or serve any such material, and will not agree to modify or amend materials so filed or served, except as contemplated hereby or with Parent and Acquisition Sub’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed. All such hearings shall be open to all Persons receiving Share Consideration; such Persons shall receive adequate notice thereof and there shall not be any impediments to the appearance by such Persons at the hearings.

2.8	Payment of Consideration

Subject to and in accordance with the provisions of Section 2.9, Acquisition Sub shall, following receipt of the Final Order and the satisfaction or waiver of the other conditions precedent set forth in Article 8, ensure that, on the Effective Date, (i) the Depositary has been provided with (a) sufficient funds to pay the Aggregate Cash Consideration and (b) sufficient shares of Common Stock to pay the Aggregate Share Consideration to be paid pursuant to the Arrangement (if any), and (ii) the Escrow Agent has received the Escrow Amounts and the Representative Escrow Amount in accordance with Sections 2.9(c) and 2.9(d). No fraction of a share of Common Stock shall be issued in connection with this Agreement, and each fractional share thereof shall be rounded to the nearest whole number. Upon (i) receipt by the Depositary of the Aggregate Cash Consideration and Aggregate Share Consideration (if any) and (ii) receipt by the Escrow Agent of the Escrow Amounts and the Representative Escrow Amount, the obligation of Acquisition Sub to pay the Cash Consideration and Share Consideration (if any) and the Escrow Amounts and the Representative Escrow Amount to or for the benefit of the Shareholders shall be satisfied in full and the Shareholders shall look only to the Depositary for their payment of the Cash Consideration and Share Consideration (if any) and to the Escrow Agent for payment of the Escrow Amounts and the Representative Escrow Amount (subject to the terms and conditions provided herein and in the Escrow Agreement). Share Consideration shall be subject to certain restrictions set forth in the Lock-up Agreements dated as of the Effective Date by and among Parent and each Shareholder who (alone or together with its Affiliates) holds 3% or more of the Target Shares as of immediately prior to the Effective Time, a form of which is attached hereto as Exhibit D (the “Lock-up Agreements”). At the Effective Time, the Share Consideration shall be issued in the name of the Depositary (for the account of the Shareholders). Any shares subject to restriction under a Lock-up Agreement shall be held by the Depositary until the respective dates upon which such Share Consideration is no longer subject to restriction under the corresponding Lock-up Agreement (the release date of such Share Consideration, the “Release Date”). The Depositary shall release to the applicable Shareholders the Share Consideration on their applicable Release Date.

2.9	Consideration per Share

At the Effective Time, pursuant to the Plan of Arrangement, and subject to the terms and conditions of this Agreement and the Plan of Arrangement:

(a)

each Target Share in respect of which Dissent Rights have been validly exercised in accordance with the Interim Order and the Plan of Arrangement shall be transferred and deemed to be transferred by the registered holder thereof, without any further act or formality on its part, free and clear of all Encumbrances, to Acquisition Sub in consideration for a debt claim against Acquisition Sub in an amount determined and payable in accordance with the terms of the Plan of Arrangement, and the name of such holder will be removed from the register of holders of Target Shares (in respect of the Target Shares for which Dissent Rights have been validly exercised in accordance with the Interim Order and the Plan of Arrangement), and Acquisition Sub shall be recorded as the registered holder of the Target Shares so transferred and shall be deemed to be the legal and beneficial owner of such Target Shares free and clear of any Encumbrances;

(b)	each Target Share (other than Target Shares in respect of which Dissent Rights have been validly exercised in accordance with the Interim Order and the Plan of Arrangement) shall be transferred and deemed to be transferred by the registered holder thereof, without any further act or formality on its part, free and clear of all Encumbrances, to Acquisition Sub in consideration of the payment of the Cash Consideration and the Share Consideration to the Depositary (on behalf of the Shareholders), the payment of the Escrow Amounts and the Representative Escrow Amount to the Escrow Agent (on behalf of the Shareholders), and the right, if any, to receive a pro rata portion of the Earn-out Amount as set forth in this Agreement, the Escrow Agreement and the Plan of Arrangement, and the right, if any, to receive a pro rata portion of any post-Effective Time adjustments to the consideration as set forth in Section 2.21(c) and the Plan of Arrangement, and the name of such holder will be removed from the register of holders of Target Shares, and Acquisition Sub shall be recorded as the registered holder of Target Shares so transferred and shall be deemed to be the legal and beneficial owner of such Target Shares free and clear of any Encumbrances;

(c)	Acquisition Sub shall deposit with the Escrow Agent, on behalf of the Shareholders, by wire transfer of immediately available funds, the Escrow Indemnity Amount and the Escrow Tax Amount, with each such amount to be held in a segregated interest-bearing account (the “Indemnity Escrow Account” and the “Tax Escrow Account,” respectively, and, each, an “Escrow Account” and, collectively, the “Escrow Accounts”), for the purposes of (i) with respect to the Indemnity Escrow Account, securing the obligations to pay any post-closing adjustment amount pursuant to Section 2.21(c) and any indemnification obligations set forth in Sections 10.2(a)(ii), (iii) and (iv) and (ii) with respect to the Tax Escrow Account, securing the obligations to pay any indemnification obligations set forth in Sections 10.2(a)(v), pursuant to the terms set forth in this Agreement and in the Escrow Agreement;

(d)	Acquisition Sub shall deposit with the Escrow Agent, on behalf of the Shareholders, the Representative Escrow Amount, by wire transfer of immediately available funds, such amount to be held in a segregated interest-bearing account separate and apart from the Escrow Accounts (the “Representative Escrow Account”), for the purposes of paying the Representative Expenses, pursuant to the terms set forth in this Agreement and in the Escrow Agreement; and

(e)

the Depositary shall distribute to each Shareholder in respect of the Target Shares held by him, her or it immediately prior to the Effective Time (other than Target Shares in respect of which Dissent Rights have been validly exercised in accordance with the Interim Order and the Plan of Arrangement) an amount of the Aggregate Cash Consideration equal to the number of such Target Shares held multiplied by the Cash Consideration and an amount of the Aggregate Share Consideration equal to the number of such Target Shares held multiplied by the Share Consideration, in each case in accordance with the terms of the Plan of Arrangement. For the avoidance of doubt, if the Aggregate Cash Consideration equals the entire amount of the Aggregate Initial Consideration, then there shall be no Aggregate Share Consideration and no Share Consideration.

Each Escrow Amount and the Representative Escrow Amount shall be held in segregated escrow accounts to be maintained separately as trust funds and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party to this Agreement, and shall be held and disbursed solely for the purposes and in accordance with the terms of this Agreement, the Plan of Arrangement and the Escrow Agreement. The accounts held by the Depositary and the Escrow Agent in connection with this Agreement shall be delivered to them and held by them in Canadian accounts and, subject to the written approval and direction of the Shareholder Representative (provided, that with respect to each Escrow Account, such amounts shall remain in United States dollars unless Acquisition Sub otherwise consents in writing), denominated in United States dollars and/or Canadian dollars (and, as applicable, with such funds to be converted from United States dollars to Canadian dollars at such conversion rates as the Shareholder Representative (and, with respect to an Escrow Account, Acquisition Sub) may approve in writing at any time after the date hereof).

2.10	Earn-out Amount

Pursuant to the terms and subject to the conditions set forth herein, and pursuant to the Plan of Arrangement, the Shareholders who receive Cash Consideration and Share Consideration pursuant to Section 2.9(e) shall also be entitled to receive the Earn-out Amount, if any, determined in accordance with Sections 2.10 through 2.15 (the “Earn-out Provisions”). The aggregate Earn-out Amount, if and when due and payable, shall be paid by Acquisition Sub to the Depositary (on behalf of the Shareholders) in cash or shares of Common Stock or a combination thereof in accordance with the Plan of Arrangement and the Depositary shall distribute to the Shareholders in respect of the Target Shares held by them immediately prior to the Effective Time (other than Target Shares in respect of which Dissent Rights have been validly exercised in accordance with the Interim Order and the Plan of Arrangement) the Earn-out Amount to which such Shareholders are entitled in accordance with the terms of the Plan of Arrangement.

2.11	Earn-Out Report

Acquisition Sub shall deliver, as soon as practicable and in any event not later than 5:00 p.m. EST on the date that is 75 days following the last day of the Earn-out Period, to the Shareholder Representative the Earn-out Report. Unless the Shareholder Representative, by 5:00 p.m. EST on the 45th day following receipt of the Earn-out Report, notifies Acquisition Sub in writing that it objects to the computation of Revenue or EBITDA of Target set forth in the Earn-out Report, the Earn-out Report shall be deemed accepted by the Shareholder

Representative, and will be binding and conclusive for all purposes of the Earn-out Provisions. The Shareholder Representative may make inquiries of Parent and its accountants and appropriate employees regarding questions concerning or disagreements with the Earn-out Report arising in the course of its review thereof, and Parent shall use reasonable efforts to cause any such employees and accountants to cooperate with and respond to such inquiries in a timely manner (subject to the Shareholder Representative entering into any confidentiality and other agreements reasonably required by the accountants). Acquisition Sub shall also prepare and deliver to the Shareholder Representative reasonably detailed updates regarding progress with respect to the Targets at the same time as Parent prepares its quarterly financial statements; provided, that such updates shall have no bearing or effect on the Earn-out Report or the Earn-out Period Income Statement and the Shareholder Representative (on behalf of the Shareholders) acknowledges and agrees that such updates are not binding in any way.

2.12	Objections to Earn-Out Report; Arbitrating Accountants

If the Shareholder Representative objects to the computation of Revenue or EBITDA set forth in the Earn-out Report by providing the appropriate notice in accordance with Section 11.4 by the deadline provided in Section 2.11, then the amount of Revenue or EBITDA for the Earn-out Period shall be determined by good faith negotiation between the Shareholder Representative and Acquisition Sub. Any such notice of objection shall specify in reasonable detail those items or amounts as to which the Shareholder Representative disagrees and shall specify the Shareholder Representative’s proposed adjustment(s) to the calculations of Revenue and EBITDA. The Shareholder Representative shall be deemed to have agreed with all other items and amounts contained in the Earn-out Report. If Acquisition Sub and the Shareholder Representative are unable to reach agreement within thirty (30) days after such notification, then the determination of the amount of Revenue or EBITDA for the Earn-out Period shall be promptly submitted to the Arbitrating Accountants, whose determination shall be (i) in writing, (ii) furnished to the Shareholder Representative and Acquisition Sub as soon as practicable (and in no event later than thirty (30) days after submission of the dispute to the Arbitrating Accountants), (iii) made in accordance with the preparation of the Earn-out Period Income Statement, subject to the exceptions set forth in the Earn-out Provisions, and (iv) nonappealable and incontestable by the Shareholder Representative, the Shareholders, Acquisition Sub and each of their respective Affiliates and successors and assigns and not subject to collateral attack for any reason other than manifest error or fraud. In making any such determination, the Arbitrating Accountants shall consider only those items or amounts in the Earn-out Report as to which Acquisition Sub and the Shareholder Representative have disagreed (and the Arbitrating Accountants’ determination of EBITDA or Revenue (or any item in the determination thereof) shall not be less than the amount thereof shown in the Earn-out Report or more than the amount thereof shown in the Shareholder Representative’s notice of objection). The fees and expenses of the Arbitrating Accountants shall be allocated between the Shareholder Representative (on behalf of the Shareholders), on the one hand, and Acquisition Sub, on the other hand, in the same proportion that the aggregate amount of the disputed Revenue or EBITDA amount submitted to the Arbitrating Accountants that is unsuccessfully disputed by the Shareholder Representative (as ultimately determined by the Arbitrating Accountants) bears to the total amount of such disputed Revenue or EBITDA amount so submitted; provided, that if the Arbitrating Accountants require a retainer or other upfront payment, then the Shareholder Representative and Parent shall each initially pay one-half of such amount (with a true up upon the final determination of the Arbitrating Accountants). Each of the Shareholder Representative and Parent agrees to use its respective commercially reasonable efforts to cooperate with the Arbitrating Accountants and to cause the Arbitrating Accountants to resolve any dispute no later than thirty (30) days after submission of the dispute to the Arbitrating Accountants in accordance with the Earn-out Provisions.

2.13	Additional Purchase Price

Any Earn-out Amount paid or delivered to the Depositary (on behalf of the Shareholders) will be treated by the Parties and the Shareholders as additional purchase price for the Target Shares under this Agreement.

2.14	Calculation of Earn-out Amount

Subject to reduction as set forth in Article 10:

(a)	If the Target recognizes (i) at least $34,000,000 in Revenue; and (ii) at least $4,000,000 in EBITDA during the Earn-out Period, then the Earn-out Amount shall be an amount equal to $15,000,000 multiplied by the Dissent Fraction, unless a higher Earn-out Amount is earned herein. For the avoidance of doubt, if Revenue is less than $34,000,000 or if EBITDA is less than $4,000,000 during the Earn-out Period, then no Earn-out Amount shall be due.

(b)	If the Target recognizes (i) at least $36,000,000 in Revenue; and (ii) at least $4,750,000 in EBITDA during the Earn-out Period, then the Earn-out Amount shall be an amount equal to $20,000,000 multiplied by the Dissent Fraction, unless a higher Earn-out Amount is earned herein.

(c)	If the Target recognizes (i) at least $38,000,000 in Revenue; and (ii) at least $5,500,000 in EBITDA during the Earn-out Period, then the Earn-out Amount shall be an amount equal to $25,000,000 multiplied by the Dissent Fraction, unless a higher Earn-out Amount is earned herein.

(d)	If the Target recognizes (i) at least $39,000,000 in Revenue; and (ii) at least $5,900,000 in EBITDA during the Earn-out Period, then the Earn-out Amount shall be an amount equal to $28,500,000 multiplied by the Dissent Fraction, unless a higher Earn-out Amount is earned herein.

(e)	If the Target recognizes (i) at least $40,000,000 in Revenue; and (ii) at least $6,200,000 in EBITDA during the Earn-out Period, then the Earn-out Amount shall be an amount equal to $32,000,000 multiplied by the Dissent Fraction, unless a higher Earn-out Amount is earned herein.

(f)	If the Target recognizes (i) at least $41,000,000 in Revenue; and (ii) at least $6,600,000 in EBITDA during the Earn-out Period, then the Earn-out Amount shall be an amount equal to $35,600,000 multiplied by the Dissent Fraction, unless a higher Earn-out Amount is earned herein.

(g)	If the Target recognizes (i) at least $42,000,000 in Revenue; and (ii) at least $6,900,000 in EBITDA during the Earn-out Period, then the Earn-out Amount shall be an amount equal to $39,200,000 multiplied by the Dissent Fraction, unless a higher Earn-out Amount is earned herein.

(h)	If the Target recognizes (i) at least $43,000,000 in Revenue; and (ii) at least $7,300,000 in EBITDA during the Earn-out Period, then the Earn-out Amount shall be an amount equal to $42,800,000 multiplied by the Dissent Fraction, unless a higher Earn-out Amount is earned herein.

(i)	If the Target recognizes (i) at least $44,000,000 in Revenue; and (ii) at least $7,700,000 in EBITDA during the Earn-out Period, then the Earn-out Amount shall be an amount equal to $46,300,000 multiplied by the Dissent Fraction, unless a higher Earn-out Amount is earned herein.

(j)	If the Target recognizes (i) at least $45,000,000 in Revenue; and (ii) at least $8,000,000 in EBITDA during the Earn-out Period, then the Earn-out Amount shall be an amount equal to $50,000,000 multiplied by the Dissent Fraction (which is the maximum Earn-out Amount payable hereunder).

For items (c) - (j) above, if both Revenue and EBITDA during the Earn-out Period are between two sequential Revenue Targets and EBITDA Targets (e.g., $40,250,000 in Revenue and $6,400,000 in EBITDA are between the Revenue Targets and EBITDA Targets in (e) and (f) above), then the Earn-out Amount shall be a prorated amount based on 50% contribution for each Earn-out Target (i.e., in the example above, 25% of the next Revenue Target is achieved, while 50% of the next EBITDA Target is achieved, resulting in 37.5% of the incremental Earn-out Amount being earned, or $1,350,000, bringing the total Earn-out Amount under this example to $33,350,000). For items (c) - (j) above, if one of Revenue or EBITDA during the Earn-out Period is between two sequential Revenue Targets or EBITDA Targets (e.g., $6,400,000 in EBITDA is between the EBITDA Targets in (e) and (f) above) and the other is above the higher of the two sequential Revenue Targets or EBITDA Targets (e.g., $41,250,000 in Revenue is above the Revenue Target in (f) above), then the Earn-out Amount shall be a prorated amount based on 50% contribution for each Earn-out Target but with the higher Earn-out Target treated as if it were the Earn-out Target in the higher of the two sequential Revenue Targets or EBITDA Targets, as applicable (i.e., in the example above, 50% of the next EBITDA Target is achieved, and 100% of the next Revenue Target is achieved, resulting in 75% of the incremental Earn-out Amount being earned, or $2,700,000, bringing the total Earn-out Amount under this example to $34,700,000). In no circumstance will such prorating apply to increase the Earn-out Amount based on non-sequential Revenue Targets or EBITDA Targets. For the avoidance of doubt, no proration will be made for (a) and (b) above (i.e., until both Revenue and EBITDA exceed the Revenue Target and the EBITDA Target in (c) above).

The Parties agree that if, at any time during the Earn-out Period, Parent or any of its Subsidiaries (other than any of the Target Companies) develops a product that replaces any product of the Target Companies existing as of the Effective Time and causes the Target Companies to exit such product line, then the Parties and the Shareholder Representative shall work together promptly and acting reasonably to adjust the above-referenced EBITDA Targets and Revenue Targets to account for such lost revenue.

2.15	Timing and Payment of Earn-out Amount

(a)	If an Earn-out Amount has been earned pursuant to Section 2.14, Acquisition Sub shall pay, or cause to be paid, the Earn-out Amount (as the same may be reduced as set forth in Article 10) within five (5) Business Days following the earliest to occur of (i) the thirty-first day after receipt of the Earn-out Report without the Shareholder Representative notifying Acquisition Sub that the Shareholder Representative objects to the computation of Revenue or EBITDA set forth in such Earn-out Report, (ii) the date on which the Shareholder Representative shall have given Acquisition Sub notice to the effect that the Shareholder Representative has no objection to the computation of Revenue or EBITDA set forth in the Earn-out Report, (iii) the date as of which Acquisition Sub and the Shareholder Representative reach a settlement in accordance with Section 2.12, and (iv) the date as of which Acquisition Sub and the Shareholder Representative shall have received the determination of the Arbitrating Accountant in accordance with Section 2.12.

(b)	The Earn-out Amount, if and when due and payable, shall be paid by Acquisition Sub to the Depositary (on behalf of the Shareholders) in cash (in immediately available funds) or shares of Common Stock (which shall not be subject to any contractual lock-up restrictions) or any combination thereof, at the election of Acquisition Sub; provided, that payment may be made in shares of Common Stock only if the Common Stock is then listed on a national securities exchange in the United States and if Parent has filed all required reports under section 13 of the Exchange Act, during the 12 months preceding such sale (or for such shorter period that the Company was required to file such reports), other than Current Reports on Form 8-K. Any shares of Common Stock will be valued at the Average Price.

(c)	The Depositary shall distribute to each Shareholder who received a portion of the Aggregate Initial Consideration, in respect of the Target Shares held by him, her or it immediately prior to the Effective Time (other than Target Shares in respect of which Dissent Rights have been validly exercised in accordance with the Interim Order and the Plan of Arrangement), the same proportionate amount of the Cash Earn-out Amount and the Share Earn-out Amount, if any, as such Shareholder received of the Aggregate Initial Consideration, in each case in accordance with the terms of the Plan of Arrangement.

(d)

If, at the time the Earn-out Amount is otherwise due and payable hereunder, there are any unresolved Claims, then Acquisition Sub shall only pay the portion (if any) of the Earn-out Amount equal to the Earn-out Amount minus the aggregate amount of all such unresolved Claims (based on, with respect to any such Claims the amount of which is not readily determinable, Acquisition Sub’s good faith estimate). Acquisition Sub will pay any amount so deducted (less the amount of any Damages in respect of such Claims determined in accordance with Article 10) once such unresolved Claims have been finally resolved. If the Shareholder Representative delivers to Acquisition Sub, within thirty (30) days after receipt of any such good faith estimate, a notice of dispute, then Acquisition Sub and the Shareholder Representative will use reasonable efforts to reach agreement within thirty (30) days after such notification, and, if they are unable to do so, shall promptly submit the dispute to a reputable professional firm with experience in estimating claims similar to the applicable Claim and mutually agreed by the parties, whose determination shall be based upon submissions of Acquisition Sub and the Shareholder Representative (including any additional information requested by the firm) and shall be (i) in writing, (ii) furnished to the Shareholder Representative and Acquisition Sub as soon as practicable (and in no event later than thirty (30) days after submission of the dispute), and (iii) nonappealable and incontestable by the Shareholder Representative, the Shareholders, Acquisition Sub and each of their respective Affiliates and successors and assigns and not subject to collateral attack for any reason other than manifest error or fraud.

2.16	Withholding Rights

Target, Acquisition Sub, Parent, the Depositary and any of their respective successors shall be entitled to deduct and withhold from any amounts payable to any Person pursuant to this Agreement and the Plan of Arrangement, or on the payment to Dissenting Shareholders of the fair value of their Target Shares, such amounts as Target, Acquisition Sub, Parent, the Depositary or any of their respective successors are required or permitted to deduct or withhold with respect to such consideration under the Tax Act or any other Applicable Law or under the administrative practice of the Governmental Authority administering such law, and any amounts so deducted or withheld shall be deemed to have been paid to such Person. In any case where property other than cash is subject to withholding, such property may be disposed of by the Person liable to make the withholding in order to fund such liability.

2.17	Preparation of Filings; Shareholder Communications and Public Announcements

The Parties shall co-operate in the preparation of any application for any Regulatory Approvals or other orders, registrations, consents, filings, rulings, exemptions and approvals, including as contemplated by the following paragraph, and the preparation of any documents reasonably deemed by any of the Parties to be necessary to obtain all Contractual Consents and to discharge their respective obligations under Applicable Law in connection with this Agreement or the Plan of Arrangement. The Parties shall use commercially reasonable efforts (which, in the case of Parent and Acquisition Sub, shall not require such Party to divest of any Assets or to make any payments or incur any obligations), and shall cooperate with each other, to obtain promptly such Regulatory Approvals and Contractual Consents; provided, however, that Target shall be responsible for making any payments required to obtain any such Regulatory Approvals or Contractual Consents (such as filing fees or consent fees set forth in an applicable Contract); provided, further, that (i) no Party shall agree (and Target agrees to cause each Target Subsidiary not to agree) to the payment of any amounts to obtain a Contractual Consent (other than a consent fee set forth in the applicable Contract) without the consent of the other Parties, such consent not to be unreasonably withheld, delayed or conditioned, and (ii) Target shall not agree (and Target agrees to cause each Target Subsidiary not to agree) to any modification to the terms of any Contract for purposes of obtaining a Contractual Consent without the prior consent of Parent, which may be given or withheld in its sole discretion.

From the date hereof to the earlier of the Effective Time or the termination of this Agreement, Target shall, and shall cause the Target Subsidiaries to, and shall use commercially reasonable efforts to cause their respective representatives to, provide to Parent cooperation requested by Parent in connection with any sale of Parent’s securities (whether primary or secondary) and as otherwise required under the applicable securities laws including with respect to the satisfaction by Parent of its reporting and disclosure obligations under applicable U.S. securities laws, including with respect to the filing or amendment of any registration statement pursuant to the Securities Act, including:

(i)	participating in meetings, presentations, road shows, due diligence sessions, and drafting sessions;

(ii)	assisting with the preparation of materials for offering documents, prospectuses and similar documents required in connection with Parent’s compliance with applicable U.S. securities law;

(iii)	furnishing Parent as promptly as practicable with financial and other pertinent information regarding Target and the Target Subsidiaries as may be reasonably requested by Parent, including all financial statements, pro forma financial information, financial data, audit reports and other information of the type required by Regulation S-X and Regulation S-K under the Securities Act and of type and form customarily included in a registration statement on Form S-1 (or any applicable successor form) under the Securities Act for a public offering which shall include but not be limited to financial statements of Target on a consolidated basis for the fiscal years ending on December 31, 2007, December 31, 2008 and December 31, 2009 (and any more recent completed annual period) and any interim period financial statements of Target that would be required by the SEC; provided, that Target shall provide audited financial statements, the audit report thereon and other applicable information with respect to the fiscal year ended December 31, 2010 for Target and the Target Subsidiaries prior to the Effective Date, and shall use commercially reasonable efforts to provide them no later than March 7, 2011; and

(iv)	obtaining accountants’ comfort letters and required consents to the filing of financial statements with the SEC from the applicable accounting firms including standard negative assurance on any interim period and pro forma financial statements necessary with respect to Parent’s filings with the SEC.

Notwithstanding the above, each Party and the Shareholder Representative agrees not to (and Target further agrees to cause each Target Subsidiary not to) (a) issue any press release or otherwise make public announcements with respect to this Agreement or the Arrangement without the written consent of the other Parties, unless otherwise required by Applicable Law (it being understood that Parent will issue a press release, in form and substance substantially similar to the draft reviewed by Target, announcing that it has entered into this Agreement and will make related filings with the SEC) or (b) make any filing with any Governmental Authority with respect thereto without prior consultation with the other Parties, unless such consultation is prohibited by Applicable Law.

2.18	Articles of Arrangement and Effective Date

(a)	The Articles of Arrangement shall implement the Plan of Arrangement. The Articles of Arrangement shall include the form of the Plan of Arrangement attached to this Agreement as Exhibit B and any amendments or variations thereto made in accordance with Section 9.4 and the terms thereof or made at the direction of the Court in the Final Order with the consent of Target, Acquisition Sub and Parent, each acting reasonably and in good faith.

(b)	On the fifth Business Day after the Parties have agreed in writing that all of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Effective Date, but subject to the satisfaction or, where not prohibited, the waiver by the applicable Party or Parties in whose favour the condition is, of those conditions as of the Effective Date) set forth in Article 8 have been satisfied (or, where not prohibited, waived by the applicable Party or Parties in whose favour the condition is), unless another time or date is agreed to in writing by the Parties, the Articles of Arrangement shall be filed by Target with the Director. Target shall not file the Articles of Arrangement with the Director until such written agreement has been obtained.

(c)	From and after the Effective Time, the Plan of Arrangement shall have all of the effects provided by Applicable Law.

(d)	Closing of the transactions contemplated by this Agreement and the Plan of Arrangement will take place at the Toronto, Ontario offices of Blake, Cassels & Graydon LLP on the Effective Date with effect as of the Effective Time, or at such other place as the Parties shall mutually agree upon.

2.19	United States Section 3(a)(10) Exemption

The Arrangement shall be structured such that the issuance of Common Stock under the Arrangement qualifies in the United States for the exemption from the registration requirements of the Securities Act provided by Section 3(a)(10) of the Securities Act (the “Section 3(a)(10) Exemption”) and applicable state securities laws in reliance upon similar exemptions under applicable state securities laws. Each of the Parties agrees to act in good faith, consistent with the intent of such Parties and the intended treatment of the Arrangement as set forth in this

Section 2.19. In order to ensure the availability of the Section 3(a)(10) Exemption, each of the Parties agrees that the Arrangement will be carried out on the following basis:

(a)	the Arrangement will be subject to the approval of the Court in accordance with Section 192 of the CBCA;

(b)	the Court will be advised as to the intention of the Parties to rely on the Section 3(a)(10) Exemption prior to the Court hearing at which the Final Order will be sought;

(c)	the Court will be required to satisfy itself that the terms and conditions of the Arrangement are fair to the holders of Target Shares before approving the Arrangement;

(d)	the Final Order will expressly state that the Arrangement is approved by the Court as being fair to the Shareholders to whom Common Stock will be issued;

(e)	such Parties will ensure that each Shareholder entitled to receive Common Stock on completion of the Arrangement will be given adequate notice advising them of their right to attend the Court hearing and providing them with sufficient information necessary for them to exercise that right and such Parties shall comply with the terms of the Interim Order and this Agreement including Section 2.4(a);

(f)	the Circular shall contain a statement advising Shareholders that the Common Stock issued in the Arrangement have not been registered under the Securities Act and will be issued in reliance on the Section 3(a)(10) Exemption and exemptions under applicable state securities laws and may be subject to restrictions on resale under the securities laws of the United States, including, as applicable, Rule 144 under the Securities Act with respect to affiliates;

(g)	the Interim Order approving the Special Meeting to approve the Arrangement will specify that each Shareholder will have the right to appear before the Court at the Court hearing on the Final Order so long as such Shareholder enters an appearance within a reasonable time; and

(h)	the Final Order shall include a statement to the following effect: “This Order will serve as a basis of a claim to an exemption pursuant to Section 3(a)(10) of the United States Securities Act of 1933, as amended, from the registration requirements otherwise imposed by that Act, regarding the issuance of Common Stock under the Arrangement.”

2.20	Effective Date Net Working Capital

(a)	At least three (3) Business Days prior to the Effective Date, Target will cause to be prepared and delivered to Acquisition Sub: (i) the statement of estimated Effective Date Net Working Capital (the “Estimated Effective Date Statement of Net Working Capital”); and (ii) the statement of estimated Indebtedness of the Target Companies (the “Estimated Effective Date Statement of Indebtedness”) as of immediately prior to the Effective Time (“Effective Date Indebtedness” and, together with the Estimated Effective Date Statement of Net Working Capital, the “Estimated Effective Date Statements”). The Estimated Effective Date Statement of Net Working Capital will be accompanied by a certificate of the Chief Financial Officer of Target specifying that the Estimated Effective Date Statement of Net Working Capital is Target’s good faith estimate of Effective Date Net Working Capital and Target shall deliver back-up detail and data for the Estimated Effective Date Statement of Net Working Capital. Such information shall be in form and level of detail consistent with the supporting documentation of the Financial Statements presented to Acquisition Sub by Target. The estimated Effective Date Indebtedness shall be Target’s good faith estimate of Effective Date Indebtedness.

(b)	Within 90 days following the Effective Date, Acquisition Sub shall, or shall cause Target to, prepare and deliver to the Shareholder Representative: (i) the statement of proposed Effective Date Net Working Capital (the “Proposed Effective Date Statement of Net Working Capital”), and (ii) the statement of proposed Effective Date Indebtedness (the “Proposed Effective Date Statement of Indebtedness” and, together with the Proposed Effective Date Statement of Net Working Capital, the “Proposed Effective Date Statements”).

(c)

The Shareholder Representative shall have 45 days following receipt of the Proposed Effective Date Statements to review such calculations. If the Shareholder Representative disagrees with Acquisition Sub’s calculation of any of the Effective Date Net Working Capital or Effective Date Indebtedness delivered pursuant to Section 2.20(b), then the Shareholder Representative may, within the 45-day review period, deliver a notice to Acquisition Sub disagreeing with any such calculation. The Shareholder Representative may make inquiries of Parent and its accountants and appropriate employees regarding questions concerning or disagreements with the Proposed Effective Date Statements arising in the course of its review thereof, and Parent shall use reasonable efforts to cause any such employees and accountants to cooperate with and respond to such inquiries in a timely manner (subject to the Shareholder Representative entering into any confidentiality and other agreements reasonably required by the accountants). Any such notice of disagreement shall specify in reasonable detail those items or amounts as to which the Shareholder Representative disagrees and shall specify the Shareholder Representative’s proposed adjustment(s) to the applicable Proposed Effective Date Statement, and the Shareholder Representative shall be deemed to have agreed with all other items and amounts contained in the Proposed Effective Date Statement of Net Working Capital and the Proposed Effective Date Statement of Indebtedness. If the Shareholder Representative fails to give Acquisition Sub such notice of disagreement within such 45-day period, then the Shareholder Representative shall be deemed to have agreed with Acquisition Sub as to the Proposed Effective Date Statements.

(d)	If any notice of disagreement shall be duly and timely delivered pursuant to Section 2.20(c), then Acquisition Sub and the Shareholder Representative shall, during the 30 days following such delivery, use their respective reasonable best efforts to reach agreement on the disputed items or amounts set forth on the applicable Proposed Effective Date Statement(s). If, during such 30-day period, Acquisition Sub and the Shareholder Representative are unable to reach agreement with respect to any such disagreement(s), they shall within five (5) Business Days of the end of such period select an Accounting Referee to promptly commence a review of this Agreement and the disputed items or amounts for the purpose of calculating Effective Date Net Working Capital and/or Effective Date Indebtedness, as applicable, in accordance with the provisions of this Section 2.20. In making any such calculation, the Accounting Referee shall consider only those items or amounts in the Proposed Effective Date Statement of Net Working Capital and/or the Proposed Effective Date Statement of Indebtedness, as applicable, as to which Acquisition Sub and the Shareholder Representative have disagreed, as follows:

(i)	to the extent there are any disputed items or amounts of Effective Date Net Working Capital, the Accounting Referee’s determination of Effective Date Net Working Capital shall not be less than the amount thereof shown in Acquisition Sub’s calculations delivered pursuant to Section 2.20(b) or more than the amount thereof shown in the Shareholder Representative calculation delivered pursuant to Section 2.20(c); and

(ii)	to the extent there are any disputed items or amounts of Effective Date Indebtedness, the Accounting Referee’s determination shall not be more than the amount thereof shown in Acquisition Sub’s calculations delivered pursuant to Section 2.20(b) or less than the amount thereof shown in the Shareholder Representative calculation delivered pursuant to Section 2.20(c).

Acquisition Sub and the Shareholder Representative shall instruct the Accounting Referee to deliver to Acquisition Sub and the Shareholder Representative, as promptly as practicable, but in any event within 30 days after the Accounting Referee has commenced any such review, a report setting forth such calculation. Any such report shall be final and binding upon the Parties, the Shareholder Representative and the Shareholders. The Effective Date Net Working Capital set forth in the Proposed Effective Date Statement of Net Working Capital and the Effective Date Indebtedness set forth in the Proposed Effective Date Statement of Indebtedness, in each case, either as agreed to by Acquisition Sub and the Shareholder

Representative, if such statement is not referred to the Accounting Referee, or as finally determined by the Accounting Referee, shall be the “Final Effective Date Net Working Capital” and the “Final Effective Date Indebtedness”, respectively.

(e)	The cost of any such Accounting Referee review and report shall be borne by the party whose position with respect to the calculation in Section 2.20(b) or Section 2.20(c), as applicable, bears the greatest difference to the final position of the Accounting Referee.

(f)	Acquisition Sub and the Shareholder Representative agree that they will cooperate and assist in the preparation of the Estimated Effective Date Statements and the Proposed Effective Date Statements, the calculation of Effective Date Net Working Capital and Effective Date Indebtedness, and in the conduct of the reviews and determinations identified by Section 2.20(d), including making available, to the extent necessary, such books, records, work papers and personnel as are in such party’s control.

2.21	Adjustment to Consideration

(a)	At the Effective Date, the $100,000,000 amount set forth in the definition of Aggregate Initial Consideration shall be: (1) (x) reduced by the amount, if any, by which the Base Net Working Capital exceeds the Effective Date Net Working Capital set forth in the Estimated Effective Date Statements or (y) increased by the amount, if any, by which Effective Date Net Working Capital set forth in the Estimated Effective Date Statements exceeds the Base Net Working Capital; and (2) reduced by the amount of Effective Date Indebtedness set forth in the Estimated Effective Date Statements. “Base Net Working Capital” means $0. Any adjustment made pursuant to this Section 2.21(a) shall be made at the Effective Date and shall reduce or increase, as applicable, the Aggregate Initial Consideration.

(b)	Upon the determination of the Final Effective Date Net Working Capital and the Final Effective Date Indebtedness pursuant to Section 2.20(d), the consideration payable under this Agreement shall be: (1) (x) reduced by the amount, if any, by which the Effective Date Net Working Capital set forth in the Estimated Effective Date Statements exceeds the Final Effective Date Net Working Capital or (y) increased by the amount, if any, by which the Final Effective Date Net Working Capital exceeds the Effective Date Net Working Capital set forth in the Estimated Effective Date Statements; and (2) (x) reduced by the amount, if any, by which the Final Effective Date Indebtedness exceeds the Effective Date Indebtedness set forth in the Estimated Effective Date Statements or (y) increased by the amount, if any, by which the Effective Date Indebtedness set forth in the Estimated Effective Date Statements exceeds the Final Effective Date Indebtedness.

(c)	If there is a net increase in the consideration payable under this Agreement pursuant to Section 2.21(b), then Acquisition Sub shall promptly, but no later than five (5) Business Days after such calculation has been determined, pay to the Depositary by wire transfer of immediately available funds an amount equal to the product of (x) the amount of such net increase and (y) the Dissent Fraction (the “Additional Aggregate Initial Consideration”), and the Depositary shall distribute such proceeds to the Shareholders in accordance with the Plan of Arrangement. Upon receipt by the Depositary of the Additional Aggregate Initial Consideration, the obligation of Acquisition Sub to pay the Additional Aggregate Initial Consideration to the Shareholders shall be satisfied in full and the Shareholders shall look only to the Depositary for their payment of the Additional Aggregate Initial Consideration. If there is a net reduction in the consideration payable under this Agreement pursuant to Section 2.21(b), then Acquisition Sub shall promptly, but no later than five (5) days after such calculation has been determined, receive from the Indemnity Escrow Account an amount equal to such net reduction, in immediately available funds by wire transfer to an account of Acquisition Sub (and the Shareholder Representative and Acquisition Sub shall issue joint written instructions no more than one (1) Business Day after such calculation has been determined directing the Escrow Agent to make such payment). If, at the time the Additional Aggregate Initial Consideration is otherwise due and payable hereunder and pursuant to the Plan of Arrangement, there are any unresolved Claims, then Acquisition Sub shall only pay the portion (if any) of the Additional Aggregate Initial Consideration equal to the Additional Aggregate Initial Consideration minus the aggregate amount of all such unresolved Claims (based on, with respect to any such Claims the amount of which is not readily determinable, Acquisition Sub’s good faith estimate). Acquisition Sub will pay any amount so deducted (less the amount of any Damages in respect of such Claims determined in accordance with Article 10) once such unresolved Claims have been finally resolved. If the Shareholder Representative delivers to Acquisition Sub, within thirty (30) days after receipt of any such good faith estimate, a notice of dispute, then Acquisition Sub and the Shareholder Representative will use reasonable efforts to reach agreement within thirty (30) days after such notification, and, if they are unable to do so, shall promptly submit the dispute to a reputable professional firm with experience in estimating claims similar to the applicable Claim and mutually agreed by the parties, whose determination shall be based upon submissions of Acquisition Sub and the Shareholder Representative (including any additional information requested by the firm) and shall be (i) in writing, (ii) furnished to the Shareholder Representative and Acquisition Sub as soon as practicable (and in no event later than thirty (30) days after submission of the dispute), and (iii) nonappealable and incontestable by the Shareholder Representative, the Shareholders, Acquisition Sub and each of their respective Affiliates and successors and assigns and not subject to collateral attack for any reason other than manifest error or fraud.

2.22	Additional Understanding

It is understood that the establishment of $0 as the amount of Base Net Working Capital was a negotiated result to establish the base from which any adjustment to the Aggregate Initial Consideration is to be calculated, and, therefore, will not influence or affect in any respect the calculation of Effective Date Net Working Capital.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF ACQUISITION SUB, AND PARENT

3.1	Representations and Warranties of Acquisition Sub

Acquisition Sub represents and warrants as follows to Target, and acknowledges that Target is relying upon such representations and warranties in connection with the entering into of this Agreement:

(a)	Acquisition Sub is a corporation duly incorporated, organized and validly existing under the federal laws of Canada.

(b)	Acquisition Sub has, and Acquisition Sub will have at the Effective Time, the full power and authority to execute, deliver, and to observe and perform its covenants, agreements and obligations under this Agreement and each other Transaction Document to which it is or will be a party at the Effective Time and complete the Arrangement. Acquisition Sub has taken all corporate action necessary to authorize the execution and delivery of, and the observance and performance of its covenants, agreements and obligations under, this Agreement and the Transaction Documents to which it is or will be a party.

(c)	No proceedings have been taken or authorized by Acquisition Sub or, to the knowledge of Acquisition Sub, by any other Person, with respect to the bankruptcy, insolvency, liquidation, dissolution or winding up of Acquisition Sub or, except as contemplated by this Agreement, with respect to any amalgamation, merger, consolidation, arrangement or reorganization relating to Acquisition Sub.

(d)	This Agreement has been, and each Transaction Document to which Acquisition Sub is or will be a party will at the Effective Time be, duly executed and delivered by Acquisition Sub and this Agreement and each of such Transaction Documents constitutes or will constitute a legal, valid and binding obligation of Acquisition Sub enforceable against Acquisition Sub in accordance with its respective terms.

(e)

Neither the entering into of this Agreement nor the performance or observation by Acquisition Sub of any of its obligations hereunder will constitute a breach of or violate or require any consent or constitute a default (whether after notice or lapse of time or otherwise) under (i) any articles, by-laws or other organizational documents of Acquisition Sub,

(ii) subject to obtaining the Regulatory Approvals, any Applicable Laws, or (iii) any material Contract, License or other instrument or obligation to which Acquisition Sub is a party or by which it is bound which would adversely affect Acquisition Sub’s ability to perform its obligations under this Agreement.

(f)	Other than the Regulatory Approvals, no consent, approval, License, Order, authorization, registration or declaration of or filing with, any Governmental Authority or other Person is required by Acquisition Sub in connection with the:

(i)	completion of the transactions contemplated by this Agreement or the Plan of Arrangement;

(ii)	execution and delivery by Acquisition Sub of this Agreement or any other Transaction Document to which Acquisition Sub is or will be a party; or

(iii)	observance and performance by Acquisition Sub of its obligations under this Agreement or any other Transaction Documents to which Acquisition Sub is or will be a party.

(g)	There is no Claim in progress or, to the knowledge of Acquisition Sub, pending before any Governmental Authority or threatened against Acquisition Sub that would adversely affect in any manner the ability of Acquisition Sub to enter into this Agreement or the Plan of Arrangement and to perform its obligations hereunder and thereunder and there is no Order against Acquisition Sub that would adversely affect in any manner the ability of Acquisition Sub to enter into this Agreement or the Plan of Arrangement and to perform its obligations hereunder and thereunder.

(h)	Acquisition Sub has access to, and on the Effective Date will have, sufficient funds available to pay the Aggregate Cash Consideration payable at the Effective Time.

(i)	Acquisition Sub is not a “non-resident” of Canada within the meaning of the Tax Act.

(j)	Acquisition Sub, together with its affiliates, as defined under the Competition Act, neither has aggregate assets in Canada, nor aggregate gross revenues from sales in, from or into Canada, in excess of C$200,000,000 for the purposes of calculating the thresholds set forth at subsection 109(1) of the Competition Act.

3.2	Representations and Warranties of Parent

Parent represents and warrants as follows to Target, and acknowledges that Target is relying upon such representations and warranties in connection with the entering into of this Agreement:

(a)	Parent is a corporation duly incorporated and validly existing under the laws of the State of Delaware.

(b)	Parent has, and Parent will have at the Effective Time, the full power and authority to execute, deliver, and to observe and perform its covenants, agreements and obligations under, this Agreement and each other Transaction Document to which it is or will be a party at the Effective Time and complete the Arrangement. Parent has taken all corporate action necessary to authorize the execution and delivery of, and the observance and performance of its covenants, agreements and obligations under, this Agreement and the Transaction Documents to which it is or will be a party.

(c)	No proceedings have been taken or authorized by Parent or, to the knowledge of Parent, by any other Person, with respect to the bankruptcy, insolvency, liquidation, dissolution or winding up of Parent.

(d)	This Agreement has been, and each Transaction Document to which Parent is or will at the Effective Time be a party will be, duly executed and delivered by Parent and constitutes or will constitute a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its respective terms.

(e)	Neither the entering into of this Agreement nor the performance or observation by Parent of any of its obligations hereunder will constitute a breach of or violate or require any consent or constitute a default (whether after notice or lapse of time or otherwise) under (i) any articles, by-laws or other organizational documents of Parent, (ii) subject to obtaining the Regulatory Approvals, any Applicable Laws, or (iii) any material Contract, License or other instrument or obligation to which Parent is a party or by which it is bound, which, in any such case under (i), (ii) or (iii), would materially and adversely affect Parent’s ability to perform its obligations under this Agreement.

(f)	Other than the Regulatory Approvals and such other consents, approvals, Licenses, Orders, authorizations, registrations, declarations or filings the failure of which to obtain or make would not materially and adversely affect Parent’s ability to perform its obligations under this Agreement, no consent, approval, License, Order, authorization, registration or declaration of or filing with, any Governmental Authority or other Person is required by Parent in connection with the:

(i)	completion of the transactions contemplated by this Agreement or the Plan of Arrangement;

(ii)	execution and delivery by Parent of this Agreement; or

(iii)	observance and performance by Parent of its obligations under this Agreement.

(g)	There is no Claim in progress or, to the knowledge of Parent, pending before any Governmental Authority or threatened against Parent that would adversely affect in any manner the ability of Parent to enter into this Agreement and to perform its obligations hereunder and there is no Order against Parent that would adversely affect in any manner the ability of Parent to enter into this Agreement and to perform its obligations hereunder.

(h)	All of the Common Stock issuable in accordance with this Agreement will be, when so issued, duly authorized, validly issued, fully paid and non-assessable and free and clear of any liens (other than those created under federal and state securities laws and restrictions set forth in this Agreement and the Lock-up Agreements) and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Parent’s formation or governing documents or any agreement to which Parent is a party or by which it is otherwise bound, and upon such issuance the recipient thereof shall be entitled to all rights accorded to a holder of Parent’s Common Stock. The authorized capital stock of Parent consists of 625,000,000 shares of Common Stock and 40,000,000 shares of preferred stock, $0.001 par value per share. As of the date hereof, (a) 42,330,655 shares of Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable, (b) 3,863,066 shares of Common Stock are reserved for issuance upon exercise of outstanding warrants and options of Parent, and (c) no shares of preferred stock are issued or outstanding.

(i)	Parent has made available to Target copies of each report filed with the SEC by Parent under the Exchange Act since June 18, 2010 (the “SEC Documents”). As of their respective dates, the SEC Documents complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and, to the extent applicable, the Sarbanes-Oxley Act of 2002 (“SOX”), including in each case the rules and regulations thereunder. Except to the extent that information contained in the SEC Documents has been revised or superseded by a later-filed SEC Document filed before the date of this Agreement, none of the SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading, in light of the circumstances under which they were made. Since June 18, 2010, Parent has timely filed all reports, form and documents required to be filed by Parent under the Exchange Act or pursuant to the rules and regulations of any self-regulatory organization of which Parent is a member.

(j)

All certifications and statements required by Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of SOX and the rules and regulations promulgated thereunder, with respect to any report referred to in paragraph (i) above (“Certifications”), complied with such Rules and Sections and the statements contained in the Certifications were true and correct as of the date of the filing thereof.

(k)	Parent has implemented and maintained disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act), and such controls and procedures are effective to ensure that (i) all information required to be disclosed by Parent in the reports that it files under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and (ii) all such information is accumulated and communicated to Parent’s management, including its principal executive officer and principal financial officer, as appropriate to allow timely decisions regarding required disclosure.

(l)	Parent is, and since January 1, 2010 has been, in compliance in all material respects with (i) the applicable listing and corporate governance rules and regulations of The NASDAQ Global Select Market, and (ii) the applicable provisions of SOX.

(m)	Since January 1, 2008, to the date hereof, neither Parent nor any of its Subsidiaries has received any written complaint or claim that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

(n)

Parent has implemented and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with US GAAP, including, without limitation, that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with US GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Since June 18, 2010, (a) there have not been any changes in Parent’s internal control over financial reporting that have materially affected, or are reasonably likely to materially affect, Parent’s internal control over financial reporting; (b) all significant deficiencies and material weaknesses in the design or operation of Parent’s internal control over financial reporting which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information have been disclosed to Parent’s outside auditors and the audit committee of Parent’s Board, and (c) there has not been any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.

(o)	Each of the financial statements (including, in each case, any notes thereto) contained in the SEC Documents (including each of the SEC Documents filed after the date hereof until the Effective Date) complied with the rules and regulations of the SEC (including Regulation S-X) as of the date of the filing of such reports, was prepared in accordance with US GAAP, and fairly presents in all material respects the financial condition and the results of operations, changes in stockholders’ equity and cash flow of Parent as at the respective dates of and for the periods referred to in such financial statements, subject, in the case of interim financial statements, to the omission of notes to the extent permitted by Regulation S-X (that, in the case of interim financial statements included in the SEC Documents filed since Parent’s most recent Annual Report on Form 10-K, would not differ materially from the notes to the financial statements included in such Annual Report of Parent and Acquisition Sub.

3.3	Knowledge of Parent and Acquisition Sub

Where any representation or warranty contained in this Agreement is expressly qualified by reference to the “knowledge” of Acquisition Sub or Parent or refers to the awareness of Acquisition Sub or Parent of certain facts or circumstances, it shall be deemed to refer to the knowledge or awareness of each Person set forth on Schedule 3.3, and the knowledge or awareness he/she would have had if he/she had conducted a diligent inquiry into the relevant subject matter. Each of Acquisition Sub and Parent confirms that each such Person has made due and diligent inquiry of such other Persons (including appropriate employees of Acquisition Sub and Parent) as he/she considers reasonably necessary as to the matters that are the subject of such representations and warranties.

3.4	Survival

The representations and warranties of Acquisition Sub and Parent contained herein shall not survive the completion of the Arrangement and shall expire and terminate on the earlier of the termination of this Agreement in accordance with the provisions hereof and the Effective Time.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF TARGET

4.1	Representations and Warranties of Target

Target represents and warrants as follows to Acquisition Sub and Parent, and acknowledges that Acquisition Sub and Parent are relying upon such representations and warranties in connection with the entering into of this Agreement:

(a)	Board Approval. The Board has determined unanimously that this Agreement and the Plan of Arrangement is in the best interests of Target and has resolved unanimously to recommend to the Shareholders that they vote in favour of the Arrangement Resolution.

(b)	Organization. Each Target Company is a corporation duly incorporated, organized and validly existing under the laws of the jurisdiction of its formation, as set forth on Schedule 4.1(b). Target has no Subsidiaries other than the Target Subsidiaries.

(c)	No Bankruptcy Proceedings. Except as set forth on Schedule 4.1(c), no proceedings have been taken or authorized by any of the Target Companies or, to the knowledge of Target, by any other Person, with respect to the bankruptcy, insolvency, liquidation, dissolution or winding up of any Target Company or, except as contemplated by this Agreement, with respect to any amalgamation, merger, consolidation, arrangement or reorganization relating to any Target Company.

(d)	Authority Relative to this Agreement. Target has all necessary power and capacity to execute and deliver, and, subject to obtaining the Shareholder Approval, to observe and perform its covenants, agreements and obligations under, this Agreement and the Transaction Documents to which it is or will be a party at the Effective Time and complete the Arrangement. Target has taken all corporate action necessary to authorize the execution and delivery of, and, subject to obtaining the Shareholder Approval, the observance and performance of its covenants, agreements and obligations under, this Agreement and the Transaction Documents to which it is or will be a party at the Effective Time.

(e)	Execution and Enforceability. This Agreement has been, and each Transaction Document to which any Target Company is or will be a party will at the Effective Date be, duly executed and delivered by such Target Company, and this Agreement and each Transaction Document to which any Target Company is or will be a party constitutes or will constitute a valid and binding obligation of such Target Company enforceable against such Target Company in accordance with its terms.

(f)	No Legal Proceedings. There is no Claim in progress or, to the knowledge of Target, pending before any Governmental Authority or threatened against any Target Company that would adversely affect in any manner the ability of Target to enter into this Agreement or the Plan of Arrangement and to perform its obligations hereunder and thereunder and there is no Order against Target that would adversely affect in any manner the ability of Target to enter into this Agreement or the Plan of Arrangement and to perform its obligations hereunder and thereunder.

(g)	Solvency. As at the date hereof, (i) each Target Company is able to pay its liabilities as they become due, and (ii) the realizable value of the assets of such Target Company are not less than the aggregate of its liabilities and stated capital of all classes.

(h)	Corporate Records. The Corporate Records of each Target Company have been maintained in accordance with Applicable Law and contain, in all material respects, complete and accurate minutes of all meetings, original resolutions and other documents required in connection therewith, including without limitation all meetings and resolutions passed by the directors, committees thereof and shareholders of that Target Company since the date of incorporation.

(i)	Officers and Directors. The list of officers and directors in Schedule 4.1(i) constitutes a complete and accurate list of all officers and directors of each Target Company.

(j)	Consents. Schedule 1.1-A sets forth a complete and accurate list of all Contractual Consents. Except for the Shareholder Approval and the Regulatory Approvals, no consent, approval, License, Order, authorization, registration or declaration of, or filing with, any Governmental Authority is required by any Target Company in connection with the:

(i)	completion of the transactions contemplated by this Agreement or the Plan of Arrangement;

(ii)	execution and delivery by Target of this Agreement or any Transaction Documents to which any Target Company is or will be a party as of the Effective Date;

(iii)	observance and performance by each Target Company of its obligations under this Agreement or any other Transaction Documents to which such Target Company is or will be a party as of the Effective Date; or

(iv)	avoiding the loss of any License.

(k)	Real Properties. Except for the Leased Premises, no Target Company has any interest in any Real Properties. Schedule 4.1(k) lists all of the Leased Premises. The Real Properties are situated at the locations set out in Schedule 4.1(k).

(l)

Customers and Suppliers. Schedule 4.1(l) lists a sufficient number of the largest customers and suppliers of Target Companies to constitute 65% or more of total consolidated sales or purchases, as the case may be, of Target Companies during the most recent fiscal year prior to the date of this Agreement. No Target Company has received notice of, nor is aware of, any intention on the part of any such customer or supplier to cease doing business with it or to modify or change in any material manner any existing arrangement with it for the purchase or supply of any products or services. The relationship of each Target Company with each of its principal suppliers, shippers and customers is, to the knowledge of Target, satisfactory, and there are no unresolved material disputes with any such supplier, shipper or customer.

(m)	Banks and Depositories. Schedule 4.1(m) contains a complete and accurate list of each bank or other depository in which any Target Company maintains any bank account, trust account or safety deposit box, along with the names of all persons authorized to draw thereon or who have access thereto and all related powers of attorney of Target Companies.

(n)	Equipment Leases. Schedule 4.1(n) sets forth a complete and accurate list of all Equipment Leases which require the payment of in excess of $15,000 per year. All of such Equipment Leases are in full force and effect and no default exists on the part of any Target Company or, to the knowledge of Target, on the part of any of the other parties thereto. The entire interest of each Target Company under each of the Equipment Leases to which it is a party is held by such Target Company free and clear of any Encumbrances other than Permitted Encumbrances.

(o)	Insurance Coverage. Each Target Company is insured against liability, loss and damage in such amounts and against such risks that it reasonably believes are appropriate for its businesses, properties and assets, and such insurance coverage will be continued in full force and effect to and including the Effective Date. Schedule 4.1(o) contains a complete and accurate list of all insurance policies (specifying the insured, the name of the insurer, the amount of coverage, the type of insurance, the policy number, the expiry date and details of any material pending claims) maintained by the Target Companies or under which the Target Companies are covered as of the date hereof. All such insurance policies are in full force and effect. No Target Company is in default, whether as to the payment of premiums or otherwise, with respect to any of the provisions contained in any such insurance policy. For any current claim that has not been settled or finally determined, no Target Company has failed to give any notice or present any claim under any such insurance policy in a due and timely fashion such that the insurer would be entitled to terminate coverage or deny liability on any such claim. There are no claims pending or precautionary notices filed with any insurers under any directors and officers liability insurance policy or any errors and omissions insurance policy of any Target Company and, to the knowledge of Target, there are no facts or events that may give rise to a claim under any insurance policy under which any Target Company is insured.

(p)

Correspondence. Acquisition Sub and Parent have been provided with copies of all material correspondence during the three (3) year period immediately preceding the date of this Agreement between each of the Target Companies and: (i) its internal and external auditors relating to Financial Statements and operations (including internal controls), including all letters between such auditors and management of each of the Target Companies; and (ii) any consultants, advisors or other experts retained by any of the Target Companies in relation to accounting, actuarial, Tax, compliance or legal matters, except, in each case, where Target has been advised by its external legal counsel that providing copies of such correspondence would cause a loss of privilege in respect of such correspondence.

(q)	Financial Advisors. Except as set forth on Schedule 4.1(q), no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated under this Agreement based upon arrangements made by or on behalf of a Target Company.

(r)	Tax Matters.

(i)	Except as specified in Schedule 4.1(r), each Target Company has prepared and filed when due with each relevant Governmental Authority all Tax Returns required to be filed by or on behalf of it in respect of any Taxes for all fiscal periods ending prior to the date hereof and will continue to do so in respect of any fiscal period ending on or before the Effective Date. All such Tax Returns are correct and complete in all material respects, and no material fact has been omitted therefrom. No extension of time in which to file any such Tax Returns is in effect.

(ii)	Except as specified in Schedule 4.1(r), each Target Company has paid in full and when due all Taxes required to be paid on or prior to the date hereof. All Taxes shown on all Tax Returns referred to in Section 4.1(r)(i) or on any assessments or reassessments in respect of any such Tax Returns have been paid in full when due or will be paid in full if due between the date hereof and the Effective Date. The Target Companies have provided adequate accruals in accordance with IFRS in the Financial Statements for any Taxes for the period covered by such Financial Statements that have not been paid, whether or not shown as being due on any Tax Returns. The Target Companies, on a consolidated basis, have made adequate provision in their internal financial statements for any Taxes accruing in respect of any period subsequent to the period covered by the Financial Statements. There are no liens for Taxes (other than Taxes not yet due and payable) upon any assets of any Target Company.

(iii)

Except as specified in Schedule 4.1(r), (a) no reassessments of any Target Company’s Taxes have been issued and are outstanding and there are no outstanding issues which have been raised and communicated by any Governmental Authority for any fiscal period in respect of which a Tax Return of Target has been audited; (b) no Governmental Authority has challenged or disputed a filing position taken by a Target Company in any Tax Return; (c) Target is not aware of any contingent liabilities for Taxes or any grounds for an assessment or reassessment of a Target Company, including unreported benefits conferred on any shareholder of Target, aggressive treatment of income, expenses, credits or other claims for deduction under any Tax Return other than as disclosed in Schedule 4.1(r); (d) no Target Company has received any indication from any Governmental Authority that an assessment or reassessment of it is proposed in respect of any Taxes, regardless of its merits; and (e) no Target Company has executed or filed with any Governmental Authority any agreement or waiver extending the period for assessment, reassessment or collection of any Taxes.

(iv)	Each Target Company has withheld from each payment made to any of its present or former Employees, officers and directors, and to all other Persons, all amounts required by Applicable Law to be withheld, and has remitted such withheld amounts within the prescribed periods to the appropriate Governmental Authority. The Target Companies have remitted all Canada Pension Plan contributions, provincial pension plan contributions, employment insurance premiums, employer health taxes and other Taxes payable by them in respect of the Employees to the proper Governmental Authority within the time required under Applicable Law. Each Target Company has charged, collected and remitted on a timely basis all Taxes as required under Applicable Law on any sale, supply or delivery whatsoever, made by Target.

(v)	Each Target Company has maintained and continues to maintain at its place of business in Canada all Books and Records required to be maintained under the Tax Act, the Excise Tax Act (Canada) and any comparable Applicable Law of any province or territory in Canada, including Applicable Laws relating to sales and use taxes.

(vi)	The Target Shares are not “taxable Québec property” for purposes of the Taxation Act (Québec).

(vii)	The Target Shares are not “taxable Canadian property” for the purposes of the Tax Act. None of the Target Companies is or has ever been required to file Tax Returns in a jurisdiction other than its jurisdiction of formation. No claim has ever been made by a taxing authority in a jurisdiction where a Target Company does not file Tax Returns that it is or may be subject to Tax assessed by such jurisdiction or to a filing requirement therein.

(viii)	No Target Company has participated, directly or through a partnership, in a transaction or series of transactions contemplated in subsection 247(2) of the Tax Act or any comparable Applicable Law of any province or territory in Canada. All transactions or arrangements, including transfer pricing, entered into between and among the Target Companies are on an arm’s length basis. There have been no transfer pricing studies commissioned by any Target Company since 2002.

(ix)	No Target Company is party to or bound by any tax sharing agreement, tax indemnity obligation in favour of any Person or similar agreement in favour of any Person with respect to Taxes (including any advance pricing agreement or other similar agreement relating to Taxes with any Governmental Authority). Without limiting the generality of the foregoing, no Target Company has entered into an agreement contemplated in section 80.04, Section 191.3 or subsection 18(2.3), 127(13) to (17), 127(20) or 125(3) of the Tax Act or any comparable Applicable Law of any province or territory of Canada.

(x)	No Target Company will be required to include in a taxable period ending after the Effective Date any amount of net taxable income (after taking into account deductions claimed for such a period that relate to a prior period) attributable to income that accrued in a prior taxable period but that was not included in taxable income for that or another prior taxable period. Without limiting the generality of the foregoing, there are no circumstances existing which could result in the application to a Target Company of sections 78, 80, 80.01, 80.02, 80.03, 80.04 or 160 of the Tax Act or any analogous provision of any comparable Applicable Law of any province or territory of Canada.

(xi)	At the Effective Date, the balance of each Target Company’s “Low Rate Income Pool”, as defined in the Tax Act and any relevant provincial income tax statute, shall be nil.

(xii)	No Target Company that is not a “United States person” within the meaning of Section 7701 of the Code is engaged in a trade or business within the United States within the meaning of Section 864(b) or Section 882(a) of the Code.

(xiii)	Neither Target nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(xiv)	No Target Company is or has been a passive foreign investment company within the meaning of Section 1297 of the Code.

(xv)

Adenyo SAS is duly registered for the purposes of VAT in its country of incorporation and in other countries where relevant. Adenyo SAS has complied with all statutory provisions, rules, regulations, orders and directions concerning VAT, including the making on time of accurate returns and payments and the maintenance of records. Adenyo SAS has complied with its VAT obligations. No transaction or arrangement involving Adenyo SAS including notably inter-companies arrangements, sales promotion and fidelity programs, real estate, after sale services and warranty programs, arrangements with financial or credit institutions, are to be adjusted for VAT purposes by any Tax authority. Except for Silverback Plc, no Target Company is treated for any Tax purpose as resident in a country other than the country of its incorporation and no Target Company has, or has had within the statutory limitation period, a branch, agency or permanent establishment in a country other than the country of its incorporation.

(s)	Shares and Voting Rights.

(i)	The authorized capital of Target consists of an unlimited number of common shares. Schedule 4.1(s) sets out the class and number of issued and outstanding shares in the capital of Target together with a list of all registered and beneficial holders of such shares as of the date immediately prior to the date of this Agreement specifying the number of such shares owned by each shareholder of Target as of record. Schedule 4.1(s) sets out the authorized and issued capital of each Target Subsidiary together with a list of all shareholders of each Target Subsidiary specifying the number and class of shares owned by each shareholder of the Target Subsidiaries beneficially and as of record.

(ii)	All issued and outstanding shares of each Target Company have been validly issued and are outstanding as fully paid and non-assessable shares.

(iii)	There are no Rights, or other securities exchangeable for or convertible into, or otherwise evidencing a right to acquire any securities of Target, or other bonds, debentures or other evidences of indebtedness of Target outstanding having a right to vote (or that are convertible for securities having a right to vote) with Shareholders on any matter.

(t)	No Options.

(i)	Except as disclosed in Schedule 4.1(t), no Person other than Target and Acquisition Sub has any oral or written agreement, option, warrant, right, privilege or any other right capable of becoming any of the foregoing (whether legal, equitable, contractual or otherwise) granted by or exercisable against any Target Company for the purchase, acquisition, transfer, subscription or issuance of any unissued shares, convertible securities or Rights of any Target Company.

(ii)	Except as disclosed in Schedule 4.1(t), no Person other than Target and Acquisition Sub has any oral or written agreement, option, warrant, right, privilege or any other right capable of becoming any of the foregoing (whether legal, equitable, contractual or otherwise) granted by or exercisable against any Person other than a Target Company for the purchase, acquisition, transfer, subscription or issuance of any unissued shares, convertible securities or Rights of any Target Company.

(u)	Licenses.

(i)	Each Target Company possesses all material Licenses required by Applicable Law in order to own its properties and Assets and to carry on its Business as currently conducted by it and all such Licenses are listed on Schedule 4.1(u). The Licenses are in full force and effect unamended, except for amendments which add additional classes of insurance to those indicated in the Licenses listed in Schedule 4.1(u) and changes in classes of insurance Licenses resulting from the harmonization of classes of insurance.

(ii)	Each of the Target Companies is in compliance in all material respects with all provisions of the Licenses listed on Schedule 4.1(u) and there are no proceedings in progress or, to the knowledge of Target, pending or threatened, which may result in revocation, cancellation, suspension or any adverse modification of any of such Licenses. Such Licenses are free and clear of any material Encumbrances except for Permitted Encumbrances and no such License is subject to any material restrictions or undertakings which would prevent any Target Company from conducting its operations as currently carried on in the ordinary course.

(iii)	None of the Licenses listed in Schedule 4.1(u) is void or voidable or will be terminated or suspended as a result of the completion of the transactions contemplated by this Agreement and neither the terms and conditions relating to any of the Licenses nor the legislation or regulations pursuant to which the same were issued require that any consent or approval of, or filing with or notice (other than update notices) to, any Governmental Authority be made to permit the continued holding by the applicable Target Company of the Licenses immediately after completion of the transactions contemplated by this Agreement.

(v)	Absence of Conflicting Agreements. Subject to obtaining the Regulatory Approvals, Shareholder Approval, Contractual Consents and except as disclosed in Schedule 4.1(v), none of the execution and delivery of, or the observance and performance by Target of, any covenant, agreement or obligation under this Agreement or any Transaction Document to which Target (or any other Target Company) is or will be a party, or the completion of the transactions contemplated hereby or by the Plan of Arrangement:

(i)	contravene or result in, or will contravene or result in, a material violation of or a default under (with or without the giving of notice or lapse of time, or both) or in the acceleration or termination of any of the rights or obligations under:

(A)	any License listed in Schedule 4.1(u);

(B)	the articles, by laws or constating documents of any Target Company;

(C)	any directors’, shareholders’ or policyholder resolutions of any Target Company; or

(D)	the provisions of any Material Contract;

(ii)	contravene or result in, or will contravene or result in, a violation in any material respect of any Applicable Law;

(iii)	relieve any other party to any Material Contract of that party’s obligations thereunder or enable it to terminate its obligations thereunder; or

(iv)	result in the creation or imposition of any Encumbrance on any Target Company or any of its material Assets except for Permitted Encumbrances.

(w)	Financial Statements. The Financial Statements:

(i)	are attached as Schedule 4.1(w), and are true and complete copies thereof;

(ii)	have been prepared in accordance with IFRS, applied on a basis consistent with that of the preceding periods except (A) as disclosed in the notes to such Financial Statements, if any, and (B) that the Interim Financial Statements (1) are prepared in a format used for internal management reporting purposes, (2) lack the notes to the financial statements, and (3) are subject to normal year-end adjustments; and

(iii)	present fairly, in all material respects, the financial position, results of operations and cash flows of the applicable Target Company as of the date of, and for the periods presented in, such Financial Statements, in each case in accordance with IFRS (subject to the matters referred to in clauses (A) and (B) of Section 4.1(w)(ii)).

No information has become available to the Target Companies, including from auditors, any regulatory authority, any reinsurer or any dealing with any Claims pursuant to any insurance policies issued by a Target Subsidiary that would render the representations and warranties in this Section 4.1(w) incomplete or inaccurate in any material respect. The Condition of the Business of each Target Company as of the date hereof is at least as good as the financial condition reflected in the Interim Financial Statements, except for such changes that would not reasonably be expected to have a material and adverse impact on any Target Company. Since the date of the most recent Annual Financial Statements, there has been no Material Adverse Effect and, to the knowledge of Target, no event has occurred nor do any circumstances exist which would reasonably be expected to result in a Material Adverse Effect.

(x)	Undisclosed Liabilities. No Target Company has any liabilities (whether accrued, absolute, contingent or otherwise, matured or unmatured) of any kind except:

(i)	liabilities disclosed or provided for in such Target Company’s Financial Statements and liabilities incurred in the ordinary course of business and not required to be set forth in such Financial Statements under IFRS;

(ii)	liabilities incurred in the ordinary course of business since September 30, 2010 which are not, in the aggregate, material and adverse to such Target Company or to the Condition of its Business; and

(iii)	liabilities set out in Schedule 4.1(x).

Without limiting the generality of the foregoing, except as set forth in Schedule 4.1(x), no Target Company has given or agreed to give, or is a party to or bound by, any guarantee of the Indebtedness or other obligations of any other Person or any indemnity or other commitment by which such Target Company is, or is contingently, responsible for such Indebtedness or other obligations or any comfort letter or understanding with respect to any such Indebtedness or other obligations of any other Person and no Target Company is a party to or bound by any interest rate, foreign currency or credit default or other swap, hedging, forward or similar agreement, any put, call or repurchase agreement or any other so-called “off balance sheet” financial agreement.

(y)	Books and Records.

(i)	All material financial transactions arising since January 1, 2007 have been accurately recorded in the Accounting Records of each Target Company and the Accounting Records of each Target Company accurately reflect in all material respects the basis for the financial position and the revenues, expenses and results of operations of such Target Company shown in such Target Company’s Financial Statements.

(ii)	Except as set out in Schedule 4.1(y), no information, records or systems pertaining to the operation or administration of a Target Company with respect to the past five years are in the possession of, recorded, stored, maintained by or otherwise dependent on any other Person.

(z)	Absence of Changes. Except as disclosed in Schedule 4.1(z), since September 30, 2010, except as disclosed in the Interim Financial Statements and as contemplated or permitted by this Agreement:

(i)	each of the Target Companies has conducted its Business in the ordinary course and has not incurred any material debt, obligation or liability out of the ordinary course of business;

(ii)	no Target Company has experienced any change in the Condition of its Business other than changes in the ordinary course of business, and such changes have not, either individually or in the aggregate, had a Material Adverse Effect and have not had nor may they be reasonably expected to have, with respect to any Target Company, either before or after the Effective Time, a Material Adverse Effect on the Condition of its Business; and

(iii)	there has not been any material change in the accounting principles, policies, practices or procedures of any Target Company or their application to any Target Company.

(aa)	Absence of Unusual Transactions. Except as set forth in Schedule 4.1(aa) or as specifically disclosed in the Interim Financial Statements, since September 30, 2010 and except as expressly permitted herein no Target Company has:

(i)	transferred, assigned, sold, licensed, abandoned or otherwise disposed of any of its Assets or cancelled or forgiven any debts or claims other than in the ordinary course of business, and with respect to Intellectual Property, non-exclusive licenses or sublicenses granted in the ordinary course of business;

(ii)	settled any liability, Claim or appeal pending against it or against any of its Assets, other than in the ordinary course of business;

(iii)	except in the ordinary course of business, discharged or satisfied any Encumbrance or paid any obligation or liability (fixed or contingent);

(iv)	waived or omitted to take any action in respect of any rights of substantial value if the loss of such right would be material in relation to the Assets or the Business or entered into any commitment or transaction if such commitment or transaction is or would be material in relation to the Assets or the Business;

(v)	made or authorized any payment or loan to or borrowed any monies or otherwise became indebted to its officers, former officers, directors, former directors, shareholders, former shareholders, Employees or former Employees, or to any other Person not dealing at arm’s length (as such term is defined in the Tax Act) with any of the foregoing (excluding salaries and other remuneration, reimbursement of properly incurred disbursements and payments under insurance policies);

(vi)	made or committed to make any single Capital Expenditure in respect of a single capital asset exceeding $10,000 or Capital Expenditures in the aggregate in excess of $25,000;

(vii)	created any Encumbrance other than Permitted Encumbrances on any of its material Assets or suffered or permitted any such Encumbrance that has arisen on the material Assets since that date to remain;

(viii)	amended its articles or by-laws or similar document adopted or filed in connection with its creation, formation or organization;

(ix)	directly or indirectly, declared, set aside for payment or paid any dividend or made any other payment or distribution on or in respect of any of its shares (other than by a Target Subsidiary to Target or a wholly owned Subsidiary of Target);

(x)	redeemed, purchased, retired or otherwise acquired, directly or indirectly, any of its shares;

(xi)	issued or sold any shares, bonds or other securities or issued, sold or granted any option, warrant or right to purchase any of its shares or other securities or issued any security convertible into its shares, granted any registration rights or otherwise made any change to its authorized or issued share capital;

(xii)	disposed of or revalued any of the assets reflected on the balance sheet forming part of the most recent Annual Financial Statements, except sales of assets in the ordinary course of business;

(xiii)	suffered any extraordinary loss;

(xiv)	mortgaged, pledged, granted a security interest in or otherwise created an Encumbrance on any of its Assets, except in the ordinary course of business and in amounts which, individually and in the aggregate are not material to its financial condition, or to the operation of the Business;

(xv)	entered into any Contract or any other transaction that was not in the ordinary course of business;

(xvi)	terminated, cancelled, modified or amended in any material respect or received notice or a request for termination, cancellation, modification or amendment of any Material Contract or taken or failed to take any action that would entitle any party to a Material Contract to terminate, modify, cancel or amend any Material Contract;

(xvii)	cancelled or waived any debt, claim or other right with a value to it in excess of $25,000;

(xviii)	except in the ordinary course of business, incurred any indebtedness for borrowed money to any other Person or incurred any other liability or obligation to any other Person which is required to be classified as a liability on the liability side of a balance sheet in accordance with IFRS;

(xix)	given or agreed to give or become a party to or bound by any guarantee, surety or indemnity in respect of Indebtedness or other obligations or liabilities of any other Person or become a party to any other commitment by which it is, or is contingently, responsible for such indebtedness or other liability or obligation;

(xx)	completed an acquisition, directly or indirectly (including by way of bulk reinsurance, amalgamation, merger, consolidation or acquisition of shares or assets), of any Person or any division thereof or material portion of the assets thereof or entered into any binding letter of intent or made any other binding commitment in relation to such an acquisition;

(xxi)	increased the benefits to any Employees or former Employees or directors, officers or former directors or officers of any Target Company under any Employee Plan;

(xxii)	liquidated, dissolved or wound up or disposed of all or substantially all of its Assets (including by way of bulk reinsurance, whether on an indemnity or assumption basis);

(xxiii)	made any material Tax election, settled or compromised any material Tax liability, filed any material amended Tax Return, entered into a material agreement in respect of Taxes with any Governmental Authority, surrendered any right to claim a material Tax refund, or consented to the extension or waiver of the limitation period applicable to any material Tax claim or assessment or reassessment; or

(xxiv)	authorized or agreed or otherwise become subject to a binding commitment to do any of the foregoing.

(bb)	Indebtedness. Except as described in Schedule 4.1(bb) or as set forth in the Interim Financial Statements, no Target Company has outstanding any Indebtedness and no Target Company is under any agreement to create or issue any Indebtedness.

(cc)

Privacy Matters. The Target Companies carry on and have carried on the Business and matters in connection with this transaction in compliance in all material respects with all Privacy Law and in compliance with the Privacy Policies of the Target Companies (including with respect to the collection, use, transfer and other disposition of any Personal Information) and no Target Company has received any written notice of any alleged breach or violation of any Privacy Law. Except as set forth in Schedule 4.1(cc), in the past three (3) years, there have not been any incidents of data security breaches or complaints, notices to, or audits, proceedings or investigations conducted or claims asserted by any other Person (including any Governmental Authority) regarding the collection, use, transfer and other disposition of any Personal Information by any

Person in connection with the Business or any violation of Applicable Law, and none are pending, and, to the knowledge of the Target, there is no reasonable basis for the same and no such claim has been threatened.

(dd)	Compliance with Applicable Law. Each of the Target Companies has conducted and is conducting its Business in compliance in all material respects with all Applicable Laws and no Target Company has received any written notice of any alleged breach or violation of any Applicable Law.

(ee)	Regulatory Matters.

(i)	There are no outstanding Orders, notices or similar requirements relating to any Target Company or its property, Assets and operations, issued by any Governmental Authority having jurisdiction over the Target Company, which have been received by the Target Company and, to the knowledge of Target, there are no matters under discussion with any such Governmental Authority relating to such Orders, notices or similar requirements.

(ii)	No Target Company has a record retention policy.

(ff)	The Business. No Target Company carries on any business other than its Business and no Target Company is a party to any Contract or Encumbrance or subject to any restriction in its articles, by laws or directors’, shareholders’ or policyholders’ resolutions or subject to any restriction imposed by any Governmental Authority or subject to any Applicable Law or Order which materially restricts or interferes with the conduct of its business or its use of the Assets or which materially limits or materially restricts or otherwise materially and adversely affects such Target Company, its Assets or the Condition of its Business.

(gg)	Employees.

(i)	Schedule 4.1(gg) sets out the following information:

(A)	The names, titles and dates of hire of all Employees, together with the location of their employment and the amount of vacation pay to which each is entitled;

(B)	a list of all written employment contracts between any Target Company and any Employee;

(C)

the rate of annual remuneration of each Employee and each director and officer of a Target Company, any bonuses paid since the end of the last completed financial year and all other bonuses, incentive schemes and benefits to which each Employee and each director and officer of a Target Company is entitled, including in connection with the transactions contemplated by this Agreement and the Transaction Documents;

(D)	a listing (without names) of all Non-Active Employees of the Target Companies, the reason for their absence from work, whether they are expected to return to work and if so, when, and the nature of the benefits to which such Non-Active Employees are entitled from the Target Companies; and

(E)	particulars of all other material terms and conditions of employment or engagement of the Employees and the positions held by them.

(ii)	No Employee is employed under a contract which cannot be terminated by the Target Companies on reasonable notice. Adenyo SAS has not terminated any more than six (6) Employees or revoked any legal representative (mandataire social) over the past three (3) years.

(iii)	Except as set forth in Schedule 4.1(gg), with respect to the Employees:

(A)	the Target Companies are and have been in compliance in all material respects with all Applicable Laws respecting employment and employment practices including all employment standards, human rights, labour relations, occupational health and safety, workers’ compensation or workplace safety and insurance and pay equity legislation and there are no outstanding claims, complaints, investigations, prosecutions or Orders under such Applicable Laws;

(B)	the Target Companies are not and have not been engaged in any unfair labour practice and no unfair labour practice complaint, grievance or arbitration proceeding is pending or threatened against any of the Target Companies;

(C)	all amounts due or accruing due for all salary, wages, bonuses, commissions, pension benefits or other Employee benefits or compensation are reflected in the Books and Records of the Target Companies;

(D)	there is no commitment or agreement to increase wages or modify the terms and conditions of employment of any Employee; and

(E)	the Target Companies have delivered to Acquisition Sub true and complete copies of all Licenses issued under employment standards legislation. Such Licenses are listed on Schedule 4.1(gg) and the Target Companies have operated in compliance with such Licenses.

(iv)	Collective Agreements. None of the Target Companies is a party, either directly or indirectly or by operation of law, to any Collective Agreement. No Collective Agreement restricts the relocation or closing of any part of the Business. No trade union, council of trade unions, employee association, employee bargaining agent or affiliated bargaining agent holds bargaining rights with respect to any of the Employees by way of certification, interim certification, voluntary recognition, related employer or successor employer rights, or has applied or, to the knowledge of Target, threatened to apply to be certified as the bargaining agent of any of the Employees. To the knowledge of Target, there have been no actual or threatened and there are no pending union organizing activities involving the Employees, and the Target Companies do not have any labour problems that might adversely affect the Business or lead to an interruption of operations. There are no outstanding arbitration awards, labour grievances, arbitration proceedings or other proceedings under any Collective Agreement. The Target Companies have not breached any Collective Agreement in any material respect and to the knowledge of Target there are no grievances or arbitration proceedings under any Collective Agreement. There are no written or oral agreements or courses of conduct which modify any Collective Agreement. The collective bargaining agreement (convention collective) applicable to Adenyo SAS is the so called “SYNTEC” collective bargaining agreement. No Employee of Adenyo SAS may claim that another collective bargaining agreement is applicable to Adenyo SAS. Adenyo SAS has no obligation in accordance with Applicable Laws to set up any works’ council (comité d’entreprise) and has not set up any such works’ council.

(hh)	Workers’ Compensation. The Target Companies are registered with all workers’ compensation, workplace safety and insurance boards and authorities as so required to be registered by a Target Company under any Applicable Laws. There are no outstanding, and since January 1, 2007 there have been no notices of assessment, provisional assessment, reassessment, supplementary assessment, penalty assessment or increased assessment (collectively, “Assessments”) or any other communications related thereto which any of the Target Companies have received from any workers’ compensation or workplace safety and insurance board or similar authorities in any jurisdictions where the Business is carried on which are unpaid on the date hereof and, to the knowledge of Target, there are no facts or circumstances and there have been no accidents or incidents which may result in a fine or penalty or any charges or an increase in liability to any of the Target Companies from any applicable workers’ compensation or workplace safety and insurance legislation, regulations or rules after the Effective Time. To the knowledge of Target, the workers’ compensation accident cost experience relating to each Business is such that there are no pending or possible Assessments and there are no Claims or potential Claims, in each case which may materially adversely affect the accident cost experience of any of the Target Companies.

(ii)	Employee Plans.

(i)	List of Employee Plans. Schedule 4.1(ii) contains a true and complete list of all Employee Plans. No Target Company has made any promise, proposal or commitment, whether legally binding or not, to create any additional Employee Plan or to modify or change any existing Employee Plan that would affect any Employee or former Employee of any Target Company.

(ii)	Vesting. Except as disclosed in Schedule 4.1(ii), neither the execution and delivery of this Agreement, nor the observance and performance by Target and Acquisition Sub of their obligations under this Agreement nor the Arrangement or change of control of the Target Companies at the Effective Time will, either alone or in combination with any other event, accelerate the time of vesting or payment under any Employee Plan, require any funding or securing of benefits under any Employee Plan or increase the rights or entitlements of any Employee or former Employee under any Employee Plan.

(iii)	Employee Plan Participation and Obligations. There are no participating employers with respect to any Employee Plan other than Target Companies and no Target Company has any obligations under any Employee Plan to provide benefits to any Person who is not an Employee or former Employee of that Target Company.

(iv)	Registration and Compliance. Each Employee Plan is duly registered where required by Applicable Law (including registration with relevant Tax authorities where such registration is required to qualify for Tax exemption or other Tax beneficial status), and each Employee Plan intended to qualify under Section 401(a) of the Code is so qualified. Each Employee Plan has been administered in compliance in all material respects with, and is in good standing under, Applicable Law and the terms of the Employee Plan and any associated funding arrangement. All assets held in any funding arrangement associated with an Employee Plan have been held and invested in compliance in all material respects with Applicable Law and the terms of the Employee Plan and the associated funding arrangement.

(v)	Plan Documents. With respect to each of the Employee Plans, Target has made available to Acquisition Sub true and complete copies of the current version of each of the following documents and any prior documents to the extent reasonably available through a review of Target’s files:

(A)	the document or documents establishing the terms of the Employee Plan, as well as any amendments to such documents;

(B)	the descriptions of the Employee Plans provided to Employees or former Employees and all material employee communications relating to the Employee Plans (other than communications relating to routine claims or queries of a particular Employee or former Employee);

(C)	if the Employee Plan is now or has at any time been funded through a trust, a copy of the trust agreement and any amendments thereto, and the most recent financial statements of the trust;

(D)	if the Employee Plan is funded through any third party funding arrangement other than a trust, a copy of the agreement or policy governing that arrangement and any amendments thereto, and the most recent financial information related to such arrangement;

(E)	all other contracts material to the Employee Plan, including insurance contracts, investment management agreements, subscription and participation agreements and record keeping agreements.

Also with respect to each of the Employee Plans, Target has made available to Acquisition Sub true and complete copies of any written reports of investment counsel within the past two (2) years and any written reports of regulatory audits issued within the past five (5) years.

(vi)	Pension Plan Filings. No Target Company participates or has participated in any Pension Plan in the last five (5) years.

(vii)	Financial Information. The financial statements or financial information related to each Employee Plan that have been provided to Acquisition Sub present fairly, in all material respects, the financial results of the Employee Plan for the periods indicated therein. Except as disclosed in Schedule 4.1(ii), and except for amounts and reasonable accruals and reserves reflected in such financial statements or financial information, or the Financial Statements, no Taxes, fees, expenses or penalties related to any Employee Plan are exigible against assets held under the associated funding arrangement or against any Target Company. Except as disclosed in Schedule 4.1(ii), none of the Employee Plans or associated funding arrangements requires or permits a retroactive increase in premiums or payments and, to the knowledge of Target, the level of reserves, if any, under any insured Employee Plan is reasonable and sufficient to provide for all incurred but unreported claims.

(viii)

Contributions To Employee Plans. With respect to each Employee Plan, all employee contributions (if any) have been paid into the funding arrangement for the Employee Plan in accordance with the terms of such Employee Plan. Except as disclosed in Schedule 4.1(ii), with respect to each Employee Plan, Target has either funded such Employee Plan in accordance with the terms of such Employee Plan, or, to the extent not fully funded, has made appropriate provisions and disclosures, to the extent required, for the liabilities of Target thereunder in the Financial Statements.

(ix)	Extent of Benefits. Except as indicated in Schedule 4.1(ii), no Employee Plan provides benefits, including death or medical benefits (whether or not insured), with respect to Employees or former Employees of a Target Company beyond retirement or other termination of service, other than:

(A)	coverage required by Applicable Law,

(B)	death or retirement benefits under any Employee Plan that provides pension or retirement benefits, or

(C)	deferred compensation benefits accrued as liabilities in the Financial Statements.

(x)	ERISA Group Liabilities. No Target Company, nor any Person that, at any relevant time, could be treated as a single employer with a Target Company under Section 414 of the Code (an “ERISA Affiliate”) has ever sponsored, maintained, contributed to, nor do any of them have any liability or contingent liability under or with respect to any plan or arrangement subject to Title IV of ERISA or Section 412 of the Code.

(jj)	Intellectual Property.

(i)	Registered Proprietary Intellectual Property. Schedule 4.1(jj) contains a true and complete list of all of the registrations and applications for registration of the Proprietary Intellectual Property (including Internet domain names) (other than, for the avoidance of doubt, registrations or applications for registration of Proprietary Intellectual Property (x) that have been expressly and intentionally withdrawn or abandoned with the applicable Governmental Authority by the applicable Target Company, or (y) for which the applicable Target Company has received a final, non-appealable notice from the applicable Governmental Authority rejecting any such application for registration or noting that any such application has been abandoned (and which Proprietary Intellectual Property, if any, is not material to the business of the Company)). All such registrations and applications for registration are subsisting and in good standing and are recorded in the name of a Target Company. None of such applications for registration of any Proprietary Intellectual Property have been rejected, cancelled or opposed (except for objections to registration set out in office actions issued in the ordinary course of prosecution).

(ii)	Common Law Trademarks. Schedule 4.1(jj) contains a true and complete list of all of the material common law trade-marks and service marks included in the Proprietary Intellectual Property and currently used by the Target Companies in the Business.

(iii)	Software. Schedule 4.1(jj) contains a true and complete list of all of the material Proprietary Software that is (i) used in the operation of the Business, or (ii) marketed, licensed, supported, maintained, distributed or under development by a Target Company. With respect to the Proprietary Software listed on Schedule 4.1(jj), (A) one of the Target Companies maintains machine-readable, master-reproducible copies of the object code, source code, technical documentation and user manuals for the most current releases or versions thereof and for all earlier release or versions thereof currently being, or by contract for the benefit of any customer is to be, supported by them; (B) in each case, the machine-readable object code copy substantially conforms to the corresponding source code listing; and (C) it can be maintained and modified by reasonably competent programmers familiar with such language, hardware and operating systems.

(iv)	Ownership; Outbound Licenses; Encumbrances. One or more of the Target Companies are the sole and exclusive owners of the Proprietary Intellectual Property. Except as set forth in Schedule 4.1(jj), no director or officer of any Target Company, shareholder of a Target Company or the Target Subsidiaries (other than Target or a Target Company), or any Employee of any of the Target Companies or any other affiliated Person, or, except for non-exclusive licenses granted by any one or more of the Target Companies to customers in the ordinary course of business and except as set forth in Schedule 4.1(jj), any other Person, has any Contract, option or privilege in its favour, or any right, title or interest, in or with respect to any of the Proprietary Intellectual Property. None of the Proprietary Intellectual Property is subject to any Encumbrance (other than Permitted Encumbrances).

(v)	Proceedings. Except as set forth in Schedule 4.1(jj), none of the Target Companies: (A) is a party to, or is otherwise bound by, any proceeding, settlement agreement or stipulation or is subject to any outstanding decree, order, or judgment, that restricts in any manner the Use, other exploitation, transfer or licensing of any of the Propriety Intellectual Property or Third Party Intellectual Property; or (B) has received any written notice regarding a fact, matter or circumstance which is reasonably likely to result in any legal proceeding for opposition, cancellation, revocation, rectification or invalidation relating to title, validity, use or enforceability or any similar proceeding anywhere in the world relating to any Proprietary Intellectual Property or any application or registration therefor.

(vi)	Employees and Contractors. The past and present Employees, consultants and independent contractors employed or retained by the Target

Companies in connection with the development of any Target Companies’ products have each entered into enforceable agreements pursuant to which such Person has (A) agreed to maintain the confidentiality of confidential Intellectual Property disclosed by a Target Company to such Person (including all trade secrets in the Proprietary Intellectual Property and Third Party Intellectual Property), and (B) has assigned to a Target Company, all right, title and interest in the Proprietary Intellectual Property and any part thereof created by them during the course of their employment or the course of their consulting or contractor relationship with the Target Company, without further consideration beyond the consideration set forth in such agreements or any restrictions or obligations on a Target Company, including any on the Use, ownership or disposition of any such Intellectual Property (other than certain Intellectual Property rights created by consultants or contractors who were engaged by a Target Company to develop Software for the internal operation of such Target Company’s business and unrelated to any Target Companies’ products and retained by them, which Intellectual Property rights were nevertheless licensed by such consultants and contractors to the applicable Target Company(ies) for, as applicable, use in its or their respective business(es)).

(vii)	Inbound Licenses. All of the permissions and licenses of the Target Companies to Use Third Party Intellectual Property (including all Third Party Software (other than licenses of commercially-available Software with a replacement cost and/or annual license or maintenance fee of less than $25,000 in the aggregate)) are disclosed in Schedule 4.1(jj). All of the permissions and licenses of the Target Companies to Use Third Party Intellectual Property (including all Third Party Software) are, in full force and effect (other than as a result of facts and/or circumstances unknown to the Target Companies that have resulted in the termination of such permission or license), and none of the Target Companies nor, to the knowledge of Target, any licensor, is in default of its obligations thereunder nor has any third party claimed in writing that any Target Company is in default of its obligations thereunder.

(viii)	Validity; Target’s Rights. Except as set forth in Schedule 4.1(jj), there are no written claims against any Target Company that were either made within the past three (3) years or are presently pending and, to the knowledge of Target, no other claims have been made or threatened against any Target Company in the past three (3) years, contesting the validity, use, ownership, enforceability or registrability of any of the registrations or applications for registration of Proprietary Intellectual Property or any of the other Proprietary Intellectual Property or any of the rights of any Target Company to any of the Third Party Intellectual Property, except for such challenges that have been settled without any Target Company being subject to any unperformed obligations or any restrictions or other limitations.

(ix)	No Infringement by Target. Except as set forth in Schedule 4.1(jj), to the knowledge of Target, neither the Use of Third Party Intellectual Property and/or the Use of Proprietary Intellectual Property nor the conduct of the Business has infringed, misappropriated, diluted or has been the subject of a claim of unfair competition, or any other similar type of claim, with respect to, or currently infringes upon, misappropriates, dilutes or could give rise to a claim of unfair competition, or any other similar type of claim, with respect to, the Intellectual Property rights of any other Person nor has any Target Company received any written notice of any of the foregoing nor, to the knowledge of Target, has any of the foregoing been otherwise alleged in the past three (3) years (including any demands or offers to license any Intellectual Property from any other Person or to indemnify or otherwise protect the rights of a customer or other Person receiving any of the foregoing).

(x)	No Infringement by Third Parties. Except as set forth in Schedule 4.1(jj), to the knowledge of Target, no Person has infringed, misappropriated, diluted or has been engaged in unfair competition, or any other similar type of action, with respect to the rights of the Target Companies to the Proprietary Intellectual Property. To the extent any Target Company has licensed any trade-mark to a Person, no licensee of any such trade-mark has called on any Target Company in writing to take proceedings for infringement pursuant to section 50 of the Trade-marks Act (Canada).

(xi)	No Government Prohibition. There is no prohibition or restriction on any Target Company’s Use of any of the Proprietary Intellectual Property or the Third Party Intellectual Property by any Governmental Authority.

(xii)	Harmful Code. Except with respect to demonstration or trial copies or with notice to the recipients thereof, no Target Company has knowingly included in any portion of any Proprietary Software or any other Software Used by the Target Companies any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components designed to permit unauthorized access or to disable or erase software, hardware, or data without the consent of the user.

(xiii)

Open Source. All use and distribution of any Open Source Materials or any other Copyleft Materials by or through a Target Company is in material compliance with all Open Source Licenses applicable thereto, including all copyright notice and attribution requirements. Schedule 4.1(jj) lists all Open Source Materials included by the Target Companies in any of their Proprietary Software and describes: (A) whether (and, if so, how) the Open Source Materials were modified by or for the applicable Target Company; (B) whether the Open Source Materials were distributed by or for the Target Companies; and (C) how such Open Source Materials are integrated with or interact with the Proprietary Software or any portion thereof. Except as set forth in Schedule 4.1(jj), no Target Company has knowingly: (i) incorporated Open Source Materials into, or combined Open Source Materials with, any of its Proprietary Software; (ii) distributed Open Source Materials in conjunction with or for use with any Proprietary Software; or (iii) used Copyleft Materials in a manner that requires the Proprietary Software, any portion thereof, or any other proprietary rights of a Target Company to be subject to Copyleft Licenses (or any of the obligations or attributes thereof as specified in (i) through (iv) of the definition thereof).

(xiv)	Source Code. Except as set forth in Schedule 4.1(jj), no Target Company has made available any source code for any Proprietary Software to any customer, or to any escrow agent or other Person, other than employees, contractors and consultants with a need to know in connection with their performance of services for one or more Target Companies and subject to obligations of confidentiality. All source code for the Proprietary Software, including all previous versions thereof, are maintained in up-to-date, secure, regularly backed-up libraries in accordance with industry best practices and version control tools and archiving systems.

(xv)	No Government Funding. Except as set forth in Schedule 4.1(jj), none of the Proprietary Intellectual Property has been developed by or for a Target Company using funding or any personnel or other resources from any university, college, other educational institution or research centre, municipal, local, provincial, state, federal government or other Governmental Authority in any jurisdiction.

(xvi)	Each of the Target Companies has taken commercially reasonable precautions and made commercially reasonable efforts, consistent with similarly situated companies, to protect its trade secrets from disclosure (excluding any application for patent protection of any such trade secret).

(kk)	Information Systems.

(i)

Performance. The Information Systems owned or used by the Target Companies are (whether operated by any Target Company or by a third party on their behalf) performing in all material respects in conformity with applicable service level agreements, and are otherwise performing satisfactorily and are sufficient, based on the reasonable business judgment of the Target Companies, for the conduct of the Business as currently carried on by the Target Companies, including as to capacity, scalability and ability to process current and, to the knowledge of Target, Target’s currently anticipated peak volumes in a timely manner, and except as disclosed in Schedule 4.1(kk), the Target Companies are not aware of any material insufficiency of the Information Systems for the purpose of conducting the Business as carried on by the Target Companies as of the date hereof and as currently planned by the Target Companies to be conducted under the Target Companies’ current business plans. The

Information Systems function, operate, process and compute in accordance with all Applicable Laws, industry standards and trade practices. In the last eighteen (18) months, there have been no failures, breakdowns, continued substandard performance or other adverse events affecting any such Information Systems that have caused the substantial disruption or interruption in or to the use of such Information Systems and/or the conduct of the Business. The Target Companies maintain commercially reasonable (and in any event consistent with current industry standards) back-up systems and security, disaster recovery and business continuity plans, procedures and facilities, act in compliance therewith and have taken commercially reasonable steps to test such plans and procedures on a periodic basis, and such plans and procedures have been proven effective upon such testing in all material respects. To the knowledge of Target, there has been no security breach or other unauthorized access of the Information Systems or any data or information contained, processed or transmitted by the Information Systems (including any Personal Information).

(ii)	Disabling Code. To the actual knowledge of Target without the duty of investigation or inquiry, except as disclosed in Schedule 4.1(kk), no Third Party Software contains any disabling mechanisms which could prevent any of the Target Companies from lawfully accessing or using the Software or related data or require action or intervention by any of the Target Companies or any other Person in order to enable the applicable Target Company to Use or resume Use of the Software or related data in a lawfully authorized manner.

(iii)	Ownership. The Information Systems are owned by, or licensed to, or licensed for the use or benefit of, or leased by the Target Companies, as applicable, and, except as set out in Schedule 4.1(kk), there are no Information Systems currently used by any of the Target Companies in their Business which have been transferred to or assigned by any of the Target Companies to any other Person in the 12 month period preceding the date hereof other than hardware and the Software on such hardware disposed of in the ordinary course of business.

(iv)	Notice of Cessation of Services. Schedule 4.1(kk) contains a complete list of each material element of the Information Systems with respect to which, as of the date hereof, a Target Company has received written notice that maintenance and support services that are currently being provided with respect to such element will cease to be provided to any of the Target Companies, as applicable.

(ll)

Environmental. The operations of the Target Companies are now and always have been in material compliance with Environmental Laws. To the knowledge of Target, there has been no release, discharge or disposal of any Hazardous Substance on, from, to or under any of the Leased Premises;

no storage tanks are or have been located on or under the Leased Premises, and the Leased Premises have not been used as a landfill or for the disposal of waste. To the knowledge of Target, no asbestos, asbestos-containing material, polychlorinated biphenyls (PCBs) or mold is used, stored or otherwise present in or on the Leased Premises. There are no Claims, actions, charges, suits, permit revocations, investigations, remedial orders or other proceedings relating to Environmental matters (“Environmental Claims”) asserted by third parties or Governmental Authorities involving the Target Companies, or, to the knowledge of Target, the Leased Premises. The Target Companies have not received notice of any pending Environmental Claim, nor, to Target’s knowledge, are there any facts or circumstances that could give rise to an Environmental Claim. The Target Companies have not been charged with or convicted of an offence for non-compliance with or breach of any Environmental Law. Target has provided Acquisition Sub with accurate and complete copies of all environmental audits and reports in respect of the Real Property.

(mm)	Title to and Condition of Assets.

(i)	Each of the Target Companies has good and marketable title to all of its Assets, free and clear of all Encumbrances other than Permitted Encumbrances.

(ii)	The Assets of each Target Company are sufficient to carry on its Business as currently carried on and no Person other than Acquisition Sub has any oral or written agreement or option, right, privilege or any other right capable of becoming any of the foregoing (whether legal, equitable, contractual or otherwise) for the purchase of any of the material Assets.

(iii)	No Target Company is a party to any conditional sales contract, hire-purchase agreement or other title retention agreement.

(iv)	All tangible Assets material to the Business of a Target Company are in good working condition and good repair, ordinary wear and tear excepted.

(v)	No Target Company has received any notice of expropriation of all or any of the Assets and to the knowledge of Target there are no expropriation proceedings pending or threatened against or affecting any of the Assets nor of any discussions or negotiations which could lead to any such expropriation.

(vi)	No Person has any right of first refusal or option to purchase or any other right of participation in any of the material properties or assets owned by any Target Company.

(nn)

Contracts. Schedule 4.1(nn) lists or identifies all Material Contracts. No Target Company is, nor to the knowledge of Target, is any other party to any Material Contract in material default under any Material Contract and there has not occurred any event which, with the lapse of time or giving of notice or both, would constitute a material default under any Material Contract by any Target Company or, to the knowledge of Target, any other party to the Contract. Each Material Contract is in full force and effect, unamended by written or oral agreement, and the applicable Target Company is entitled to the full benefit and advantage of each Material Contract in accordance with its terms. No Target Company has received any notice of a default under any Material Contract or of a dispute between a Target Company and any other Person in respect of any Material Contract. Except as disclosed in Schedule 1.1-A, no Consent is required nor is any notice required to be given under any Material Contract by any party thereto or any other Person in connection with the completion of the transactions contemplated by this Agreement in order to maintain all rights of the Target Companies under such Material Contract. The completion of the transactions contemplated by this Agreement will not afford any party to any of the Material Contracts or any other Person the right to terminate any Material Contract, nor will the completion of such transactions result in any additional or more onerous obligation on any Target Company under any Material Contract.

(oo)	Actual and Anticipated Litigation. Except as disclosed in Schedule 4.1(oo), there is no claim, demand, suit, action, class action, cause of action, dispute, proceeding, prosecution, charge, litigation, investigation, grievance, arbitration, governmental proceeding or other proceeding including appeals and applications for review, in progress against, by or relating to any Target Company or Employee Plan, nor to the knowledge of Target are any of the same pending or threatened. To the knowledge of Target, there is no state of facts or circumstance that could give rise to any of the foregoing. There is not at present outstanding or pending against any Target Company or relating to any Employee Plan any Order that materially and adversely affects a Target Company or Employee Plan in any way or that in any way relates to this Agreement or the transactions contemplated in it.

(pp)	Related Party Transactions. Except as disclosed in Schedule 4.1(pp), the Target Companies are not parties to any related party transactions. All related party transactions have been entered into in compliance with the provisions of the Insurance Act. No Target Company is liable in respect of any accounts nor is party to any transactions, including advances, loans or guarantees to or on behalf of any, officer, director, Employee or any other Person with whom dealings are not at arm’s length (as such term is defined in the Tax Act).

(qq)

Accounts Receivable. The premium receivables, reinsurance receivables, book debts and other Accounts Receivable and debts owing to a Target Company (including charge-backs and recoveries of commissions and bonuses from brokers), together with all security arrangements and collateral securing the payment and satisfaction thereof, arose from bona fide transactions in the ordinary course of business and, together with any allowance for doubtful accounts, have been reflected in the Financial Statements in accordance with IFRS and consistent with past practice.

(rr)	Notices. All notices required by Applicable Law or under a Material Contract which are required to be given in order to complete the transactions contemplated hereby have been set out in Schedule 4.1(rr).

(ss)	Reporting Issuer Status and Securities Laws Matters.

(i)	Target is not a “reporting issuer” in any jurisdiction of Canada, as defined in applicable securities legislation in each such jurisdiction and is not a “distributing corporation” as defined in the CBCA. No cease trading order with respect to any securities of Target is outstanding and no proceedings for this purpose have been instituted or, to the knowledge of Target, are pending, contemplated or threatened.

(ii)	There is no published market for the Target Shares.

(tt)	Registration Rights. No Shareholder has any right to compel Target to register or otherwise qualify the Target Shares (or any of them) for public sale or distribution.

(uu)	Competition Act. Target, together with its affiliates, as defined under the Competition Act, neither has aggregate assets in Canada, nor aggregate gross revenues from sales in, from or into Canada, in excess of C$200,000,000 for the purposes of calculating the thresholds set forth at subsection 109(1) of the Competition Act.

4.2	Knowledge of Target

Where any representation or warranty contained in this Agreement is expressly qualified by reference to the “knowledge” of Target or refers to the awareness of Target of certain facts or circumstances, it shall be deemed to refer to the knowledge or awareness of each Person set forth on Schedule 4.2, and the knowledge or awareness he/she would have had if he/she had conducted a diligent inquiry into the relevant subject matter. Target confirms that each such Person has made due and diligent inquiry of such other Persons (including appropriate employees of the Target Companies) as he/she considers reasonably necessary as to the matters that are the subject of such representations and warranties.

4.3	Survival

Other than for the purposes of and as set forth in Article 10, the representations and warranties of Target contained herein shall not survive the completion of the Arrangement and shall expire and terminate on the earlier of the termination of this Agreement in accordance with the provisions hereof and the Effective Date.

ARTICLE 5

COVENANTS

5.1	Conduct by Target of Business

(a)	During the Interim Period, except in the ordinary course of business or as otherwise expressly required by this Agreement, Target shall not and shall cause each Target Company to not, directly or indirectly, do any of the following without the prior written consent of Acquisition Sub (which may be given or withheld in its sole discretion with respect to items (i) through (xx), inclusive, below (or item (xxvi) as it relates to such items), and which consent shall not be unreasonably withheld, conditioned or delayed with respect to items (xxi) through (xxv), inclusive, below (or item (xxvi) as it relates to such items)):

(i)	issue, sell, grant, deliver, dispose of or permit an Encumbrance upon, or agree to issue, sell, grant, deliver, dispose of or permit an Encumbrance upon any Target Shares or other securities of, or any options, warrants, calls, conversion privileges or rights of any kind convertible into or exchangeable or exercisable for or otherwise evidencing a right to acquire any Target Shares or other securities of any Target Company;

(ii)	split, combine or reclassify any outstanding Target Shares or other shares in the capital of any Target Company or directly or indirectly declare, set aside or pay any dividend or make any other payment or other distribution payable in cash, stock, property or otherwise on or with respect to any Target Shares or other securities of any Target Company;

(iii)	amend the rights, conditions and restrictions applicable to any of Target Shares or any other securities of any Target Company (except that Target may terminate, accelerate or vest any outstanding Target Options or Target Warrants);

(iv)	reorganize, amalgamate or merge with any Person, liquidate, dissolve or wind up or sell, transfer or dispose of all or substantially all of its assets (including by way of bulk reinsurance, whether on an indemnity or assumption basis), acquire (by merger, amalgamation, consolidation or acquisition of shares or assets) any Person or division thereof, or make any investment either by the purchase of securities or contributions of capital (other than to wholly owned Subsidiaries), make, in one transaction or in a series of related transactions, any loans or advances to any other Person, other than Target or a Target Subsidiary, or enter into a legally binding commitment or otherwise authorize by resolution any of the foregoing (provided, that Silverback Media Plc may continue with its voluntary liquidation process as currently contemplated and previously disclosed to Parent and Acquisition Sub);

(v)	make any material Tax election, settle or compromise any material Tax liability, file any material amended Tax Return, enter into a material agreement in respect of Taxes with any Governmental Authority, surrender any right to claim a material Tax refund, consent to the extension or waiver of the limitation period applicable to any material Tax claim or assessment or reassessment, or undertake any rectification action or other similar retroactive action in either Canada or the United Kingdom;

(vi)	redeem, purchase or otherwise acquire or offer to redeem, purchase or otherwise acquire any Target Shares or other securities of any Target Company;

(vii)	make any investment either by purchase of shares, units or securities, contributions of capital or otherwise (other than to any Target Subsidiary);

(viii)	enter into any joint venture or similar agreement, arrangement or relationship;

(ix)	sell, transfer, lease, license, permit an Encumbrance (including any grant of rights of first refusal, options to purchase, or any other right of participation) other than a Permitted Encumbrance upon, or otherwise dispose of any of its properties, securities, interests, businesses or assets (including those of Target Companies);

(x)	sell, transfer, license, abandon or otherwise dispose of any Proprietary Intellectual Property or Third Party Intellectual Property, other than non-exclusive licenses or sublicenses granted in the ordinary course of business;

(xi)	make any changes in financial or Tax accounting methods, principles, policies or practices (or change an annual accounting period), except insofar as may be required by IFRS or Applicable Law;

(xii)	abandon or fail to diligently pursue and prosecute any application for or renewal of any Licenses;

(xiii)	settle, pay, discharge or satisfy any Claim brought by any present, former or purported holder of Target Shares in connection with the transactions contemplated by this Agreement or the Arrangement Resolution;

(xiv)	enter into any agreement or arrangement that would, after the Effective Time, limit or restrict in any material respect any Target Company from competing in any manner or otherwise carrying on its business in the ordinary course of business as currently conducted;

(xv)	take any action or fail to take any action which action or failure to act would result in the material loss, expiration or surrender of, or the loss of any material benefit under, or reasonably be expected to cause any Governmental Authority to institute proceedings for the suspension, revocation or limitation of rights under, any License;

(xvi)	take active steps to rescind (or allow to lapse or be subject to any suspension) any License to which any Target Company is a party or by which any Target Company is bound;

(xvii)	create, incur, assume or otherwise become liable, in one transaction or in a series of related transactions, with respect to any indebtedness for borrowed money or any other liability or obligation of a financial nature, or issue any debt securities or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, on a per transaction or series of related transactions basis, or make any loans or advances other than indebtedness owing by one wholly owned Subsidiary of Target to Target or to another Target Company in the ordinary course of business consistent with past practice;

(xviii)	make or authorize any payment or loan to or borrow any monies or otherwise become indebted to its officers, former officers, directors, former directors, shareholders, former shareholders, Employees or former Employees, or to any other Person not dealing at arm’s length (as such term is defined in the Tax Act) with any of the foregoing (excluding salaries and other remuneration, reimbursement of properly incurred disbursements and payments under insurance policies);

(xix)	enter into any transaction or perform any act that could reasonably be expected to interfere with, delay or be inconsistent with the consummation of the Arrangement or which would render, or which may reasonably be expected to render, untrue or inaccurate in any material respect any of Target’s representations and warranties set forth in this Agreement;

(xx)	make any changes to its articles, by-laws or other constating documents included within subparagraphs (i) and (ii) of the definition of Corporate Records;

(xxi)	except as disclosed in Schedule 5.1(a)(xxi), (A) authorize or propose, or enter into any Material Contract, (B) modify, terminate or amend, in any material respect, any existing Material Contract, or (C) fail to exercise any rights of renewal or other similar rights or options contained in any Material Contracts;

(xxii)	enter into any derivative contracts for the purpose of hedging the interest rate exposure of a Target Company under existing credit facilities;

(xxiii)	make, commit to make or authorize any single Capital Expenditure in respect of a single capital asset exceeding $10,000 or Capital Expenditures in the aggregate in excess of $25,000;

(xxiv)	manage accounts receivable other than in the ordinary course of business in a manner comparable to the management of accounts receivable in the 12 months preceding the date hereof;

(xxv)	cancel or forgive any debts, discharge or satisfy any Encumbrance or pay any obligation; or

(xxvi)	agree, in writing or otherwise, to take any of the foregoing actions;

(b)	During the Interim Period, Target shall, and shall cause each other Target Company to, operate its business in the ordinary course and in compliance with all Applicable Laws, and without limiting the generality of the foregoing, Target shall, and shall cause each other Target Company to:

(i)	use commercially reasonable efforts to preserve and protect its business and its income, the goodwill and the reputation of such business, and retain in its service the Employees necessary to the operation of the business, maintain good business relationships with whom any Target Company has business relationships, and not make any material modification in its ordinary course sales, accounting or management practices, except as required by Applicable Law, and use commercially reasonable efforts to preserve and maintain all applications and registrations and otherwise protect all Proprietary Intellectual Property and to not allow any registration to lapse without first notifying Parent;

(ii)	keep accurate Books and Records and not make any material modification in its usual sales, accounting or management principles, policies, practice, methods or procedures or their application to any Target Company;

(iii)	observe and perform in a timely manner and in all material respects all of its material covenants, agreements and obligations under all Material Contracts, and in the case of a material default by another party thereto, forthwith advise Acquisition Sub of such material default, subject to compliance with any confidentiality provisions therein, and, if requested by Acquisition Sub, enforce all of its rights under such Contracts in respect of such material default; and

(iv)	other than in connection with ordinary course Claims litigation that is not reasonably likely to lead to multiple Claims that are similar in nature or class actions, notify Acquisition Sub promptly upon receiving notice of any pending or threatened Claim relating to a Target Company including any non-routine regulatory inquiry or other action.

5.2	Continue Insurance

During the Interim Period, Target shall and shall cause each other Target Company to continue in force and good standing all policies of insurance maintained by it and present all claims under such policies in a due and timely manner. Any required premiums shall be paid through the Effective Date and no coverage will be allowed to lapse. Target shall ensure that no Target Company arranges for the termination of any policies of insurance maintained by it before or after the Effective Date without the written consent of Acquisition Sub.

5.3	Taxes

(a)	During the Interim Period, Target shall and shall cause each other Target Company to: (i) prepare or cause to be prepared and timely file all Tax Returns required to be filed by it when and as required; and (ii) timely pay to the applicable Governmental Authority and timely collect and withhold and timely remit to the applicable Governmental Authority, in accordance with Applicable Law, all Taxes that it is so required to pay, collect, withhold and remit. Such Tax Returns shall be prepared in good faith and shall be prepared in a manner consistent with the past practice of the Target Companies in filing their Tax Returns unless otherwise required by Applicable Law.

(b)	Until such time as the Earn-out Amount, if any, has been paid in full (or it is finally determined that no Earn-out Amount is due), Parent shall cause each Target Company to prepare or cause to be prepared and file or cause to be filed all Tax Returns of Target and each Target Company for Taxable periods ending on or before the Effective Date that have not been filed prior to the Effective Date and for all taxable periods that include but do not end on the Effective Date (“Straddle Period”). All Tax Returns to be prepared by or for Target pursuant to this Section 5.3(b) shall be prepared in good faith and shall be prepared in a manner consistent with the past practice of the Target Companies in filing their Tax Returns unless otherwise required by Applicable Law.

(c)	Until such time as the Earn-out Amount, if any, has been paid in full (or it is finally determined that no Earn-out Amount is due), neither Parent nor any Affiliate of Parent shall amend the Tax Returns of Target or any other Target Company in respect of Taxes for taxable periods ending on or before the Effective Date without the prior written consent of the Shareholder Representative if such action would result in indemnification pursuant to Article 10, which consent shall not be unreasonably withheld, conditioned or delayed.

(d)	After the Effective Date, Target shall in good faith control the conduct, through counsel of its own choosing, of any audit, claim for refund, litigation or other proceeding involving any asserted Tax liability or refund with respect to Target or any other Target Company. In the event of any conflict between the provisions of this Section 5.3(d) and the provisions of Section 10.3, the provisions of this Section 5.3(d) shall control.

(e)	During the Interim Period, Target shall, and shall cause each other Target Company to, take the actions set forth on Schedule 5.3(e).

(f)

Prior to the Effective Date, Target may seek a favourable determination from the competent authority of Canada under the Treaty that Silverback Media Plc is, and always has been, solely a resident of the United Kingdom for purposes of the Treaty. If such favourable determination is obtained in writing, in a form acceptable to Acquisition Sub acting reasonably, prior to the Effective Date, then the Escrow Tax Amount shall be reduced to $0. If such favourable determination is obtained in writing, in a form acceptable to Acquisition Sub acting reasonably, following the Effective Date and on or prior to May 30, 2011, then Acquisition Sub and the Shareholder Representative shall issue joint written instructions to the Escrow Agent instructing the Escrow Agent to release to the Depositary (for the benefit of the Shareholders) from the Tax Escrow Account all amounts remaining therein. Prior to May 30, 2011, Target (prior to the Effective Date) and the Shareholder Representative (following the Effective Date) may request from Acquisition Sub that Target pursue other courses of action intended to reduce and/or eliminate any potential Taxes attributable to the matter set forth in this Section 5.3(f). Acquisition Sub shall consider in good faith any such request. If, after such consideration, Acquisition Sub acting reasonably consents to any such course of action, then Target may pursue the same (provided that any cost of pursuing such action shall be paid from the Tax Escrow Account and provided that each specific action shall require the consent of Acquisition Sub, such consent not to be unreasonably withheld, conditioned or delayed). If a favourable determination has not been obtained by the date which is five (5) Business Days prior to the date such Tax is due and payable, then Acquisition Sub shall be entitled at any time after such date to issue sole written instructions to the Escrow Agent instructing the Escrow Agent to release to or at the direction of Acquisition Sub, from the Tax Escrow Account, the aggregate amount of all Taxes which Acquisition Sub determines in good faith are liable to be paid by the Target Companies as a result of Silverback Media Plc not being solely a resident of the United Kingdom for purposes of the Treaty at all times, plus the amount of all Damages, if any, incurred by any Parent Indemnitees in connection therewith (including interest, penalties, costs of defense, costs of preparing amended returns and costs of legal and tax advisors). If any relevant taxing authority subsequently determines that any additional Tax is owing by any Target Company in respect of this matter, then Acquisition Sub shall be entitled to issue sole written instructions to the Escrow Agent instructing the Escrow Agent to release to or at the direction of Acquisition Sub, from the Tax Escrow Account, the aggregate amount of all such additional Taxes, plus the amount of all Damages, if any, incurred by any Parent Indemnitees in connection therewith (including interest, penalties, costs of defense, costs of preparing amended returns and costs of legal and tax advisors). Notwithstanding the foregoing, after the Effective Date, Acquisition Sub will cause the Target Companies to cooperate with the Shareholder Representative (at the sole cost and expense of the Shareholder Representative) in connection with the pursuit of any appeals with respect to the Taxes paid out of the Tax Escrow Account, including providing reasonable access to and copies of relevant documentation reasonably required by the Shareholder Representative in the pursuit of such appeals and participation in such proceedings; provided, that no appeal shall be pursued, and no position shall be taken, that, in the good faith determination of Acquisition Sub, may subject any Parent Indemnitees to any further potential Damages or would be inconsistent with Applicable Law. Any refunds obtained in connection with such proceedings shall first be paid to the Parent Indemnitees for any Taxes attributable to the matter set forth in this Section 5.3(f) or Damages related thereto that were not previously paid to the Parent Indemnitees from the Tax Escrow Account and, thereafter, any amount remaining shall be deposited in the Tax Escrow Account. At such time as Acquisition Sub determines in good faith that no further Taxes will be due or owing (and no related Damages remain unpaid), Acquisition Sub shall notify the Shareholder Representative, and Acquisition Sub and the Shareholder Representative shall then promptly issue joint written instructions to the Escrow Agent instructing the Escrow Agent to release to the Depositary (for the benefit of the Shareholders) from the Tax Escrow Account all amounts remaining therein at such time.

(g)	As soon as practicable (and, in any event, no later than February 7, 2011), Target shall provide to Parent a schedule setting forth, for purposes of the Tax Act and any comparable Applicable Law of any province or territory of Canada, the nature and amounts of each Target Company’s depreciable property of the prescribed classes and undepreciated capital costs, non-capital losses in the amounts and for the taxation years set forth thereon, net capital losses in the amounts and for the taxation years set forth thereon, investment tax credits set forth thereon and the balance of deductible scientific research and experimental development expenditures applicable to future years set forth thereon.

5.4	Co-operation and Integration Planning

Subject to compliance with Applicable Laws, during the Interim Period, Target shall and shall cause each other Target Company to cooperate with and assist Acquisition Sub and Parent in planning and preparing for the integration of the business of Target Companies with the business carried on by Parent and its Subsidiaries.

5.5	Employees

The Target Companies may in the ordinary course during the Interim Period (after consultation with Acquisition Sub and subject to Applicable Law, including laws relating to the confidentiality of employment information) terminate any Employee whose annual salary or wage is less than one hundred thousand dollars ($100,000) and hire (after consultation with Acquisition Sub) an individual to replace any such terminated Employee or to replace any Employee whose annual salary or wage is less than one hundred thousand dollars ($100,000) and whose employment terminates for any reason during the Interim Period, so long as the terms of employment of such individual are not materially different from those of the Employee replaced. Target Companies shall not hire any other individual without giving prior written notice to Acquisition Sub and affording Acquisition Sub the opportunity to consult with the Target Companies regarding such individual. The Target Companies shall consider in good faith the views of Acquisition Sub with respect to any such hiring decisions. The Target Companies shall not adopt or amend any Employee Plan without the prior written consent of Acquisition Sub. Without limiting the generality of the foregoing, the Target Companies shall not without the written consent of Acquisition Sub, during the Interim Period: (a) make any general or specific increase in the remuneration of the Employees, officers, directors, and service agents of the Target Companies, nor grant to them any additional benefits except for normal salary increases at normal review dates in accordance with the normal policy of the Business; (b) take any action with respect to the grant of any severance, change of control, bonus, discretionary bonus, incentive payments or termination pay to, or enter into any employment agreement, deferred compensation or other similar agreement (or amend such existing agreement) with any officer, employee or director of any Target Company; (c) increase any benefits payable under any existing severance or termination pay policies or employment agreements, or adopt or amend or make any contribution to any Employee Plan or other bonus, profit sharing, option, pension, retirement, deferred compensation, insurance, incentive compensation, compensation or other similar plan, agreement, trust, fund or arrangement for the benefit of directors, officers or employees or former directors, officers or employees of any Target Company; or (d) increase compensation, bonus levels or other benefits payable to any director, executive officer or employee of any Target Company.

During the Interim Period, Target shall not, and shall not permit the other Target Companies to, authorize or propose, or enter into or modify any Collective Agreement without the written authorization of Acquisition Sub.

On the Effective Date, Target shall and shall cause the other Target Companies to deliver a purchase or clearance certificate issued by the workers’ compensation or workplace safety and insurance board or similar authorities in each of the provinces in which the Target Companies have Employees which will certify to Acquisition Sub that there are no assessments which are unpaid at the Effective Date.

5.6	Covenants of Target Relating to the Arrangement

Target covenants and agrees that, except as contemplated in this Agreement or as otherwise required by Applicable Law, during the Interim Period:

(a)	it shall not take any action, refrain from taking any action or permit any action to be taken, and shall cause the other Target Companies not to take any action, refrain from taking any action or permit any action to be taken, which is inconsistent with this Agreement or the Plan of Arrangement or which would reasonably be expected to impede the consummation of the Arrangement and other transactions contemplated hereunder;

(b)	it shall use commercially reasonable efforts to obtain the Regulatory Approvals, and, in doing so, keep Acquisition Sub reasonably informed as to the status of the proceedings related to obtaining such Regulatory Approvals, including providing Acquisition Sub with copies of all related applications and notifications, in draft form, in order for Acquisition Sub to provide its comments thereon;

(c)	it shall cause all outstanding options to acquire any equity interest in a Target Subsidiary to be cancelled and terminated (without any consideration other than, if applicable, the issuance of Target Options) and it shall cause all Target Options and Target Warrants to be exercised effective immediately prior to the Effective Time (except that it shall cause all such Target Options and Target Warrants which are out of the money to be cancelled and terminated prior to the Effective Time);

(d)	it shall use commercially reasonable efforts to satisfy (or cause the satisfaction of) the conditions set forth in Article 8 to the extent the same are within its control, and take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or advisable under all Applicable Law to support the transactions contemplated hereunder and under the Plan of Arrangement, including using commercially reasonable efforts to:

(i)	obtain all Contractual Consents, and, as applicable, obtain or co-operate with Acquisition Sub in its efforts to obtain the Regulatory Approvals; and

(ii)	oppose, lift or rescind any injunction or restraining order or other order or action seeking to enjoin the Arrangement, or otherwise adversely affecting the ability of Acquisition Sub, Parent and Target to complete the transactions contemplated hereunder;

provided that nothing in this Section 5.6(d) shall derogate from Target’s rights under Article 9.

(e)	it shall use commercially reasonable efforts to conduct its affairs, and to cause the other Target Companies to conduct their affairs, so that all of the representations and warranties made by Target contained herein shall be true and correct in all material respects on and as of the Effective Date as if made at such date (except to the extent a representation or warranty speaks as of a specific date, in which case such representation or warranty shall continue to be true and correct as of such specified date);

(f)

it shall not, and shall cause the other Target Companies not to, in any manner, directly or indirectly, through any officer, director, employee, representative (including for greater certainty any financial or other advisors) or agent or otherwise, make, solicit, assist, initiate, encourage or otherwise facilitate any inquiries, proposals or offers from any Person regarding an Acquisition Proposal, engage in any discussions or negotiations regarding any Acquisition Proposal, or otherwise co-operate in any way with, or assist or participate in, knowingly facilitate or encourage any effort or attempt by any other Person to do or seek to do any of the foregoing;

(g)	it shall, immediately following the execution of this Agreement, (i) cease any existing solicitations, discussions or negotiations it is engaged in with any Person, other than Parent or Acquisition Sub, with respect to or which could reasonably be expected to lead to any Acquisition Proposal, and (ii) discontinue access to any confidential information or non-public information in respect of Target Companies (and not establish or allow access to any of such confidential or non-public information, or any data room, virtual or otherwise) to any other Person to whom confidential or non-public information has been provided in connection with such other Person’s review and consideration of a potential Acquisition Proposal and shall as soon as possible (unless otherwise agreed among the Parties) request, to the extent that it is entitled to do so, (and exercise all rights it has to require) the return or destruction of all confidential or non-public information regarding the Target Companies previously provided to any such Person and will request (and exercise all rights it has to require) the destruction of all material including or incorporating or otherwise reflecting any confidential or non-public information regarding the Target Companies in the possession of such Person;

(h)	it shall, and shall cause the other Target Companies to: (i) not terminate, waive, amend or modify any standstill provision of any existing confidentiality agreement or standstill agreement to which it or any of the Target Subsidiaries is a party; and (ii) enforce all standstill, non-disclosure, non-disturbance, non-solicitation and similar covenants that it or any of the Target Subsidiaries have entered into prior to the date hereof;

(i)	it shall promptly upon receipt, notify Acquisition Sub and Parent of: (A) any proposal, inquiry, offer (or any amendment thereto) or request that Target or any of the Target Companies receives that relates to, or constitutes an Acquisition Proposal; or (B) any request that Target receives for discussions or negotiations relating to an Acquisition Proposal or any request for non-public information relating to any Target Company by any Person that informs Target that it is considering making, or has made, an Acquisition Proposal. Such notice to Acquisition Sub and Parent shall be made in writing and shall include a description of the terms and conditions of any such proposal, inquiry, offer (including any amendment thereto) or request and shall, include copies of any such proposal, inquiry, offer or request or any amendment to any of the foregoing; and

(j)

Target shall, and shall cause the Target Subsidiaries and their respective officers, directors, employees, independent auditors, accounting advisers and agents to, afford to Acquisition Sub and Parent and to the officers, employees, agents and representatives of Acquisition Sub and Parent such access as Acquisition Sub and Parent may reasonably require at all reasonable times upon reasonable advance notice, including for the purpose of facilitating integration business planning, to its officers, employees, agents, properties, Books and Records and contracts, and shall furnish Acquisition Sub and Parent with all data and information as Acquisition Sub and Parent may reasonably request. Parent and Target acknowledge and agree that information furnished pursuant to this Section 5.6(j) shall be subject to the terms and conditions of the Non-Disclosure Agreement.

Notwithstanding the foregoing, until ten (10) days following the date hereof, the Parties will explore in good faith other transaction structures (such as an asset purchase and sale) to effectuate Acquisition Sub’s acquisition of the Business. No Party is under any obligation with respect to any such other structure unless and until all Parties have executed, in their sole discretion, an amendment to this Agreement with respect thereto.

5.7	Defence of Proceedings

(a)	Each Target Company shall defend, or cause to be defended, any lawsuits or other legal proceedings brought against it or its officers, directors or shareholders challenging this Agreement, the Plan of Arrangement or the completion of the Arrangement.

(b)	Acquisition Sub and Parent shall cooperate with the Target Companies as reasonably requested in the defense of any lawsuits or other legal proceedings referred to in Section 5.7(a).

(c)	None of Acquisition Sub, Parent or any Target Company shall compromise or settle any claim brought in connection with this Agreement, the Plan of Arrangement or the transactions contemplated hereunder or thereunder, without the prior written consent of the other Parties, such consent not to be unreasonably withheld, conditioned or delayed.

(d)	If any court having jurisdiction over any of the Parties issues any injunction, decree or similar Order before the Effective Time which would prohibit or materially restrict or hinder the completion of the Arrangement, the Parties shall use their respective commercially reasonable efforts to have such injunction, decree or Order dissolved or otherwise eliminated as promptly as possible prior to the Outside Date.

5.8	Shareholder Claims

Target shall promptly notify Acquisition Sub and Parent of any Claim brought by any present, former or purported holder of any securities of Target or any other Target Company in connection with the transactions contemplated by this Agreement prior to the Effective Date.

ARTICLE 6

COVENANTS OF ACQUISITION SUB AND PARENT

6.1	Covenants of Acquisition Sub and Parent Relating to the Arrangement

Acquisition Sub and Parent each covenants and agrees that, except as contemplated in this Agreement, during the Interim Period:

(a)	it shall not take any action, refrain from taking any action or permit any action to be taken, as the case may be, which is inconsistent with this Agreement or the Plan of Arrangement or which would reasonably be expected to impede the consummation of the Arrangement and other transactions contemplated hereunder;

(b)	it shall use commercially reasonable efforts to (A) satisfy (or cause the satisfaction of) the conditions set forth in Article 8 to the extent the same are within its control, and (B) take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or advisable under all Applicable Law to support the transactions contemplated hereunder and under the Plan of Arrangement, including using its commercially reasonable efforts to:

(i)	cooperate with Target in its efforts to obtain all Contractual Consents and the Shareholder Approval, and, as applicable, obtain or cooperate with Target in its efforts to obtain the Regulatory Approvals; and

(ii)	cooperate with Target to oppose, lift or rescind any injunction or restraining Order or other Order or action seeking to enjoin the Arrangement, or otherwise adversely affecting the ability of Acquisition Sub and Target to complete the transactions contemplated hereunder;

provided that nothing in this Section 6.1(b) shall derogate from Acquisition Sub’s rights under Article 9; and

(c)	it shall use commercially reasonable efforts to conduct its affairs so all of its representations and warranties contained herein shall be true and correct in all material respects on and as of the Effective Time as if made at such time (except to the extent a representation or warranty speaks as of a specific date, in which case such representation or warranty shall continue to be true and correct as of such specified date).

6.2	Directors’ Indemnification

Acquisition Sub will ensure that the by-laws of Target, and the constating documents of any successor to Target, will contain provisions with respect to indemnification now set forth in the Articles or by-laws of Target such that all rights to indemnification existing in favour of the present and former directors and officers of Target as provided in the Articles or by-laws of Target or equivalent provisions will survive and continue in full force and effect and without modification in any manner for a period of six (6) years following the Effective Time, with respect to actions or omissions of such present and former directors and officers occurring prior to the Effective Time.

6.3	Operation of the Business of Target

During the Interim Period, Parent and Target will agree to a series of operating parameters which are intended to permit Target to achieve the Earn-out Targets. After the Effective Date until the end of the Earn-out Period, Parent and Acquisition Sub shall:

(a)	maintain separate accounting for the Target Companies for purposes of determining whether the Earn-out Targets have been achieved;

(b)	not dispose of, wind-down or discontinue any portion of the business of the Target Companies for the purpose of hindering or impairing the ability of the business to achieve the Earn-out Targets;

(c)	not require any Target Company to enter into any material non-ordinary course transactions that would hinder or impair the ability of the business to achieve the Earn-out Targets;

(d)	permit Target management to operate Target in a manner substantially consistent with the operating parameters, and will use commercially reasonable efforts to maintain a reasonable level of staffing and capital assets which it reasonably believes are appropriate to operate within such parameters (in each case, for so long as Parent has not determined in good faith that doing so would be materially adverse to the Target Companies or Parent); and

(e)	not require any member of Target’s management team (as in place at the Effective Date) to spend more than 20% of their business time and attention to businesses of Parent and its Subsidiaries, other than the business of the Target Companies to be included in the calculations of EBITDA and Revenue, without the consent of the Shareholder Representative.

6.4	Acknowledgment

Notwithstanding the foregoing, Parent and Acquisition Sub may from time to time make such business decisions as they deem appropriate in the conduct of Target’s business, including actions that may have an impact on Revenue and EBITDA and achievement of all or any portion of any Earn-out Amount and including an amalgamation of Acquisition Sub and Target. No Shareholder or former Shareholder shall have any right to claim any lost Earn-out Amount or other damages as a result of such decisions so long as the actions were not taken by Parent and Acquisition Sub in bad faith for the purpose of frustrating the achievement of the Earn-out Amount, except to the extent that any such decision shall constitute a material violation of Section 6.3.

6.5	Breach of Covenants

If Parent or Acquisition Sub breaches its covenants set forth in Section 6.3, then the Shareholder Representative (on behalf of the Shareholders) may seek specific performance in accordance with the provisions set forth in Section 11.7 and may sue for damages.

6.6	Extraordinary Transaction

If, after the Effective Time and prior to the end of the Earn-out Period, Parent engages in any (a) merger, consolidation or reorganization (in which Parent is not the surviving entity), or (b) sale, transfer or other distribution of all or substantially all of the capital stock or assets of the Target Companies, then, as a condition to the closing of any such transaction, Parent shall have obtained the acquiror’s written agreement to assume and continue the rights and obligations of Parent and Acquisition Sub under the Earn-out Provisions and Sections 6.3 through 6.6.

6.7	Parent Guaranty

Parent hereby guarantees the performance when due by Acquisition Sub of its obligations set forth in this Agreement.

ARTICLE 7

MUTUAL COVENANTS AND ACKNOWLEDGMENTS

7.1	Notification of Certain Matters

Prior to the Effective Date, each Party shall give prompt notice to the other Parties of: (a) the occurrence or failure to occur of any event, which occurrence or failure would cause or would be reasonably likely to cause any representation or warranty on its part contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Date as if such representation or warranty were made continuously by the Party making such representation and warranty from and after the date hereof; and (b) any failure of such Party, or any officer, director, employee or agent thereof, to comply in any material respect with, or satisfy, any covenant, condition or agreement to be complied with or satisfied by it hereunder. No such notice, however, shall cure any misrepresentation or breach of warranty or covenant or agreement for the purposes of this Agreement.

ARTICLE 8

CONDITIONS PRECEDENT

8.1	Mutual Conditions Precedent

The respective obligations of the Parties to complete the Arrangement and the transactions contemplated by the Plan of Arrangement are subject to the satisfaction on or before the Effective Date of the following conditions, which are for the mutual benefit of Acquisition Sub, Parent and Target:

(a)	no Governmental Authority shall have enacted, issued, promulgated, enforced, made, entered, issued or applied any Applicable Law (whether temporary, preliminary or permanent) including a cease trade order or other prohibition or order that makes the Arrangement illegal or otherwise directly or indirectly enjoins, restrains or otherwise prohibits consummation of the Arrangement or the other transactions contemplated herein or in the Plan of Arrangement;

(b)	the Regulatory Approvals, Shareholder Approval and the Final Order shall have been obtained;

(c)	the Articles of Arrangement shall have been filed with the Director and a certificate of arrangement shall have been issued by the Director in respect thereof;

(d)	the distribution, offer, sale and issuance of the securities pursuant to the Arrangement shall be exempt from the prospectus and registration requirements of applicable Canadian securities laws either by virtue of exemptive relief from the securities regulatory authorities of each of the provinces of Canada or by virtue of applicable exemptions under Canadian securities laws; and

(e)	the distribution, offer, sale and issuance of securities pursuant to the Arrangement shall not require registration under (i) the Securities Act pursuant to the Section 3(a)(10) Exemption or (ii) any state securities laws.

8.2	Conditions Precedent to the Obligations of Target

The obligation of Target to complete the Arrangement and the transactions contemplated by the Plan of Arrangement will be subject to the satisfaction of, or waiver by Target, on or before the Effective Date, of the following conditions, each of which is for the exclusive benefit of Target and may be waived by Target at any time, in whole or in part, in its sole discretion and without prejudice to any other rights that Target may have:

(a)	each of Acquisition Sub and Parent will have complied in all material respects with its obligations, covenants and agreements in this Agreement and the Plan of Arrangement to be performed and complied with on or before the Effective Date;

(b)

the representations and warranties of Acquisition Sub and Parent contained in this Agreement shall be true and correct on the date of this Agreement and on the Effective Date as though made on the Effective Date (other than those representations and warranties which speak of an earlier date, which representations and warranties shall have been true and correct as of such earlier date), except in each case for such failures to be true and correct which have not had and are not reasonably likely to have a material adverse effect on the ability of Acquisition Sub and Parent to consummate the transactions contemplated by this Agreement and the Transaction Documents (it being agreed that any “materiality” and other similar qualifications in particular representations and warranties shall be disregarded in determining whether any such inaccuracies would have such a material adverse effect for purposes of this Section 8.2(b));

(c)	Target will have received a certificate of Parent and Acquisition Sub, signed by a senior officer of each of Parent and Acquisition Sub and dated the Effective Date, certifying that the conditions set out in Sections 8.2(a) and 8.2(b) have been satisfied, which certificate will cease to have any force and effect after the Effective Date;

(d)	Target will have received a certificate of Parent and Acquisition Sub, signed by a senior officer of each of Parent and Acquisition Sub and dated the Effective Date, certifying as complete and accurate as of the Effective Date attached copies of (i) the certificate or articles of incorporation and by-laws of Acquisition Sub, and (ii) all requisite actions or resolutions of the respective boards of directors, and shareholders, as necessary, of each of Parent and Acquisition Sub, as applicable, approving the execution of this Agreement, and the transactions contemplated herein;

(e)	Parent, Acquisition Sub and the Depositary shall have entered into the Depositary Agreement, and such agreement shall be in full force and effect;

(f)	Acquisition Sub and the Escrow Agent shall have entered into the Escrow Agreement, and such agreement shall be in full force and effect; and

(g)	Acquisition Sub shall have delivered to Target such other agreements, instruments, certificates and documents provided for in this Agreement.

8.3	Conditions Precedent to the Obligations of Acquisition Sub and Parent

The obligation of Acquisition Sub and Parent to complete the Arrangement and the transactions contemplated by the Plan of Arrangement will be subject to the satisfaction of, or waiver by Acquisition Sub and Parent, on or before the Effective Date, of the following conditions, each of which is for the exclusive benefit of Acquisition Sub and Parent and may be waived by Acquisition Sub and Parent at any time, in whole or in part, in its sole discretion and without prejudice to any other rights that Acquisition Sub and Parent may have:

(a)	Target will have complied in all material respects with its obligations, covenants and agreements in this Agreement and the Plan of Arrangement to be performed and complied with on or before the Effective Date;

(b)

the representations and warranties of Target contained in this Agreement which are not qualified as to materiality or Material Adverse Effect shall be true and correct in all material respects as of the date hereof and as of the Effective Date as if made at and as of each such date and the representations and warranties of Target contained in this Agreement which are qualified as to materiality or Material Adverse Effect shall be true and correct in all respects as of the date hereof and as of the Effective Date as if made at and as of each such date (in each case, except those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and accurate (or true and accurate in all material respects, as applicable) as of such date or with respect to such period);

(c)	Acquisition Sub and Parent will have received a certificate of Target signed by a senior officer of Target and dated the Effective Date certifying that the conditions set out in Sections 8.3(a), (b), (k) and (l) have been satisfied, which certificate will, other than as set forth in Article 10, cease to have any force and effect after the Effective Date;

(d)	Each of the Consents shall have been obtained and that certain Asset Purchase Agreement, dated as of June 11, 2010, by and among Generation5 Mathematical Technologies Incorporated, KinetX Analytic Search Technologies, LLC, KinetX, Inc. and KinetX IP, LLC, shall have been amended such that the earn-out recipients thereunder consent to removing the ability or requirement to pay the earn-out amount thereunder in shares of any Target Company or any of their affiliates;

(e)	Acquisition Sub shall have received resignations, effective as of the Effective Time (but subject to acceptance by the Board or the boards of directors of the Target Subsidiaries, as applicable), from such members of the Board and the boards of directors of the Target Subsidiaries as Acquisition Sub may require and in such form as Acquisition Sub may reasonably request;

(f)	since the date of this Agreement, no change, effect, event, circumstance, fact or occurrence will have occurred that, individually or in the aggregate with other such changes, effects, events, circumstances, facts or occurrences has had, or would reasonably be expected to have, a Material Adverse Effect;

(g)	Target, the Shareholder Representative and the Depositary shall have entered into the Depositary Agreement, and such agreement shall be in full force and effect;

(h)	the Shareholder Representative and the Escrow Agent shall have entered into the Escrow Agreement, and such agreement shall be in full force and effect;

(i)	Dissenting Shareholders shall hold not more than 3% of the Target Shares as of immediately prior to the Effective Time;

(j)

Parent and Acquisition Sub will have received a certificate of Target, signed by a senior officer of Target and dated the Effective Date, certifying as complete and accurate as of the Effective Date attached copies of (i) the certificate or articles of incorporation and by-laws of each Target Company, and (ii) all requisite actions or resolutions of the board of directors and shareholders of each Target Company approving the execution of this Agreement, the Plan of Arrangement, and the transactions contemplated herein and therein;

(k)	all options and other rights to acquire any equity interest in Silverback Media Plc (or any other Target Subsidiary) shall have been cancelled and terminated;

(l)	all Target Options and Target Warrants shall have been exercised prior to the Effective Time (except that all Target Options and Target Warrants which are out of the money shall have been cancelled and terminated prior to the Effective Time);

(m)	each Shareholder who (alone or together with its Affiliates) holds 3% or more of the Target Shares as of immediately prior to the Effective Time shall have entered into a Lock-up Agreement; and

(n)	Target shall have delivered to Acquisition Sub such other agreements, instruments, certificates and documents provided for in this Agreement or reasonably requested by Acquisition Sub in connection with the consummation of the transactions contemplated by this Agreement and the Plan of Arrangement or otherwise customary for transactions of the nature contemplated hereby and thereby.

8.4	Satisfaction of Conditions

The conditions precedent set out in Section 8.1, Section 8.2 and Section 8.3 shall be conclusively deemed to have been satisfied, waived or released when the Certificate of Arrangement is issued by the Director.

ARTICLE 9

TERMINATION, AMENDMENT AND WAIVER

9.1	Termination

This Agreement may be terminated and the Arrangement may be abandoned at any time before the Effective Date (notwithstanding Shareholder Approval of this Agreement or the Arrangement Resolution or approval of the Plan of Arrangement by the Court):

(a)	by mutual agreement of Acquisition Sub and Target executed in writing;

(b)	by any Party upon written notice to the other Parties, if the Effective Time does not occur on or before the Outside Date, except that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any Party whose failure to fulfill any of its obligations or breach of any of its representations and warranties under this Agreement has been a significant cause of, or resulted in, the failure of the Effective Time to occur by the Outside Date;

(c)	subject to compliance with Section 9.3, by Acquisition Sub or Parent, provided that Acquisition Sub or Parent, as applicable, is not in material breach of its obligations under this Agreement at such time, upon written notice to Target, if (i) any condition set forth in Section 8.1 or 8.3 is not satisfied and such condition is incapable of being satisfied by the Outside Date, or (ii) Target has breached any of its representations, warranties, covenants or agreements contained in this Agreement, or any Shareholder has breached any of its representations, warranties, covenants or agreements contained in the Voting Agreements, which breach or breaches would in either case give rise to the failure of a relevant condition set forth in Section 8.3 to be capable of being satisfied by the Outside Date;

(d)	without limiting the provisions of 9.1(c), by Acquisition Sub or Parent, upon written notice to Target, if Target is in breach or in default in any respect of any of its obligations or covenants set forth in Sections 5.6(f), 5.6(g), 5.6(h) or 5.6(i); or

(e)	subject to compliance with Section 9.3, by Target, provided that Target is not in material breach of its obligations under this Agreement at such time, upon written notice to Acquisition Sub and Parent, if (i) any condition set forth in Section 8.1 or 8.2 is not satisfied and such condition is incapable of being satisfied by the Outside Date, or (ii) Acquisition Sub or Parent has breached any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or breaches would give rise to the failure of a relevant condition set forth in Section 8.2 to be capable of being satisfied by the Outside Date.

9.2	Effect of Termination

If this Agreement is terminated:

(a)	obligations of confidentiality in the Non-Disclosure Agreement, the provisions of this Section 9.2 and the provisions of Sections 11.1, 11.2, 11.3, 11.5, 11.6 and 11.8 will continue in full force and effect; and

(b)	no Party shall have any liability or further obligation to the other Parties hereunder: provided, however, that neither the termination of this Agreement nor anything contained in this Section 9.2 shall relieve any Party from any liability for any wilful breach of any representation or warranty, or the breach of any covenant or agreement set forth in this Agreement or in any Transaction Document prior to such termination; and provided, further, however, that if the provisions of Section 5.6(g), 5.6(h) or 5.6(i) are breached and this Agreement is terminated, then Target shall pay to Parent a termination fee equal to $2,500,000 by wire transfer of same day funds to one or more accounts designated by Parent within two (2) Business Days following the termination of this Agreement.

9.3	Notice and Cure

(a)	Neither Acquisition Sub nor Parent may exercise any right to terminate this Agreement pursuant to Section 9.1(c) unless Acquisition Sub or Parent shall have delivered a written notice to Target specifying in reasonable detail all breaches of covenants, inaccuracies of representations and warranties and other matters which Acquisition Sub or Parent is asserting as the basis for the termination right. If any such notice is delivered by Acquisition Sub or Parent to Target, provided that Target is proceeding diligently to cure any such matter capable of being cured, then Acquisition Sub and Parent may not exercise the right to terminate this Agreement pursuant to Section 9.1(c) unless Target fails to cure such matter within thirty (30) days following receipt of such notice (or by the Outside Date, if the Outside Date falls within such thirty (30) day period).

(b)	Target may not exercise any right to terminate this Agreement pursuant to Section 9.1(e) unless Target shall have delivered a written notice to Acquisition Sub and Parent specifying in reasonable detail all breaches of covenants, inaccuracies of representations and warranties and other matters which Target is asserting as the basis for the termination right. If any such notice is delivered by Target to Acquisition Sub and Parent, provided that Acquisition Sub and Parent are proceeding diligently to cure any such matter capable of being cured, then Target may not exercise its right to terminate this Agreement pursuant to Section 9.1(e) unless Acquisition Sub and Parent fail to cure such matter within thirty (30) days following receipt of such notice (or by the Outside Date, if the Outside Date falls within such thirty (30) day period).

(c)	If any notice has been delivered by one Party to the others prior to either the making of the application for the Final Order or the filing of Articles of Arrangement with the Director, such application and such filing shall be postponed until the expiry of the relevant period provided for in Section 9.3(a) or Section 9.3(b), as applicable. For greater certainty, in the event that such matter is cured within the time period referred to herein, this Agreement may not be terminated as a result of the cured breach.

9.4	Amendment

This Agreement and the Plan of Arrangement may, at any time and from time to time before or after the holding of the Special Meeting but not later than the Effective Time, be amended by mutual written agreement of the Parties, and any such amendment may, subject to the Interim Order, the Final Order and Applicable Law, without limitation:

(a)	change the time for performance of any of the obligations or acts of the Parties;

(b)	waive any inaccuracies or modify any representation or warranty contained herein or in any document delivered pursuant hereto;

(c)	waive compliance with or modify any of the covenants herein contained and waive or modify performance of any of the obligations of the Parties; and/or

(d)	waive compliance with or modify any mutual conditions precedent herein contained.

ARTICLE 10

INDEMNIFICATION

10.1	Survival

Notwithstanding anything to the contrary set forth in this Agreement (including in Section 4.3), the representations and warranties of Target set forth in this Agreement and the covenants and agreements of Target set forth in this Agreement shall survive following the consummation of the transactions contemplated by this Agreement for the purposes of this Article 10 until the earlier of the date that is 18 months following the Effective Date and the date on which the Earn-out Amount, if any, is paid. Notwithstanding the foregoing, any representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the Shareholder Representative prior to such time.

10.2	Indemnification

(a)

From and after the Effective Time, Parent and Acquisition Sub, their respective Affiliates (which will include the Target Companies after the Effective Time) and their and their Affiliates’ respective stockholders, directors, officers, and employees (“Parent Indemnitees”) shall be indemnified against and held harmless from any and all damage, loss, liability, obligation, cost, claim, interest, penalty, Tax, and expense (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding actually instituted, if involving a Third Party Claim, or actually made and sustained, if involving a Claim by a Parent Indemnitee against the Earn-out Amount) (“Damages”) incurred or suffered by any Parent Indemnitee arising out of, based upon, in connection with or relating in any way to (i) any inaccuracy or breach of a representation or warranty made by Target in this Agreement or in any certificate delivered in connection herewith, (ii) any breach of a covenant or agreement to be performed by Target at or prior to the Effective Time pursuant to this Agreement not specifically waived in writing by Parent or Acquisition Sub, (iii) any Indebtedness as of immediately prior to the Effective Time (except to the extent already taken into account in the adjustments set forth in Section 2.21), (iv) any matter or item set forth on Schedule 10.2(a) and (v) any Taxes arising as a result of Silverback

Media Plc not being solely a resident of the United Kingdom at all times for purposes of the Treaty plus the amount of all Damages incurred by any Parent Indemnitees in connection therewith (including interest, penalties, costs of defense, costs of preparing amended returns and costs of legal and tax advisors); provided that the Parent Indemnitees’ sole recourse for any such Damages (except for claims of fraud) shall be to reduce the Earn-out Amount due (if any) by the amount of Damages so incurred or suffered (other than with respect to (ii), (iii) and (iv) above, which shall first be paid from the Indemnity Escrow Account, or (v) above, which shall first be paid from the Tax Escrow Account, in each case, before reducing the Earn-out Amount); and provided, further, that with respect to indemnification pursuant to (i) above, other than any Special Representations, no reduction of the Earn-out Amount shall be made unless and until the aggregate amount of Damages thereunder exceeds $200,000 (the “Basket Amount”) but the full amount of all such Damages (including such Basket Amount) shall be included once such Damages exceed the Basket Amount. Except (1) for claims of fraud and (2) with respect to (ii), (iii) and (iv) above (which shall also include the Indemnity Escrow Account) and (v) above (which shall also include the Tax Escrow Account), the maximum indemnification under this Article 10 for Damages shall be equal to the Earn-out Amount. The maximum liability of any Shareholder for any Damages relating to fraud shall be capped at the aggregate amount of proceeds received by such Shareholder under this Agreement and the Plan of Arrangement. With respect to (ii), (iii) and (iv) above, Acquisition Sub and the Shareholder Representative shall issue joint written instructions to the Escrow Agent instructing the Escrow Agent to release from the Indemnity Escrow Account amounts owed to any Parent Indemnitee within three (3) Business Days following the determination thereof. With respect to (v) above, Acquisition Sub shall be entitled, in accordance with Section 5.3(f), to issue sole written instructions to the Escrow Agent instructing the Escrow Agent to release from the Tax Escrow Account amounts owed to any Parent Indemnitee.

(b)	For purposes of determining the amount of Damages suffered or incurred as a result of a breach or inaccuracy of any representations and warranties, all qualifications of materiality or Material Adverse Effect shall be disregarded.

(c)	The representations, warranties and covenants in this Agreement and in any certificate delivered in connection herewith (in each case, as the same may be qualified by the disclosure schedules attached to this Agreement) shall in no event be affected by any investigation, inquiry or examination made for or on behalf of Parent, Acquisition Sub or their Affiliates, or the knowledge of their respective officers, directors, shareholders, employees or agents, or the acceptance by them of any certificate under this Agreement, and their rights to indemnification under this Article 10 shall in no way be diminished or otherwise affected by any such investigation, inquiry, examination or knowledge.

10.3	Procedures

(a)	The Parent Indemnitee seeking indemnification (the “Indemnified Party”) shall give prompt notice to the Shareholder Representative (the “Indemnifying Party”) of the assertion or commencement of any Claim in respect of which indemnity may be sought and will provide the Indemnifying Party such information with respect thereto that the Indemnifying Party may reasonably request. The failure to so notify the Indemnifying Party shall not diminish the right to set-off against the Earn-out Amount hereunder, except to the extent the Indemnifying Party demonstrates that the defense of the Claim is adversely prejudiced by the Indemnifying Party’s failure to give that notice.

(b)	If an Indemnified Party gives notice to the Indemnifying Party of any Claim asserted by any third party (“Third-Party Claim”), then the Indemnifying Party shall be entitled to participate in the defense of the Third-Party Claim and, to the extent that it wishes (unless (i) the Indemnifying Party is also a Person against whom the Third-Party Claim is made and the Indemnified Party determines in good faith that joint representation would be inappropriate or (ii) the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of its financial capacity to defend the Third-Party Claim and provide indemnification with respect to the Third-Party Claim), to assume the defense of the Third-Party Claim with counsel reasonably satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of the Third-Party Claim (and subject to the conditions set forth in the preceding sentence), the Indemnifying Party shall not, so long as it diligently conducts the defense, be liable to the Indemnified Party under this Article 10 for any fees of other counsel or any other expenses with respect to the defense of the Third-Party Claim, in each case subsequently incurred by the Indemnified Party in connection with the defense of the Third-Party Claim, other than reasonable costs of investigation. If the Indemnifying Party assumes the defense of a Third-Party Claim, then (A) such assumption will conclusively establish for purposes of this Article 10 that the claims made in that Third-Party Claim are within the scope of and subject to indemnification, and (B) no compromise or settlement of the Third-Party Claim may be effected by the Indemnifying Party without the Indemnified Party’s written consent unless (1) there is no finding or admission of any violation of Applicable Law or any violation of the rights of any Person; (2) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party (unless, in connection with such settlement, the Indemnified Party will be entitled to reduce the Earn-out Amount by the full amount of the Damages, in which case such consent shall not be unreasonably withheld, conditioned or delayed), and (3) the Indemnified Party shall have no liability with respect to any compromise or settlement of the Third-Party Claims effected without its written consent.

(c)	Notwithstanding the foregoing, if an Indemnified Party determines in good faith that there is a reasonable probability that a Third-Party Claim may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Article 10, then the Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise or settle the Third-Party Claim, but the Indemnifying Party will not be bound by any determination of any Third-Party Claim so defended for the purposes of this Article 10 or any compromise or settlement effected without its prior written consent (which may not be unreasonably withheld, delayed or conditioned).

(d)	With respect to any Third-Party Claim subject to indemnification under this Article 10: (i) both the Indemnified Party and the Indemnifying Party, as the case may be, shall keep the other Person reasonably informed of the status of the Third-Party Claim and any related proceedings at all stages thereof where the Person is not represented by its own counsel, and (ii) the Parties agree to render to each other assistance as they may reasonably require of each other and to cooperate in good faith with each other to ensure the proper and adequate defense of any Third-Party Claim.

(e)	With respect to any Third-Party Claim subject to indemnification under this Article 10, the parties agree to cooperate in a manner as to preserve in full (to the extent possible) the confidentiality of all confidential information and the attorney-client and work-product privileges. In connection therewith, each party agrees that: (i) it will use reasonable efforts, in respect of any Third-Party Claim in which it has assumed or participated in the defense, to avoid production of confidential information (consistent with applicable law and rules of procedure), and (ii) all communications between any party hereto and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

10.4	Limitation on Damages

The amount of any Damages which reduce the Earn-out Amount shall be net of any amounts actually recovered by the Indemnified Party under applicable insurance policies (net of any collection costs and any increase in insurance premiums resulting therefrom, which such increase shall be evidenced by reasonable documentation related thereto).

ARTICLE 11

GENERAL PROVISIONS

11.1	Third Party Beneficiaries

The terms and provisions of this Agreement are intended solely for the benefit of each Party hereto and, where applicable, the Shareholder Representative and the Parent Indemnitees and their respective successors or permitted assigns. It is not the intention of the Parties to confer any legal or equitable rights, and this Agreement does not confer any such rights, upon any other Person.

11.2	No Recourse

Other than as set forth in Article 10, this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, may only be made against the entities that are expressly identified as parties hereto, and no past, present or future affiliate, director, officer, employee, incorporator, member, manager, partner, shareholder, agent, attorney or representative of any Party hereto shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

11.3	Expenses

Except as otherwise provided in this Agreement, the Parties and the Shareholder Representative agree that all out-of-pocket third party transaction expenses, including financial advisory fees, legal fees, and regulatory filing fees, shall be paid by the Party (or the Shareholder Representative, as applicable) which incurred such expenses.

11.4	Notices

Any notice or other communication required or permitted to be given or made hereunder shall be in writing and shall be delivered personally or by courier (delivery confirmed) during normal business hours on a Business Day and left with a receptionist or other responsible employee at the relevant address set forth below or sent by facsimile (provided such transmission is confirmed):

(a)	if to Acquisition Sub and/or Parent or, following the Effective Date, to Target at:

Motricity, Inc. 601 108th Avenue NE Suite 800 Bellevue, WA 98004 U.S.A.

	Attention:	Ryan Wuerch, CEO
	E-Mail:	ryan.wuerch@motricity.com
	Facsimile:	425-957-6201

With copies (which shall not constitute notice) to:

Motricity, Inc. 601 108th Avenue NE Suite 800 Bellevue, WA 98004 U.S.A.

	Attention:	Richard Leigh, Senior Vice President and General Counsel
	E-Mail:	richard.leigh@motricity.com
	Facsimile:	425-957-6225

and

Kirkland & Ellis LLP 601 Lexington Avenue New York, NY 10022 U.S.A.

	Attention:	Mark Director, Partner and Michael Brosse, Partner
	E-Mail:	mark.director@kirkland.com and michael.brosse@kirkland.com
	Facsimile:	212-446-6400

(b)	if, prior to the Effective Date, to Target at:

Adenyo Inc. 130 Spadina Avenue Suite 606 Toronto, ON M5V 2L4 Canada

	Attention:	Tyler Nelson, Chief Executive Officer
	E-Mail:	tnelson@adenyo.com
Facsimile:

With a copy (which shall not constitute notice) to:

DLA Piper LLP (US) 2525 East Camelback Road, Suite 1000 Phoenix, Arizona 85016 U.S.A.

	Attention:	Gregory R. Hall, Partner
	E-Mail:	greg.hall@dlapiper.com
	Facsimile:	480-606-5528

(c)	If to the Shareholder Representative at:

25 Worthington Crescent Toronto, ON M6S 3P5 Canada

	Attention:	Michael Orr
	E-Mail:	mikeorr@rogers.com
Facsimile:

With a copy (which shall not constitute notice) to:

DLA Piper LLP (US) 2525 East Camelback Road, Suite 1000 Phoenix, AZ 85016 U.S.A.

	Attention:	Gregory R. Hall, Partner
	E-Mail:	greg.hall@dlapiper.com
	Facsimile:	480-606-5528

Any notice, demand or other communication so given shall be deemed to have been given or made and received on the day of delivery, if so delivered, and on the day of sending by facsimile (provided such day is a Business Day and is received by 4:00 p.m. (local time at the address of receipt) and, if not, on the first Business Day thereafter). Any Party and the Shareholder Representative may from time to time change its address for notice by notice to the other Parties given in the manner set out in this Section 11.4.

11.5	Severability

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the Parties shall negotiate in good faith to modify this Agreement to preserve each Party’s anticipated benefits under this Agreement.

11.6	Entire Agreement, Assignment; Governing Law; Jurisdiction

This Agreement (including all Exhibits and Schedules hereto) and the Plan of Arrangement, together with all other documents and instruments referred to herein and therein, constitute the entire agreement and supersede all other prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter hereof.

After the Effective Time, Acquisition Sub may assign all or any part of its rights under this Agreement to, and its obligations under this Agreement may be assumed by, an Affiliate of Acquisition Sub and Parent may assign all or any part of its rights under this Agreement to, and its obligations under this Agreement may be assumed by, any successor to Parent (whether by operation of law or otherwise), provided that if such assignment and/or assumption takes place, the assignor shall continue to be liable jointly and severally with such assignee for all of its obligations hereunder. Except as set forth in the immediately preceding sentence, neither this Agreement nor any of the rights, interest or obligations hereunder may be assigned by any Party hereto or the Shareholder Representative, in whole or in part (whether by operation of law or otherwise) without the prior written consent of the other Parties.

The law of the State of New York shall govern all questions concerning the construction, validity, interpretation and enforceability of this Agreement and the Schedules attached hereto, and the performance of the obligations imposed by this Agreement, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York; provided, that the provisions of this Agreement which Ontario law requires be governed thereby shall be governed in all respects, including validity, interpretation and effect, by the laws of the Province of Ontario and the laws of Canada applicable therein, without giving effect to the principles of conflict of laws thereof.

Each Party hereto and the Shareholder Representative irrevocably submits to the exclusive jurisdiction of the United States District Court located in Manhattan, New York, New York, United States, or if such court does not have jurisdiction, the courts of the State of New York located in Manhattan, New York, New York, United States, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the Parties hereto and the Shareholder Representative further agrees that service of any process, summons, notice or document to such Party’s (or the Shareholder Representative’s, as applicable) respective address set forth in Section 11.4 shall be effective service of process for any action, suit or proceeding in the State of New York with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the Parties hereto and the Shareholder Representative irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding set forth above arising out of this Agreement or the transactions contemplated hereby, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. The Parties hereto and the Shareholder Representative hereby irrevocably and unconditionally waive trial by jury in any legal action or proceeding relating to this Agreement or any other agreement entered into in connection therewith and for any counterclaim with respect thereto.

11.7	Specific Performance and Other Relief

Each of the Parties hereto and the Shareholder Representative recognizes and acknowledges that a breach by any Party (or by the Shareholder Representative) of any material obligations contained in this Agreement will cause another Party to sustain irreparable injury for which it would not have an adequate remedy at law for money damages. Accordingly, in the event of any breach or threatened breach of any material obligations contained in this Agreement, any aggrieved Party shall be entitled to the remedy of specific performance of such obligations and interlocutory, preliminary and permanent injunctive and other equitable relief (without posting a bond). Nothing in this Section 11.7 shall prevent a Party from seeking any other remedy to which it may be entitled, at law or in equity; provided, that no Party or the

Shareholder Representative shall be liable to another Party or the Shareholder Representative in respect of this Agreement for any lost profits or consequential, punitive, special or indirect damages.

11.8	Publicity

From and after the date hereof, including after termination of this Agreement, but terminating upon the Effective Date, no public release or announcement concerning the transactions contemplated hereby shall be issued by any Party or the Shareholder Representative without the prior written consent of each of Parent and Target (which consent shall not be unreasonably withheld or delayed), except that Parent may make any such release or announcement as may be required by Applicable Law or the rules or regulations of any United States or foreign securities exchange, in which case the Party required to make the release or announcement shall allow the other Parties reasonable time to comment on such release or announcement in advance of such issuance.

11.9	Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce more than one counterpart.

11.10	Waiver

No waiver by any Party of any of the provisions of this Agreement shall be effective unless explicitly set forth in writing and executed by the Party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, or a failure or delay by any Party in exercising any power, right or privilege under this Agreement shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants, or agreements contained herein, and in any documents delivered or to be delivered pursuant to this Agreement. The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

ARTICLE 12

SHAREHOLDER REPRESENTATIVE

12.1	Appointment and Expenses

The Shareholder Representative will be appointed as the sole representative of the Shareholders to act as the agent and on behalf of the Shareholders following the Effective Time regarding any matter relating to or under this Agreement, the Depositary Agreement and the Escrow Agreement, including for the purposes of: (i) making decisions with respect to the price adjustments under Sections 2.20 and 2.21; (ii) taking any and all actions that may be necessary or desirable, as determined by the Shareholder Representative, in its sole discretion, in connection with the amendment or waiver of any provision of this Agreement, the Depositary Agreement or the Escrow Agreement; and (iii) taking any and all actions that may be necessary or desirable, as determined by the Shareholder Representative, in its sole discretion, in connection with negotiating or entering into settlements and compromises of any claim for indemnification pursuant to Article 10 or any dispute regarding the price adjustments under Sections 2.20 and 2.21. As the representative of the Shareholders under this Agreement, the Depositary Agreement and the Escrow Agreement, the Shareholder Representative shall act as the agent for all Shareholders, shall have authority to bind each such Person, and Parent and Acquisition Sub may rely on such appointment and authority until the receipt of notice of the appointment of a successor upon two (2) Business Days’ prior written notice to Parent and Acquisition Sub. Parent and Acquisition Sub may conclusively rely upon, without independent verification or investigation, all decisions made by the Shareholder Representative in connection with this Agreement, the Depositary Agreement and the Escrow Agreement. The Shareholder Representative will be entitled to withdraw from the Representative Escrow Account in accordance with the Escrow Agreement amounts necessary to pay or reimburse for any Representative Expenses. Upon the expiration of the Escrow Agreement in accordance with its terms, the funds remaining in the Representative Escrow Account that shall not have been used to pay Representative Expenses (if any) shall be paid to the Depositary for payment to the Shareholders in accordance with the Plan of Arrangement. If the amounts in the Representative Escrow Account are insufficient to pay or reimburse the Shareholder Representative for the Representative Expenses, then the Shareholder Representative shall be entitled to receive an amount equal to the unpaid Representative Expenses out of amounts otherwise payable to the Shareholders under this Agreement or the Plan of Arrangement, and, prior to the release of funds to the Shareholders (or the Depositary on their behalf) from the Escrow Accounts, an amount equal to any shortfall in the Representatives Escrow Account will be deducted and paid over to the Shareholder Representative.

12.2	Liability

Except for fraud on its part, the Shareholder Representative shall have no liability to any other Shareholder or to Parent, Acquisition Sub or any Affiliates of Parent or Acquisition Sub for any action or omission by the Shareholder Representative on behalf of the other Shareholders.

12.3	Replacement

The Shareholder Representative shall not resign its position without the written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed); provided, that the Shareholder Representative may resign without the consent of Parent if at such time there are no amounts left in the Representative Escrow Account, the Shareholder Representative has given Parent at least ten (10) Business Days notice and additional funds have not been added to the Representative Escrow Account prior to the end of such ten (10) Business Days. Acquisition Sub, in its sole discretion, may elect to move funds from any Escrow Account to the Representative Escrow Account at any time upon the request of the Shareholder Representative, or may cause to be placed in the Representative Escrow Account additional funds. If Acquisition Sub causes to be placed in the Representative Escrow Account additional funds (other than from an Escrow Account), then Parent and Acquisition Sub shall be entitled to reduce, by the aggregate amount of such funds, any amounts payable to the Depositary or the Shareholders under this Agreement or the Plan of Arrangement. If the Shareholder Representative resigns, dies or becomes disabled and is unable to perform its duties under this Agreement, then the

Shareholders holding a majority of the Target Shares immediately prior to the Effective Time (other than Target Shares in respect of which Dissent Rights have been validly exercised in accordance with the Interim Order and the Plan of Arrangement) shall promptly appoint a replacement Shareholder Representative, and will promptly notify Parent of such replacement, including a duly executed acceptance from such replacement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.

SIGNATURE PAGE FOLLOWS.]

IN WITNESS WHEREOF, the Parties and the Shareholder Representative have executed this Agreement as of the date first written above.

ADENYO INC.

By:	/s/ Tyler Nelson
	Name:	Tyler Nelson
	Title:	CEO

MOTRICITY, INC

By:	/s/ Ryan Wuerch
	Name:	Ryan Wuerch
	Title:	CEO

7761520 CANADA INC.

By:	/s/ Ryan Wuerch
	Name:	Ryan Wuerch
	Title:	President

SHAREHOLDER REPRESENTATIVE:

/s/ Michael Orr
Name: Michael Orr

EXHIBIT A to Arrangement Agreement

FORM OF ARRANGEMENT RESOLUTION

BE IT RESOLVED AS A SPECIAL RESOLUTION THAT:

1. The arrangement (the “Arrangement”) under Section 192 of the Canada Business Corporations Act (the “CBCA”) involving Adenyo Inc. (“Adenyo”), all as more particularly described and set forth in the Management Proxy Circular (the “Circular”) of Adenyo dated [—], 2011, accompanying the notice of this meeting (as the Arrangement may be modified or amended), is hereby authorized, approved and adopted;

2. The plan of arrangement, as it may be or has been amended (the “Plan of Arrangement”), involving Adenyo and implementing the Arrangement, the full text of which is set out in Appendix [—] to the Circular (as the Plan of Arrangement may be, or may have been, modified or amended in accordance with its terms and with the terms of the Arrangement Agreement (as hereinafter defined)), is hereby approved and adopted;

3. The arrangement agreement (the “Arrangement Agreement”) between Adenyo, Motricity, Inc., 7761520 Canada Inc., and Michael Orr dated January 30, 2011, the actions of the directors of Adenyo in approving the Arrangement and the actions of the officers of Adenyo in executing and delivering the Arrangement Agreement and any amendments thereto are hereby ratified and approved;

4. Adenyo be and is hereby authorized to apply for a final order from the Ontario Superior Court of Justice to approve the Arrangement on the terms set forth in the Arrangement Agreement and the Plan of Arrangement (as they may be amended, modified or supplemented and as described in the Circular).

5. Notwithstanding that this resolution has been passed (and the Arrangement adopted) by the shareholders of Adenyo or that the Arrangement has been approved by the Ontario Superior Court of Justice, the directors of Adenyo are hereby authorized and empowered, without further notice to, or approval of, the securityholders of Adenyo:

(a)	to amend the Arrangement Agreement or the Plan of Arrangement to the extent permitted by the Arrangement Agreement or the Plan of Arrangement; or

(b)	subject to the terms of the Arrangement Agreement, not to proceed with the Arrangement.

6. Any officer or director of Adenyo is hereby authorized and directed for and on behalf of Adenyo to execute and deliver articles of arrangement and such other documents as are necessary or desirable to the Director under the CBCA in accordance with the Arrangement Agreement; and

7. Any officer or director of Adenyo is hereby authorized and directed for and on behalf of Adenyo to execute or cause to be executed and to deliver or cause to be delivered, all such other documents, agreements and instruments and to perform or cause to be performed all such other acts and things as in such person’s opinion may be necessary or desirable to give full effect to the foregoing resolutions and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of any such document, agreement or instrument or the doing of any such act or thing.

EXHIBIT B to Arrangement Agreement

PLAN OF ARRANGEMENT UNDER SECTION 192

OF THE CANADA BUSINESS CORPORATIONS ACT

ARTICLE 1

INTERPRETATION

1.1	Definitions

In this Plan of Arrangement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

“Acquisition Sub” means 7761520 Canada Inc., a corporation incorporated pursuant to the federal laws of Canada and a wholly-owned direct or indirect subsidiary of Parent;

“Additional Aggregate Initial Consideration” means the additional consideration, if any, finally determined to be payable by Acquisition Sub to the holders of Target Shares immediately prior to the Effective Time (not including any Target Shares in respect of which Dissent Rights have been validly exercised in accordance with the Interim Order and the Plan of Arrangement) pursuant to Section 2.21(c) of the Arrangement Agreement;

“Aggregate Cash Consideration” means an amount of the Aggregate Initial Consideration equal to a minimum of (when taken together with the Escrow Amounts and the Representative Escrow Amount) one-half of the amount in clause (1) of the definition of Aggregate Initial Consideration and a maximum of the entire amount in clause (1) of the definition of Aggregate Initial Consideration, as determined by Acquisition Sub (by written notice to Target delivered at least one Business Day prior to the Special Meeting and, if no such election is delivered, then the Aggregate Cash Consideration (when taken together with the Escrow Amounts and the Representative Escrow Amount) shall equal one-half of the amount in clause (1) of the definition of Aggregate Initial Consideration);

“Aggregate Initial Consideration” means (1)(a) $100,000,000, as adjusted pursuant to Section 2.21(a) of the Arrangement Agreement, multiplied by (b) the Dissent Fraction, minus (2) the Escrow Amounts and the Representative Escrow Amount;

“Aggregate Share Consideration” means a number of shares of Common Stock equal to (a) an amount equal to the Aggregate Initial Consideration minus the Aggregate Cash Consideration, divided by (b) the Effective Price;

“Applicable Law” means, with respect to any Person, property, transaction, event or other matter, any domestic or foreign federal, national, state, provincial or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to the Person, property, transaction, event or other matter;

“Arrangement” means the arrangement under section 192 of the CBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations thereto made in accordance with Section 9.4 of the Arrangement Agreement or this

Plan of Arrangement or made at the direction of the Court in the Final Order with the consent of Target and Acquisition Sub, each acting reasonably and in good faith;

“Arrangement Agreement” means the arrangement agreement dated January 30, 2011 among Acquisition Sub, Target, Parent and Shareholder Representative, including the Schedules and Exhibits thereto, as the same may be amended, supplemented or otherwise modified from time to time in accordance with its terms;

“Arrangement Resolution” means the special resolution of the Shareholders to approve the Arrangement Agreement and this Plan of Arrangement to be considered at the Special Meeting, to be substantially in the form and content of Exhibit A to the Arrangement Agreement;

“Articles” means the articles of incorporation of Target and any amendments thereto made prior to the Effective Time;

“Articles of Arrangement” means the articles of arrangement of Target in respect of the Arrangement, required by the CBCA to be sent to the Director after the Final Order is made by the Court, which shall be in form and content satisfactory to Target and Acquisition Sub, each acting reasonably and in good faith;

“Business Day” means any day other than a Saturday, a Sunday, or any other day on which commercial banks in New York City, New York are authorized or required to close on which Schedule I Canadian chartered banks are open for business in Toronto;

“Cash Consideration” means an amount of cash equal to the Aggregate Cash Consideration divided by the aggregate number of Target Shares immediately prior to the Effective Time (not including any Target Shares in respect of which Dissent Rights have been validly exercised in accordance with the Interim Order and the Plan of Arrangement);

“Cash Earn-out Amount” means the portion of the Earn-out Amount that is elected by Acquisition Sub to be paid in cash;

“CBCA” means the Canada Business Corporations Act;

“Certificate of Arrangement” means the certificate of arrangement to be issued by the Director pursuant to subsection 192(7) of the CBCA in respect of the Articles of Arrangement;

“Circular” means the proxy, notice of the Special Meeting and accompanying management proxy circular, including all schedules, appendices and exhibits thereto, to be sent to the holders of Target Shares as of the Record Date in connection with the Special Meeting, as amended, supplemented or otherwise modified from time to time;

“Closing Price” means the average of the closing prices per share of Common Stock on The NASDAQ Global Select Market (as reported in The Wall Street Journal or, if not reported thereby, any other mutually agreed authoritative source), on the ten (10) consecutive trading days ending on the second trading day prior to the Effective Date;

“Common Stock” means the Common Stock of Parent, par value $0.001 per share;

“Court” means the Ontario Superior Court of Justice (Commercial List);

“Depositary” means Computershare Investor Services Inc. (or an affiliate thereof located in Canada), or such other Person located in Canada as the parties to the Arrangement Agreement may mutually agree), in its capacity as depositary for the Arrangement;

“Director” means the Director appointed pursuant to section 260 of the CBCA;

“Dissent Fraction” means a fraction, the numerator of which is the aggregate number of Target Shares immediately prior to the Effective Time (not including any Target Shares in respect of which Dissent Rights have been validly exercised in accordance with the Interim Order and the Plan of Arrangement) and the denominator of which is the aggregate number of Target Shares (including any Target Shares in respect of which Dissent Rights have been validly exercised in accordance with the Interim Order and the Plan of Arrangement) immediately prior to the Effective Time;

“Dissent Rights” has the meaning ascribed thereto in Section 3.1;

“Dissenting Shareholder” means a Shareholder that, in connection with the Arrangement Resolution, has duly exercised its Dissent Rights and has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights, but only in respect of Target Shares in respect of which Dissents Rights are validly exercised by such Shareholder;

“Earn-out Amount” means the amount finally determined to be payable by Acquisition Sub to the holders of Target Shares immediately prior to the Effective Time (not including any Target Shares in respect of which Dissent Rights have been validly exercised in accordance with the Interim Order and the Plan of Arrangement) pursuant to Section 2.14 and Section 2.15 of the Arrangement Agreement, provided, that such amount may be reduced by the amount of Damages, if any, incurred or suffered by any Parent Indemnitee pursuant to the terms and conditions set forth in Article 10 of the Arrangement Agreement;

“Earn-out Final Determination Date” means the date on which the final amount of the Earn-out Amount has been determined in accordance with Section 2.15(a) of the Arrangement Agreement;

“Effective Date” means the date shown on the certificate of arrangement giving effect to the Arrangement;

“Effective Date Statements Final Determination Date” means the date on which the Final Effective Date Net Working Capital and Final Effective Date Indebtedness are finally determined;

“Effective Price” means the Closing Price if the Closing Price is between $14.98 and $22.48 per share. If the Closing Price is above $22.48 per share, then the Effective Price shall be fixed at $22.48 per share. If the Closing Price is below $14.98 per share, then the Effective Price shall be fixed at $14.98 per share;

“Effective Time” means 12:01 a.m. Eastern Time on the Effective Date;

“Encumbrance” means any mortgage, trust, lien, pledge, charge, security interest, restriction, claim, easement, encroachment, leasehold estate, defect of title, trust or deemed trust, encumbrance, right to use or acquire, ownership interest, action, charge or right of claim, demand, restriction or other right of a third party or other encumbrance of any nature or any right or privilege capable of becoming any of the foregoing, in each case whether registered or unregistered;

“Escrow Agent” means JPMorgan Chase Bank, National Association, Toronto Branch, or such other Person located in Canada as the parties to the Arrangement Agreement may mutually agree, as escrow agent;

“Escrow Agreement” means an escrow agreement, in form and substance reasonably acceptable to Target and Acquisition Sub, for the Escrow Agent to hold in escrow the Escrow Indemnity Amount, the Escrow Tax Amount and the Representative Escrow Amount;

“Escrow Amounts” means, collectively, the Escrow Indemnity Amount and the Escrow Tax Amount, and “Escrow Amount” means any of them individually;

“Escrow Indemnity Amount” means $5,500,000; provided, that such amount may be increased to $7,500,000 at the Effective Date in accordance with Section 5.3(e) and Schedule 5.3(e) of the Arrangement Agreement;

“Escrow Tax Amount” means $14,000,000; provided, that such amount may be reduced to $0 at the Effective Date in accordance with Section 5.3(f) of the Arrangement Agreement;

“Final Order” means the final order of the Court to be made in accordance with Section 2.6 of the Arrangement Agreement, in a form acceptable to Target and Acquisition Sub, each acting reasonably and in good faith, approving the Arrangement as such order may be amended by the Court (with the consent of both Target and Acquisition Sub, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is acceptable to both Target and Acquisition Sub, each acting reasonably) on appeal;

“Governmental Authority” means (a) any national, multinational, federal, provincial, territorial, regional, state, municipal or local government or governmental or public department; (b) any central bank, court, tribunal, arbitrator or board of arbitration, commission, commissioner, board, bureau, agency, ministry or instrumentality, domestic or foreign; (c) any subdivision or authority of any of the foregoing; or (d) any quasi-governmental or private body duly authorized under Applicable Law to exercise any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

“Indemnity Escrow Account” means a segregated interest-bearing account established by the Escrow Agent to hold the Escrow Indemnity Amount;

“Interim Order” means the interim order of the Court to be made in accordance with Section 2.2 of the Arrangement Agreement in a form acceptable to Target, Acquisition Sub and Parent, each acting reasonably and in good faith, providing for, among other things, the calling and holding of the Special Meeting, as the same may be amended by the Court with the consent of Target and Acquisition Sub, each acting reasonably and in good faith;

“Letter of Transmittal” means the letter of transmittal delivered by Target to Shareholders as of the Record Date in connection with the Arrangement, in the form accompanying the Circular;

“Parent” means Motricity, Inc.;

“Person” includes any individual, firm, partnership, joint venture, venture capital fund, association, trust, trustee, executor, administrator, legal personal representative, estate, group, company, corporation, limited liability company, unincorporated association or organization, Governmental Authority, syndicate or other entity, whether or not having legal status;

“Per Share Additional Consideration Amount” means the amount resulting from dividing (a) the Additional Aggregate Initial Consideration by (b) the aggregate number of Target Shares immediately before the Effective Time (not including any Target Shares in respect of which Dissent Rights have been validly exercised in accordance with the Plan of Arrangement);

“Per Share Consideration” means the sum of (a) the Cash Consideration, (b) the Share Consideration, (c) the Per Share Earn-out Amount, if any, (d) the Per Share Additional Consideration Amount, if any, and (e) the Per Share Escrow Amounts;

“Per Share Earn-out Amount” means the amount resulting from dividing (a) the Earn-out Amount, if any, by (b) the aggregate number of Target Shares immediately before the Effective Time (not including any Target Shares in respect of which Dissent Rights have been validly exercised in accordance with Interim Order and the Plan of Arrangement), subject (to the extent applicable) to rounding in accordance with Section 4.1(k);

“Per Share Escrow Indemnity Amount” means the amount resulting from dividing (a) the amount of the Escrow Indemnity Amount payable, by (b) the aggregate number of Target Shares immediately before the Effective Time (not including any Target Shares in respect of which Dissent Rights have been validly exercised in accordance with the Interim Order and the Plan of Arrangement);

“Per Share Escrow Tax Amount” means the amount resulting from dividing (a) the amount of the Escrow Tax Amount, by (b) the aggregate number of Target Shares immediately before the Effective Time (not including any Target Shares in respect of which Dissent Rights have been validly exercised in accordance with the Plan of Arrangement);

“Per Share Escrow Amounts” means, collectively, the Per Share Escrow Tax Amount, the Per Share Escrow Indemnity Amount and the Per Share Representative Escrow Amount;

“Per Share Representative Escrow Amount” means the amount resulting from dividing (a) the amount of the Representative Escrow Amount, by (b) the aggregate number of Target Shares immediately before the Effective Time (not including any Target Shares in respect of which Dissent Rights have been validly exercised in accordance with the Interim Order and the Plan of Arrangement);

“Plan of Arrangement” means this plan of arrangement proposed under Section 192 of the CBCA, and any amendments or variations thereto made in accordance with Section 9.4 of the Arrangement Agreement or this Plan of Arrangement or made at the direction of the Court in the Final Order with the consent of Target and Acquisition Sub, each acting reasonably;

“Record Date” means the record date fixed pursuant to the Interim Order for purposes of determining those Shareholders entitled to receive notice of, and vote at, the Special Meeting;

“Representative Escrow Account” means a segregated interest-bearing account established by the Escrow Agent to hold the Representative Escrow Amount;

“Representative Escrow Amount” means $500,000;

“Representative Expenses” has the meaning set forth in the Arrangement Agreement;

“Section 3(a)(10) Exemption” has the meaning set forth in the Arrangement Agreement;

“Share Consideration” means a number of shares of Common Stock equal to the Aggregate Share Consideration divided by the aggregate number of Target Shares immediately prior to the Effective Time (not including any Target Shares in respect of which Dissent Rights have been validly exercised in accordance with the Interim Order and the Plan of Arrangement);

“Shareholders” means all Persons who are registered holders of Target Shares immediately prior to the Effective Time;

“Special Meeting” means the special meeting of the Shareholders as of the Record Date to be called and held in order to consider and, if thought appropriate, approve the Arrangement Resolution;

“Target” means Adenyo Inc., a corporation existing under the laws of Canada;

“Target Shares” means all of the issued and outstanding shares in the capital of Target immediately prior to the Effective Time;

“Tax Act” means the Income Tax Act (Canada); and

“Tax Indemnity Account” means a segregated interest-bearing account established by the Escrow Agent to hold the Tax Indemnity Amount.

Capitalized terms used but not defined herein shall have the meanings given to them in the Arrangement Agreement.

1.2	Certain Rules of Interpretation

In this Plan of Arrangement:

(a)	Currency - All references in this Plan of Arrangement to sums of money are expressed in lawful money of the United States and “$” refers to United States dollars.

(b)	Headings - Headings of Articles and Sections are inserted for convenience of reference only and shall not affect the construction or interpretation of this Plan of Arrangement.

(c)	Including - Where the word “including” or “includes” is used in this Plan of Arrangement, it means “including (or includes) without limitation”.

(d)	Number and Gender - Unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

(e)	Statutory References - A reference to a statute includes all rules and regulations made pursuant to such statute and, unless otherwise specified, the provisions of any statute or regulation or rule which amends, supplements or supersedes any such statute or any such regulation or rule.

(f)	Date of Any Action - Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day.

(g)	Time - Time shall be of the essence in every matter or action contemplated hereunder. All times expressed herein or in the Letter of Transmittal are local times (Toronto, Ontario, Canada) unless otherwise stipulated herein or therein.

ARTICLE 2

ARRANGEMENT

2.1	Plan of Arrangement

This Plan of Arrangement constitutes an arrangement as referred to in Section 192 of the CBCA and is made pursuant to, and is subject to, the provisions of the Arrangement Agreement.

2.2	Binding Effect

This Plan of Arrangement and the Arrangement will become effective at, and be binding at and after, the Effective Time on (a) Target, (b) Parent, (c) Acquisition Sub, (d) all Shareholders (including Dissenting Shareholders), (e) all holders of options, warrants, rights, agreements, understandings or claims to acquire shares in the capital of Target, (f) all holders of any other rights, agreements, understandings or claims to acquire securities of Target, in each case without any further act or formality required on the part of any person, except as expressly provided herein, (g) the registrar and transfer agent of the Target Shares, and (h) the Depositary.

2.3	Arrangement

At the Effective Time, the following shall occur and shall be deemed to occur in the following order without any further authorization, act or formality:

(a)	each Target Share (other than Target Shares in respect of which a Shareholder has validly exercised Dissent Rights) shall be directly transferred and assigned by the Shareholders to Acquisition Sub (free and clear of any Encumbrances) in consideration for the Per Share Consideration, payable or deliverable in accordance with Article 4 of this Plan of Arrangement and as provided under the terms and conditions of the Arrangement Agreement and, where applicable, the Escrow Agreement;

(b)	each Target Share in respect of which a Shareholder has validly exercised Dissent Rights shall be directly transferred and assigned by such Shareholder to Acquisition Sub (free and clear of any Encumbrances) in accordance with Article 3; and

(c)	with respect to each Target Share transferred and assigned in accordance with Subsection 2.3(a) or Subsection 2.3(b):

(i)	the registered holder thereof shall cease to be the registered holder of such Target Share and the name of such registered holder shall be removed as of the Effective Time from the register maintained by Target in respect of the Target Shares;

(ii)	any certificate representing such Target Share registered in the name of the registered holder thereof shall be deemed to have been cancelled as of the Effective Time;

(iii)	the registered and beneficial holder thereof shall be deemed to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to transfer and assign such Target Share in accordance with Subsection 2.3(a) or Subsection 2.3(b), as applicable; and

(iv)	Acquisition Sub shall be recorded as the registered holder of such Target Share so transferred and assigned and shall be deemed to be the legal and beneficial owner of such Target Shares free and clear of any Encumbrances;

provided that none of the foregoing will occur or will be deemed to occur unless all of the foregoing occurs.

2.4	Letter of Transmittal

The Target shall forward or cause to be forwarded to each Shareholder as of the Record Date, at the address of such holder as it appears on the register by or on behalf of the Target in respect of the holders of Target Shares, the Letter of Transmittal and instructions for obtaining delivery of the Per Share Consideration payable to such holder following the Effective Date pursuant to this Plan of Arrangement.

ARTICLE 3

RIGHTS OF DISSENT

3.1	Rights of Dissent

Registered holders of Target Shares may exercise rights of dissent with respect to such shares pursuant to and in the manner set forth in Section 190 of the CBCA and this Section 3.1 (the “Dissent Rights”) in connection with the Arrangement, as the same may be modified by the Interim Order or the Final Order; provided that, notwithstanding Subsection 190(5) of the CBCA, the written objection to the Arrangement Resolution referred to in Subsection 190(5) of the CBCA must be received by Target not later than 5:00 p.m. (Toronto time) on the second Business Day preceding the Special Meeting. Registered holders of Target Shares who duly exercise such Dissent Rights and who:

(a)

are ultimately determined to be entitled to be paid fair value for their Target Shares, and who are paid such fair value, shall be deemed to have transferred such Target Shares as of the Effective Time, without any further act or formality and free and clear of all Encumbrances, to Acquisition Sub in exchange for a debt claim against Acquisition Sub in an amount equal to the fair value of such Target Shares; or

(b)	are ultimately determined not to be entitled, for any reason, to be paid fair value for their Target Shares, shall be deemed to have participated in the Arrangement on the same basis as Shareholders that are not Dissenting Shareholders.

For greater certainty, in no case shall Target, Acquisition Sub, Parent, the Depositary or any other Person be required to recognize a Dissenting Shareholder as a holder of Target Shares in respect of which Dissent Rights have been validly exercised after the Effective Time, and the names of such Dissenting Shareholders shall be removed from the registers of holders of Target Shares in respect of which Dissent Rights have been validly exercised at the Effective Time and Acquisition Sub shall be recorded as the holder of the Target Shares so transferred and shall be deemed the legal and beneficial owner thereof free and clear of any Encumbrances.

3.2	Dissent Right Availability

A Shareholder is not entitled to exercise Dissent Rights with respect to Target Shares: (a) if such Shareholder or its proxy votes in favour of the Arrangement Resolution; or (b) unless such Shareholder is the holder of record of such Target Shares. In addition to any other restrictions under section 190 of the CBCA, none of the following shall be entitled to exercise Dissent Rights: (a) holders of the Target Options and (b) holders of the Target Warrants.

ARTICLE 4

CERTIFICATES AND PAYMENTS

4.1	Payment of Per Share Consideration

(a)	Aggregate Initial Consideration. On the Effective Date, prior to the filing of the Articles of Arrangement with the Director in accordance with the terms of the Arrangement Agreement, Acquisition Sub shall deliver, or cause to be delivered, to the Depositary, in trust for the benefit of Shareholders, and subject to the terms of this Plan of Arrangement, the Aggregate Initial Consideration (as adjusted pursuant to Section 2.21 of the Arrangement Agreement) which shall consist of (a) sufficient funds to pay the Aggregate Cash Consideration and (b) sufficient shares of Common Stock to pay the Aggregate Share Consideration, if any, for distribution by the Depositary to Shareholders subject to, and in accordance with the provisions of, Section 4.1(d). The Aggregate Cash Consideration shall be paid by certified cheque, bank draft, wire transfer or other means of immediately available funds. The distribution, offer, sale and issuance of the Aggregate Share Consideration: (i) shall be exempt from the prospectus and registration requirements of applicable Canadian securities laws either by virtue of exemptive relief from the securities regulatory authorities of each of the provinces of Canada or by virtue of applicable exemptions under Canadian securities laws; and (ii) shall not require registration under (i) the Securities Act pursuant to the Section 3(a)(10) Exemption or (ii) any state securities laws.

(b)

Additional Aggregate Initial Consideration. If Additional Aggregate Initial Consideration is payable pursuant to Section 2.21(b) of the Arrangement Agreement, then Acquisition Sub shall promptly, and in any event no later than five (5) Business Days following the Effective Date Statements Final Determination Date, deliver, or cause to be delivered, to the Depositary, in trust for the benefit of Shareholders, by certified cheque, bank draft, wire transfer or other means of immediately available funds the Additional Aggregate Initial Consideration, for distribution by the Depositary to Shareholders subject to, and in accordance with the provisions of, Section 4.1(d). If there is a net reduction in the Aggregate Initial Consideration as determined pursuant to Section 2.21(b) of the Arrangement Agreement, then Acquisition Sub shall promptly, but no later than five (5) days after following the Effective Date Statements Final Determination Date, receive from the Indemnification Escrow Account an amount equal to such net reduction, in immediately available funds by wire transfer to an account of Acquisition Sub pursuant to the terms and conditions set forth in the Arrangement Agreement.

(c)	Earn-out Amount. If an Earn-out Amount has been earned pursuant to Section 2.14 and Section 2.15 of the Arrangement Agreement, Acquisition Sub shall, within five (5) Business Days following the Earn-out Final Determination Date, pay or deliver, or cause to be paid or delivered, to the Depositary, in trust for the benefit of Shareholders, the Earn-out Amount (as the same may be reduced as set forth in Article 10 of the Arrangement Agreement) which shall consist of (a) sufficient funds to pay the Cash Earn-out Amount, if any, and (b) sufficient Shares of Common Stock to satisfy the Share Earn-out Amount, if any, for distribution by the Depositary to Shareholders subject to, and in accordance with the provisions of, Section 4.1(d). The Cash Earn-out Amount, if any, shall be paid by certified cheque, bank draft, wire transfer or other means of immediately available funds. The distribution, offer, sale and issuance of any shares of Common Stock pursuant to this subsection: (i) shall be exempt from the prospectus and registration requirements of applicable Canadian securities laws either by virtue of exemptive relief from the securities regulatory authorities of each of the provinces of Canada or by virtue of applicable exemptions under Canadian securities laws; and (ii) shall not require registration under (i) the Securities Act pursuant to the Section 3(a)(10) Exemption or (ii) any state securities laws.

(d)

Escrow Tax Amount. If Acquisition Sub and Shareholder Representative execute and deliver a joint direction to the Escrow Agent to release all or a portion of the Escrow Tax Amount from the Tax Indemnity Account in accordance with Section 5.3(f) of the Arrangement Agreement and the terms and conditions of Escrow Agreement, such amount shall be delivered to the Depositary, in trust for the benefit of Shareholders, for distribution by the Depositary to Shareholders subject to, and in accordance with the provisions of, Section 4.1(h). Any amounts payable pursuant to this Section 4.1(d) shall be paid by certified cheque, bank draft, wire transfer or other means of immediately available funds. Any portion of the Escrow Tax Amount not delivered and payable as set out in this Section 4.1(d) shall be payable to Acquisition Sub and will be delivered to it by the Escrow Agent in immediately available funds by wire transfer to an account of Acquisition Sub pursuant to the terms and conditions set forth in the Arrangement Agreement and the Escrow Agreement. The provisions of this subsection shall apply in each instance where the Depositary received funds from the Tax

Indemnity Account pursuant to the Arrangement Agreement. Any amount of the Escrow Tax Amount released or paid to Acquisition Sub pursuant this Section 4.1(d) and pursuant to the Arrangement Agreement and the Escrow Agreement shall represent a reduction in the consideration payable by Acquisition Sub to the holders of Target Shares (other than Target Shares in respect of which a Shareholder has validly exercised Dissent Rights), and the Per Share Consideration received by each of them shall be reduced accordingly.

(e)	Escrow Indemnity Amount. Any portion of the Escrow Indemnity Amount not payable and delivered to Acquisition Sub pursuant to Sections 2.21 or 10.2 of the Arrangement Agreement and the terms and conditions of the Escrow Agreement shall be delivered to the Depositary in accordance with Section 10.2 of the Arrangement Agreement, in trust for the benefit of Shareholders for distribution by the Depositary to Shareholders subject to, and in accordance with the provisions of, Section 4.1(h). Any amounts payable pursuant to this Section 4.1(e) shall be paid by certified cheque, bank draft, wire transfer or other means of immediately available funds. The provisions of this subsection shall apply in each instance where the Depositary received funds from the Escrow Indemnity Account pursuant to the Arrangement Agreement. Any amount of the Escrow Indemnity Amount released or paid to Acquisition Sub pursuant this Section 4.1(e) and pursuant to the Arrangement Agreement and the Escrow Agreement shall represent a reduction in the consideration payable by Acquisition Sub to the holders of Target Shares (other than Target Shares in respect of which a Shareholder has validly exercised Dissent Rights), and the Per Share Consideration received by each of them shall be reduced accordingly.

(f)	Representative Escrow Amount. In accordance with Section 12.1 of the Arrangement Agreement, upon the expiration of the Escrow Agreement in accordance with its terms, the funds remaining in the Representative Escrow Account that shall not have been used to pay Representative Expenses, if any, shall be delivered to the Depositary, in trust for the benefit of Shareholders for distribution by the Depositary to Shareholders subject to, and in accordance with the provisions of, Section 4.1(h). Any amounts payable pursuant to this Section 4.1(f) shall be paid by certified cheque, bank draft, wire transfer or other means of immediately available funds. Any amount of the Representative Escrow Account released or paid to the Shareholder Representative pursuant to this Section 4.1(f) and pursuant to the Arrangement Agreement and the Escrow Agreement shall represent a reduction in the consideration payable by Acquisition Sub to the holders of Target Shares (other than Target Shares in respect of which a Shareholder has validly exercised Dissent Rights), and the Per Share Consideration received by each of them shall be reduced accordingly.

(g)

Procedure for Payment of Per Share Consideration. Upon surrender by a Shareholder (other than a Dissenting Shareholder who is ultimately determined to be entitled to be paid fair value, and who is paid such fair value, for its Target Shares) to the Depositary of a duly completed and executed Letter of Transmittal and such additional documents and instruments as the Depositary may reasonably require (including, where applicable, surrender for cancellation of any certificate which immediately prior to the Effective Time represented outstanding Target

Shares or the materials required under Section 4.2 below), such Shareholder surrendering such duly completed and executed Letter of Transmittal shall be entitled to receive, and the Depositary shall deliver to such Shareholder, the Per Share Consideration which such Shareholder has the right to receive under this Plan of Arrangement for each Target Share registered in the name of such Shareholder immediately prior to the Effective Time on the register maintained by Target, less any amounts (if any) withheld pursuant to Section 4.3. The aggregate Per Share Consideration to which a Shareholder is entitled pursuant to this Plan of Arrangement shall be, and shall for all purposes be deemed to be, satisfied

(i)	by the delivery by the Depositary to such Shareholder in respect of each Target Share held by such Shareholder:

(A)	following receipt by the Depositary of all documents and instruments required to be delivered to the Depositary by such Shareholder pursuant to this Section 4.1(g), of such Shareholder’s Cash Consideration and Share Consideration;

(B)	as soon as practicable following the Depositary’s receipt of any funds pursuant to Section 4.1(b), of such Shareholder’s Per Share Additional Consideration Amount, if any;

(C)	as soon as practicable following the Depositary’s receipt of any funds or shares of Common Stock pursuant to Section 4.1(c), of such Shareholder’s Per Share Earn-out Amount, if any; and

(ii)	by delivery by Acquisition Sub to the Escrow Agent of such Shareholder’s Per Share Escrow Amounts,

in each case, less any amounts withheld pursuant to Section 4.3.

(h)	Procedure for Release of Escrow Amounts to Shareholders. As provided under the Arrangement Agreement and the Escrow Agreement,

(i)	as soon as practicable following the Depositary’s receipt of any funds pursuant to Section 4.1(d), the Depositary shall release to each Shareholder in respect of each Target Share held by such Shareholder, a portion of such Shareholder’s Per Share Escrow Tax Amount, having regard to the portion of the Escrow Tax Amount that has been delivered to the Depositary as provided under the Arrangement Agreement and the Escrow Agreement;

(ii)	as soon as practicable following the Depositary’s receipt of any funds pursuant to Section 4.1(e), the Depositary shall release to each Shareholder in respect of each Target Share held by such Shareholder, a portion of such Shareholder’s Per Share Escrow Indemnity Amount, having regard to the portion of the Escrow Indemnity Amount that has been delivered to the Depositary as provided under the Arrangement Agreement and the Escrow Agreement; and

(iii)	as soon as practicable following the Depositary’s receipt of any funds pursuant to Section 4.1(f), the Depositary shall release to each Shareholder in respect of each Target Share held by such Shareholder, a portion of such Shareholder’s Per Share Representative Escrow Amount, having regard to the portion of the Representative Escrow Amount that has been delivered to the Depositary as provided under the Arrangement Agreement and the Escrow Agreement, in each case, less any amounts withheld pursuant to Section 4.3.

(i)	Certificates. Until surrendered as contemplated by this Section 4.1, any certificate that immediately prior to the Effective Time represented Target Shares shall be deemed after the Effective Time to represent only the right to receive upon such surrender the Per Share Consideration in respect of each Target Share represented by such certificate as contemplated in this Section 4.1, less any amounts withheld pursuant to Section 4.3. Any such certificate formerly representing Target Shares not duly surrendered on or before the sixth anniversary of the Effective Date shall cease to represent a claim by or interest of any former holder of Target Shares of any kind or nature against or in Target or Acquisition Sub (or any successor), shall be deemed to have been surrendered to Acquisition Sub and shall be cancelled.

(j)	Forfeit of Payment. Any payment made by way of cheque by the Depositary pursuant to this Plan of Arrangement that has not been deposited or has been returned to the Depositary or that otherwise remains unclaimed, in each case, on or before the sixth anniversary of the Effective Date, and any right or claim to payment hereunder that remains outstanding on the sixth anniversary of the Effective Date shall cease to represent a right or claim of any kind or nature and the right of the holder to receive the Per Share Consideration for any Target Share pursuant to this Plan of Arrangement shall terminate and be deemed to be surrendered and forfeited to Acquisition Sub or any successor (solely to the extent unclaimed prior to such date), for no consideration. None of Target, Acquisition Sub or the Depositary (or any of their respective successors or assigns) or their respective officers and directors shall be liable to any Person in respect of any cash or property delivered to a public official pursuant to any abandoned property, escheat or similar Applicable Law.

(k)	No Further Consideration. No holder of Target Shares shall be entitled to receive any consideration with respect to such Target Shares other than the cash payment(s) or shares of Common Stock, if any, to which such holder is entitled in accordance with Section 2.3 and this Section 4.1 (or, in the case of Dissenting Shareholders, in accordance with Section 3.1) and, for greater certainty, no such holder shall be entitled to receive any interest, dividends, premium or other payment in connection therewith, other than any dividends declared but unpaid as at the Effective Time.

(l)	No Fractional Shares. No fraction of a share of Common Stock shall be issued in connection with the Plan of Arrangement, and each fractional share thereof shall be rounded to the nearest whole number.

4.2	Lost Certificates

In the event any certificate which immediately prior to the Effective Time represented one or more outstanding Target Shares that were transferred pursuant to Section 2.3 shall have been lost, stolen or destroyed, upon receipt of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Depositary shall issue in exchange for such lost, stolen or destroyed certificate, Per Share Consideration deliverable in accordance with such holder’s Letter of Transmittal and the provisions of this Plan of Arrangement. When authorizing such payment in exchange for any lost, stolen or destroyed certificate, the Person to whom such Per Share Consideration is to be delivered shall as a condition precedent to the delivery of such Per Share Consideration, give a bond satisfactory to Target, Acquisition Sub, the Depositary and any successors thereto in such sum as Acquisition Sub may direct, or otherwise indemnify Acquisition Sub and Target in a manner satisfactory to Acquisition Sub and Target, against any claim that may be made against Acquisition Sub and Target with respect to the certificate alleged to have been lost, stolen or destroyed.

4.3	Withholding Rights

Target, Acquisition Sub, Parent, the Depositary and any of their respective successors shall be entitled to deduct and withhold from any amounts payable to any Person pursuant to the Plan of Arrangement, or on the payment to Dissenting Shareholders of the fair value of their Target Shares, such amounts as Target, Acquisition Sub, Parent, the Depositary or any of their respective successors are required or permitted to deduct or withhold with respect to such consideration under the Tax Act or any other Applicable Law or under the administrative practice of the Governmental Authority administering such law, and any amounts so deducted or withheld shall be deemed to have been paid to such Person. In any case where property other than cash is subject to withholding, such property may be disposed of by the Person liable to make the withholding in order to fund such liability.

ARTICLE 5

AMENDMENTS

5.1	Amendments to Plan of Arrangement

(a)	Target may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Date, provided that each such amendment, modification and/or supplement must be:

(i)	set out in writing;

(ii)	consented to in advance by Acquisition Sub and Parent;

(iii)	filed with the Court and, if made following the Special Meeting, approved by the Court; and

(iv)	communicated to Shareholders if and as required by the Court.

(b)

Any amendment, modification or supplement to this Plan of Arrangement may be proposed by Target at any time prior to the Special Meeting (provided that Acquisition Sub and Parent shall have consented thereto in advance) with or without any other prior notice or communication, and if so proposed and accepted by the Persons voting at the Special Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

(c)	Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Special Meeting shall be effective only if:

(i)	it is consented to by each of Target, Acquisition Sub and Parent (in each case, acting reasonably); and

(ii)	if required by the Court, it is consented to by Shareholders voting in the manner directed by the Court.

ARTICLE 6

FURTHER ASSURANCES

6.1	Further Assurances

Notwithstanding that the transactions and events set out herein shall occur and be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the parties to the Arrangement Agreement shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order to further document or evidence any of the transactions or events set out herein.

6.2	Paramountcy

From and after the Effective Time:

(a)	this Plan of Arrangement shall take precedence and priority over any and all rights related to Target Shares issued prior to the Effective Time;

(b)	the rights and obligations of the holders of Target Shares, the Target, the Parent, Acquisition Sub, the Depositary, and any trustee and transfer agent therefor, and any other person having any right, title or interest in or to the Target Shares, shall be solely as provided for in this Plan of Arrangement; and

(c)	all actions, causes of action, claims or proceedings (actual or contingent and whether or not previously asserted) against Target, Acquisition Sub or any of their respective affiliates based on or in any way relating to the Target Shares, Target Options, Target Warrants or any other options, warrants, rights, agreements, understandings or claims to acquire Target Shares or other securities of Target shall be deemed to have been settled, compromised, released and determined without liability except as set forth herein.

EXHIBIT C to Arrangement Agreement

ADJUSTMENTS TO US GAAP

The adjustments from US GAAP as applied by Parent to IFRS that will be permitted to be made to Revenue are:

•	any portion of the carriers fees from PSMS transactions that are not included as revenue under US GAAP and Target would have recorded such fees as revenue and cost of sales under IFRS.

The adjustments from US GAAP as applied by Parent to IFRS that will be permitted to be made to EBITDA are:

•

Adjust revenue and cost of sales equally to reflect an adjustment to include any portion of the carrier fees from PSMS transactions that Target would have recorded as revenue and cost of sales under IFRS to the extent such amounts have not been included as revenue under US GAAP

•	Adjust to reflect capitalized software development cost up to Target’s 2011 forecasted amount of $XXX

EXHIBIT D to Arrangement Agreement

FORM OF THE LOCK-UP AGREEMENT

Motricity, Inc.

Lock-Up Agreement

                    , 2011

Motricity, Inc.

601 108th Avenue Northeast

Suite 800

Bellevue, WA 98004

Re:	Motricity, Inc. - Lock-Up Agreement

Ladies and Gentlemen:

The undersigned expects to receive approximately [        ] shares (the “Shares”) of Common Stock, par value $0.001 per share (the “Common Stock”), of Motricity, Inc. (the “Company”) pursuant to an Arrangement Agreement dated as of January [    ], 2011, by and among Adenyo, Inc., the Company and the other parties thereto (the “Arrangement Agreement”), in connection with the closing of the transactions on the Effective Date (as defined in the Arrangement Agreement). Any shares of Common Stock which may be acquired by the undersigned in connection with the Earn-out Amount (as defined in the Arrangement Agreement) are not subject to this Lock-Up Agreement.

In consideration of good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the undersigned agrees that, during the period specified in the following paragraph (the “Lock-Up Period”), the undersigned will not offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any of the Shares, except that one-third of the Shares shall not be subject to this Lock-Up Agreement. The foregoing restriction is expressly agreed to preclude the undersigned from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Shares even if such Shares would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the Shares or with respect to any security that includes, relates to, or derives any significant part of its value from such Shares.

The Lock-Up Period will commence on the date of this Lock-Up Agreement and continue for 45 days after the Effective Date with respect to one-third of the Shares and for 90 days after the Effective Date with respect to one-third of the Shares.

Notwithstanding the foregoing, the undersigned may transfer the Shares (i) as a bona fide gift or gifts or pursuant to a will or under the laws of intestacy, (ii) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, provided that any such transfer shall not involve a disposition for value, or (iii) with the prior written consent of the Company; provided that in the case of any transfer pursuant to clauses (i) or (ii), each transferee shall agree to be bound in writing by the restrictions set forth herein and provided, further, that the undersigned provides at least two business days’ prior written notice to the Company if the undersigned or the recipient is required to file a report under Section 16 of the Securities Exchange Act of 1934, as amended, reporting a reduction in beneficial ownership of Common Stock during the restricted period described above. For purposes of this Lock-Up Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin. The undersigned now has, and, except as contemplated by clauses (i) through (iii) above, for the duration of this Lock-Up Agreement will have, good and marketable title to the Shares (to the extent they remain subject to the restrictions under this Lock-Up Agreement), free and clear of all liens, encumbrances, and claims whatsoever. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the Shares except in compliance with the foregoing restrictions.

The undersigned understands that the Company is relying upon this Lock-Up Agreement in proceeding toward consummation of the transactions contemplated by the Arrangement Agreement. The undersigned further understands that this Lock-Up Agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors, and assigns.

This Lock-Up Agreement shall be governed by and construed in accordance with the laws of the State of New York.

[Signature page follows]

Very truly yours,

Exact Name of Shareholder

Authorized Signature

Title